Exhibit 1

Profit Announcement

For the six months ended 31 March 2006

Incorporating the requirements of Appendix 4D

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Interim Profit Announcement 2006

Revenues from ordinary activities(1),(2)	up	9.7%	to	$4,563	m
Profit from ordinary activities after tax attributable to equity holders(2)	up	16.5%	to	$1,469	m

Net profit for the period attributable to equity holders(2)	up	16.5%	to	$1,469	m

Dividend Distributions (cents per share)	Amount per security	Franked amount per security
Interim Dividend	56	56

Record date for determining entitlements to the dividend	7 June 2006 (Sydney)
	6 June 2006 (New York)

(1) Comprises interest income, interest expense and non-interest income.

(2) All comparisons with the six months ended 31 March 2005.

In this announcement references to ‘Westpac’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

1. PRESS RELEASE

Westpac delivers record cash earnings, up 12%

•                  Net profit up 16% to $1,469 million.

•                  Cash earnings per share up 12% to 82 cents.

•                  Interim dividend 56 cents, fully franked, up 14%.

•                  Return on equity (cash basis) 23%.

•                  Economic profit up 16% to $1,129 million.

•                  Revenue up 10%.

•                  Expense to income ratio 47%, an improvement of 300 basis points.

All comparisons are with 2005 interim result, as reported on an A-IFRS basis.

Interim Profit Result

Westpac Banking Corporation today announced a record net profit of $1,469 million for the six months ended 31 March 2006, up 16%. Cash earnings were up 12%, to a record $1,511 million.

Westpac also announced an interim dividend of 56 cents, up 14% on the six months ended 31 March 2005.

Westpac Chief Executive Officer, David Morgan, said: “This is a strong and credible performance with Westpac once again delivering double digit earnings growth.

“The benefits of our well grounded and robust strategy of focusing on our core markets of Australia, New Zealand and the Pacific are showing through.

“The strength and consistency of our results over a number of years shows that we have created a resilient bank that is delivering for all stakeholders, while successfully meeting the growing competitive challenges head on.

“Our investment in sales and customer systems, as well as improved back-office infrastructure, provides the building blocks for Westpac’s continued growth. These investments will see more jobs created in customer serving areas, with around 500 new front-line employees already added over the past year.

“Business growth was robust, while maintaining disciplines in terms of margin management, asset quality and cost controls. Asset quality remains sound, with impaired assets at historically low levels,” he said.

Business Unit Performance

“Our diverse and well balanced portfolio of businesses remains a key strength in continuing to deliver high quality results. BT’s result is a standout and momentum has been restored in Business and Consumer Banking. Westpac Institutional Bank’s underlying performance was also strong. However, Westpac New Zealand’s performance was impacted by the slowing economy,” Dr Morgan said.

Key business unit results include:

•                  Australian Business and Consumer Banking (BCB) delivered a 12% increase in cash earnings BCB has seen solid volume growth across key portfolios, with lending growing 11%, while containing expense growth to just 2%. Credit card growth has been a highlight with growth of 14% for the year and 20% annualised in the latest half;

•                  Westpac Institutional Bank’s (WIB) cash earnings were impacted by the run off in New Zealand structured finance transactions. Excluding these structured finance impacts, cash earnings were up 26%. Financial markets performance was particularly strong with foreign exchange earnings up 30%. WIB continues to be number one lead bank for Australian corporations, with transactional banking revenues up 9% to $83 million;

•                  New Zealand retail banking and wealth management cash earnings were up 4%. Total lending grew a solid 13% and deposits were up 8%, however this growth was offset by a 25 basis point decline in margins; and

•                  BT Financial Group cash earnings were up a strong 20%, with funds under administration growing an impressive 27%. Wrap and corporate superannuation volumes continue to be stand-outs, growing 43% and 28% respectively. Importantly, the targeting of Westpac’s customer base has seen sales volumes within the advice business improve 21%.

Outlook

Commenting on the outlook, Dr Morgan said: “Westpac’s financial position is in excellent shape. The increase in the dividend reflects the strength of the result and confidence in our future.

“Importantly, the overall economic and operating environment remains favourable, despite the challenges of rising oil prices, a softer outlook for the New Zealand economy and increased competition.

“While recognising these short-term challenges, we continue to manage Westpac for the long-term, focusing on sustainable profitable growth and returns, and building a resilient company.

“The engagement of our employees around clear long-term vision and strong values has developed a team of highly motivated and focused people, with a great ability to get the job done. This is a people driven result.

“With Westpac’s franchise in great shape, we are confident that we will continue to deliver strong outcomes for shareholders,” Dr Morgan said.

This page is left blank intentionally

2 RESULTS AT A GLANCE	Interim Profit Announcement 2006

2.1                               EARNINGS(1)

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Net interest income	2,860	2,702	2,557	6	12
Non-interest income	1,703	1,850	1,604	(8)	6
Net operating income	4,563	4,552	4,161	0	10
Operating expenses	(2,135)	(2,088)	(2,071)	(2)	(3)
Underlying performance	2,428	2,464	2,090	(1)	16
Impairment losses on loans	(185)	(179)	(203)	(3)	9
Profit from ordinary activities before income tax	2,243	2,285	1,887	(2)	19
Income tax expense	(749)	(683)	(540)	(10)	(39)
Net profit	1,494	1,602	1,347	(7)	11
Net profit attributable to outside equity interests	(25)	(165)	(86)	85	71
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	1,469	1,437	1,261	2	16
Treasury shares	12	12	20	—	(40)
Distribution on other equity instruments	—	26	23	(100)	(100)
TPS revaluations	30	(15)	40	large	(25)
Cash earnings	1,511	1,460	1,344	3	12

2.1.1                   KEY FINANCIAL DATA - EARNINGS

	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06		% Mov’t Mar 05- Mar 06
Shareholder value
Cash earnings per ordinary share (cents)	81.7	78.5	73.0	4		12
Earnings per ordinary share (cents)	79.7	78.9	69.9	1		14
Economic profit ($m)	1,129	1,059	974	7		16
Weighted average ordinary shares (millions) - Statutory(2)	1,844	1,854	1,836	(1)		0
Weighted average ordinary shares (millions) - Underlying(2)	1,849	1,860	1,842	(1)		0
Fully franked dividends per ordinary share (cents)	56	51	49	10		14
Dividend payout ratio - cash earnings (%)	68.5	65.0	67.1	350	bps	140	bps
Net tangible assets per ordinary share ($)	5.78	5.69	5.31	2		9

Productivity and efficiency
Expense to income ratio (%)	46.8	45.9	49.8	(90	bps)	300	bps
Total banking expense to income ratio (%)	46.1	44.8	48.7	(130	bps)	260	bps
Full-time equivalent employees (FTE)	26,932	27,138	26,890	(1)		0

Business Performance
Interest spread (%)(3)	2.01	1.99	1.98	2	bps	3	bps
Interest margin (%)(3)	2.40	2.45	2.44	(5	bps)	(4	bps)
Average interest earning assets ($m)	243,692	225,885	221,676	8		10

Notes explained on page 6.

2.2                               SUMMARY BALANCE SHEET

$m	31 March 2006	30 Sept 2005	31 March 2005	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Assets
Cash	2,211	1,845	2,038	20	8
Due from other financial institutions	17,449	15,363	14,984	14	16
Trading assets, financial assets and available-for-sale securities	19,692	14,462	15,584	36	26
Derivative financial instruments	14,656	9,944	10,859	47	35
Loans and acceptances	215,475	202,922	196,989	6	9
Life insurance assets	14,743	13,595	12,553	8	17
Other assets	7,653	8,132	7,751	(6)	(1)
Total assets	291,879	266,263	260,758	10	12
Liabilities
Due to other financial institutions	12,256	10,654	8,137	15	51
Deposits	153,891	149,252	145,607	3	6
Trading liabilities and other financial liabilities	9,036	3,154	3,326	186	172
Derivative financial instruments	12,389	10,514	11,162	18	11
Debt issues	63,153	48,754	49,984	30	26
Acceptances	—	4,864	5,127	(100)	(100)
Life insurance policy liabilities	13,655	11,717	11,250	17	21
Loan capital	6,375	4,214	4,762	51	34
Other liabilities	6,482	6,247	5,548	4	17
Total liabilities	277,237	249,370	244,903	11	13
Equity
Equity attributable to equity holders of WBC	13,478	13,561	12,196	(1)	11
Minority interests	1,164	3,332	3,659	(65)	(68)
Total equity	14,642	16,893	15,855	(13)	(8)

2.2.1                   KEY FINANCIAL DATA - BALANCE SHEET

	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05 Mar 06		% Mov’t Mar 05 Mar 06
Profitability and capital adequacy
Return on average ordinary equity	22.3%	22.4%	21.0%	(10	bps)	130	bps
Cash earnings to average ordinary equity	23.0%	22.3%	22.0%	70	bps	100	bps
Total capital ratio	9.7%	9.7%	10.0%	(30	bps)
Tier 1 capital ratio	6.8%	7.2%	7.1%	(40	bps)	(30	bps)
Adjusted common equity to risk weighted assets (ACE)	5.1%	5.4%	5.2%	(30	bps)	(10	bps)
Risk weighted assets ($m)	181,823	170,369	162,038	7		12
Total committed exposures ($m)	342,030	320,183	308,206	7		11
Average ordinary equity ($m)	13,186	13,043	12,258	1		8
Average total equity ($m)	14,468	16,284	16,033	(11)		(10)

Asset quality
Net impaired assets to equity and collectively assessed provisions (2005: general provision)	1.5%	1.6%	2.2%	10	bps	70	bps
Individually assessed provisions (2005: specific provision) to total impaired assets	49.0%	40.7%	42.5%	large		large
Collectively assessed provisions (2005: general provision) to non-housing loans and acceptances	1.0%	1.5%	1.4%	(50	bps)	(40	bps)
Total provisions to risk weighted assets(4)	0.8%	1.0%	1.1%	(20	bps)	(30	bps)
Total provisions to gross loans and acceptances(4)	0.6%	0.8%	0.9%	(20	bps)	(30	bps)
Impairment losses on loans to average loans and acceptances annualised (basis points)	17	18	21	1	bps	4	bps
Net impairment losses on loans written off to average gross loans and acceptances annualised (basis points)	9	19	14	10	bps	5	bps

Notes explained on page 6.

2.3                               EXTENDED PERFORMANCE SCORECARD(5)

Human Capital

Strategic Objectives:

•                  Positively impact the employee component of the Service-Value Chain;

•                  Improve employee attraction;

•                  Improve retention and commitment; and

•                  Reduce workplace costs

Indicator	2002	2003	2004	2005	Trend
Employee turnover (total)	19%	16%	17%	16%	üâ
Employee commitment	65%	65%	68%	69%	üá
(% employees reporting a positive score)
Lost Time Injury Frequency Rate	12	7	7	6	üâ
(Injuries per one million hours worked)

Service Capital

Strategic Objectives:

•                  Positively impact the customer component of the Service-Value Chain;

•                  Improve customer experience;

•                  Improve retention and loyalty; and

•                  Increase share of wallet

Indicator	2002		2003		2004		2005		Trend
Customer satisfaction (Aust) - Consumer	64%		66%		69%		72	%(6)	üá
Source: Roy Morgan Research
Customer satisfaction (Aust) - Business	58%		60%		64%		67	%(6)	üá
Source: TNS
Lead Bank (Aust) - Institutional Bank	40		42		44		47		üá
(Index Score)
Source: Peter Lee
Customer satisfaction (NZ) - Consumer	50	%(6)	53	%(6)	55	%(6)	58	%(6)	üá
Source: ACNielsen
Complaints resolution rates - Average	75%		78%		81%		83%		üá
(% complaints resolved within 5 days)

Social & Environmental Capital

Strategic Objectives:

•                  Improve social licence to operate;

•                  Reduce regulatory and operational costs;

•                  Improve operational efficiency; and

•                  Improve reputational capital

Indicator	2002		2003		2004		2005		Trend
Community contributions (Aust $m)	$30	m	$37	m	$42	m	$44	m	üá
Greenhouse gas emissions	138,000		137,200		136,400		124,500		üâ
(Equivalent tonnes of CO2 emissions)
Paper consumption	12,000		9,300		9,500		10,100		✗á
(Sheets/person)

Notes explained on page 6.

Notes to sections 2.1, 2.2 and 2.3

1      We consider cash earnings a more appropriate measure of financial performance than net profit after tax. It adjusts the reported results for material items to ensure they appropriately reflect cash flows normally available to ordinary shareholders. These include:

•        Earnings on Westpac shares held by Westpac (Treasury shares) which are not permitted to be recognised as income under A-IFRS accounting standards but are reversed in deriving cash earnings to ensure there is no impact on cash flows available to ordinary shareholders;

•        The impacts of hedges relating to those hybrid instruments classified as outside equity instruments, where the hybrid instrument itself is not fair valued. These are added back in deriving cash earnings as they do not affect cash flows available to ordinary shareholders; and

•        For prior comparative periods, distributions on New Zealand Class shares classified in outside equity interests. These distributions are added back in deriving cash earnings as it is considered that New Zealand Class shareholders had the same rights as ordinary shareholders.

2      Weighted Average Ordinary Shares - adjusts for the impact of shares held by Westpac (Treasury shares) following the introduction of A-IFRS. The “weighted average ordinary shares - underlying”, which is used to calculate cash earnings per share, reverses the impact of Treasury shares, consistent with our basis for determining cash earnings, which also reverses this impact.

3      Net interest spread and margins are calculated on net interest income adjusted for tax equivalent gross up of $57 million in the six months to 31 March 2006, $78 million in the six months to 30 September 2005 and $136 million in the six months to 31 March 2005. We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations. In the presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer section 5.5, Note 3 Average Balance Sheet and Interest Rates, for a reconciliation of net interest income used in the calculation of net interest spread and net interest margins.

4      Includes an estimated additional capital adjustment of $112 million (pre-tax) above A-IFRS provisioning levels. The estimate has been established as at 1 October 2005, although for regulatory purposes, it will not apply as a capital deduction until the transition date of 1 July 2006. We believe the estimate would not be materially different at 31 March 2006. See section 3.4 Capital and Dividends for further discussion of capital impacts.

5      Year to 30 September, Australian indicator unless otherwise stated.

6      Year to 31 December.

3 REVIEW OF GROUP OPERATIONS	Interim Profit Announcement 2006

3.1                               SUMMARY

Basis of Reporting

These financial results are presented on an Australian International Financial Reporting Standards (A-IFRS) basis for the first time. The majority of these A-IFRS standards require comparative results to be restated. However exemptions are available for certain standards, principally AASB 132, AASB 139 and certain insurance standards, and these have been applied prospectively from 1 October 2005. As a result these prospective standards only impact the current period results.

In assessing overall Group performance, the announcement focuses on reported cash earnings as we believe this approach is the most appropriate. Cash earnings is the most effective measure of cash generated for ordinary shareholders and will be calculated as net profit after tax after adjusting for: the impact of Treasury shares; New Zealand Class shares distributions; and fair value changes on derivatives that hedge Westpac’s hybrid equity instruments for which hedge accounting treatment under A-IFRS is unavailable.

The impact on current period cash earnings, of standards that apply from 1 October 2005, has only a minor impact on cash earnings with the exception of the one item (fair value of financial assets that were previously classified as Investment securities and held at historic amortised cost(1) that will be ongoing and that has been identified separately. However, the impact of these standards on the composition of operating income and impaired losses on loans is significant, and reconciling data will be provided in both the Group and Business unit analyses.

2006 First Half Earnings

Key features of our result for the six months ended 31 March 2006 compared to the six months ended 31 March 2005 include:

•                  Cash earnings up 12%;

•                  Cash earnings per share up 12%;

•                  Cash return on average ordinary equity increased to 23%;

•                  Reported operating income up 10%;

•                  Net interest margin down 4 basis points;

•                  Underlying performance up 16%;

•                  Group expense to income ratio down to 47%;

•                  Impaired assets declined by $200 million to $471 million;

•                  Stressed loans to total commitments ratio down 5 basis points to 73 basis points; and

•                  Capital generation of over $11 billion for the 12 months to 31 March 2006 (capital ratios remained above target ranges, even after the $1 billion share buy-back in December 2005).

(1)                                  Under A-IFRS, Westpac has elected to hold certain investment grade securities and associated credit derivatives at fair value with movements taken to the profit and loss account now and in the future. As this approach is now part of the accounting framework and the profit/loss on these securities reflects returns available to shareholders, we have decided that adjusting for these items would be inappropriate. Reported income includes $27 million fair valuation gains (refer page 42 for further details).

In the six months ended 31 March 2006, Westpac delivered another very solid performance, with cash earnings increasing 12% over the six months ended 31 March 2005 to $1,511 million. The net profit result of $1,469 million was also strong, representing a 16% increase on the six months ended 31 March 2005 and a 2% increase on the six months ended 30 September 2005. Given this result and the strong capital and franking position, the Directors have decided to declare a fully franked interim dividend of 56 cents per ordinary share, a 14% increase over the 2005 interim dividend and a 10% increase on the 30 September 2005 dividend. The increase in the dividend has raised the pay-out ratio to 69% up from 67% on the six months ended 31 March 2005.

Supporting Westpac’s performance has been improving loan growth especially in Australian consumer banking; disciplined expense management; and a continuing benign bad debt environment. This performance has been achieved despite an easing in margins and a significant lift in the income tax expense, principally from the run-off of the New Zealand structured finance transactions, and additional tax provisions booked in recognition of the estimated impact of more onerous interpretations by tax authorities globally.

The result also reflects our resilience with the Group continuing to generate double digit returns and a return on equity in excess of 20%, despite being subject to increasingly competitive operating conditions.

Across our business units, results were impacted by external and one-off factors BTFG produced another outstanding performance, with cash earnings increasing 20% on the six months ended 31 March 2005. Business and Consumer Banking also delivered a solid performance with cash earnings up 12%. The results from Westpac Institutional Bank (WIB) were impacted by the run-off of New Zealand structured finance transactions and cash earnings declined 1%. New Zealand’s contribution rose 4% with the more competitive operating environment limiting earnings growth in the period.

Cash earnings increased 3% over the six months ended 30 September 2005. However, the six months to September 2005 included a number of one-off factors impacting earnings including sale of JDV ($13 million); change in mortgage broker commission amortisation ($5 million); and property sales ($6 million). Adjusting for these items and $10 million in property sales in the current half, cash earnings increased by 5%.

Economic Profit and Cash ROE

The quality of the interim result for shareholders is also reflected in the improvement in economic profit over the period by 16% Economic profit increased ahead of cash earnings growth due to the Group’s more efficient capital structure following the completion of a $1 billion buy-back in December 2005. In addition, the franking credits distributed from the increased dividend further added to economic profit by releasing additional value to shareholders.

(1)       Cash earnings Return on Ordinary Equity (ROE) is the return delivered to ordinary shareholders. Under A-IFRS, this is calculated by dividing cash earnings by average ordinary equity.Under previous AGAAP, this was calculated by dividing cash earnings by average adjusted ordinary equity, adjusted for the average balance of accumulated amortised goodwill and the average estimated final dividend net of the estimated dividend reinvestment. Additionally, the cost of capital used in deriving economic profit has decreased from 11.6% to 10.5% for the six months ended 31 March 2006, reflecting lower risk free interest rates and a decline in Westpac’s Beta. We have not restated comparatives prior to 2005 for the change in methodology.

(2)       Reported cash earnings adjusted for non-recurring significant items.

Business Unit Summary

Business unit highlights include:

•                  Business and Consumer Banking (BCB), responsible for our Australian retail and small and medium sized business operations, restored its balance sheet growth momentum and delivered a solid performance in the six months ended 31 March 2006, with cash earnings increasing 12%. BCB delivered 11% loan growth, although the tougher competitive environment and the impact of growth in lower spread deposit products has seen margin contraction towards the upper end of long term trends. A major contributor to the performance has been the moderate expense growth despite a significant investment in front line personnel.

•                  Performance from Westpac’s Institutional Bank (WIB) was lower over the period given the run off in New Zealand structured finance transactions. Excluding the structured finance business, WIB recorded an uplift in cash earnings of 26% on 31 March 2005 supported by an improved financial markets performance and continued growth in transaction banking, leveraging off our number one lead bank position in this segment. The division also benefited from the positive revaluation of certain financial assets.

•                  Lending and deposit growth in New Zealand has been solid, however a tougher operating environment and continued mortgage migration from floating to lower spread fixed rate loans has contributed to a significant decline in margins and weaker operating income. Cash earnings increased 4% in NZD terms.

•                  BTFG delivered another excellent performance in the six months ended 31 March 2006, with a 20% rise in cash earnings seeing the division contributing 11% to the Group’s performance up from 8% just three years earlier. Above market growth in funds under administration and corporate superannuation have been key drivers of the performance, on a foundation of favourable market conditions. Other divisions within BTFG, including insurance, margin lending and discount broking all lifted their contribution.

•                  Pacific Banking continues to be a valuable contributor to the Group with cash earnings increasing by 24%.

•                  The Group business unit generated $17 million in cash earnings, a contribution significantly higher than the period ended 31 March 2005. Cash earnings were stronger principally due to continuing solid returns from Group Treasury which more than offset the increase in tax provisions.

(1)       The Group Business Unit segment includes the results of Group Treasury and the Corporate Centre, as well as certain accounting entries to facilitate the presentation of the performance of our operating businesses.

3.2                               REVIEW OF EARNINGS

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Net interest income	2,860	2,702	2,557	6	12
Non-interest income	1,703	1,850	1,604	(8)	6
Net operating income	4,563	4,552	4,161	0	10
Operating expenses	(2,135)	(2,088)	(2,071)	(2)	(3)
Underlying performance	2,428	2,464	2,090	(1)	16
Impairment losses on loans	(185)	(179)	(203)	(3)	9
Profit fromordinary activities before income tax	2,243	2,285	1,887	(2)	19
Income tax expense	(749)	(683)	(540)	(10)	(39)
Net profit	1,494	1,602	1,347	(7)	11
Net profit attributable to outside equity interests	(25)	(165)	(86)	85	71
Net profit attributable to equity holders of WBC	1,469	1,437	1,261	2	16
Treasury shares	12	12	20	—	(40)
Distribution of other equity instruments	—	26	23	(100)	(100)
TPS revaluations	30	(15)	40	large	(25)
Cash earnings	1,511	1,460	1,344	3	12

3.2.1                     Net operating income

Reported operating income was up $402 million (10%) on the six months ended 31 March 2005 and unchanged on the six months ended 30 September 2005. Adjusting for the impacts of both the accounting standards under A-IFRS which apply prospectively from 1 October 2005, together with other accounting reclassifications between components of earnings, net operating income was up 11% on the six months ended 31 March 2005 and 5% on 30 September 2005.

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Reported net operating income	4,563	4,552	4,161	—	10
Less adjustments:	—	—	—	—	—
AASB 132/139 adjustments(1)	68	100	100
Accounting reclassifications(1)	(2)	(140)	4	99	(150)
Adjusted net operating income	4,629	4,412	4,165	5	11

3.2.2                     Net interest income

Reported net interest income rose by $303 million (12%) on the six months ended 31 March 2005, with solid asset growth and only modest margin contraction. However, $65 million of the increase in net interest income was due to the introduction of AASB 132 and AASB 139. Adjusting for the impact of these standards, net interest income increased by 9%. This increase was generated by an 8% rise in adjusted average interest earning assets and a 5 basis points decline in margins. Margins on a reported basis declined 4 basis points.

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Reported net interest income	2,860	2,702	2,557	6	12
Less adjustments:
AASB 132/139 adjustments(1)	(65)	—	—	(100)	(100)
Adjusted net interest income	2,795	2,702	2,557	3	9

(1)                                  Adjustments disclosed in section 9.1 Half Year Earnings Reconciliation

Loans and Acceptances

Absolute growth in loans and acceptances, adjusting for A-IFRS and exchange rate impacts was 10%(1).

Most of this growth was sourced from our retail operations and was clearly skewed to the six months ended 31 March 2006 with two thirds of annual growth recorded in the latest half.

Net Loans(2)

$m	As at 31 March 2006	As at 30 Sept 2005	As at 31 March 2005	% Mov’t Sept 05-Mar 06	% Mov’t Mar 05- Mar 06
Business Unit
Business and Consumer Banking	155,406	146,444	139,899	6	11
Consumer (Australia)	113,206	106,701	101,828	6	11
Housing	105,014	99,214	94,489	6	11
Personal (loans and cards)	8,192	7,487	7,339	9	12
Business (incl. equip. finance)	40,324	38,456	36,776	5	10
Other	1,876	1,287	1,295	46	45
Westpac Institutional Bank	26,897	24,054	26,708	12	1
New Zealand(3) (NZ$)	34,387	32,271	30,305	7	13
BT Financial Group	2,996	2,728	2,408	10	24
Pacific Banking	1,048	901	821	16	28

Group
Net loans	215,475	202,922	196,989	6	9

In Australia, growth in net loans and acceptances increased 12% which compares to system credit growth of 14%4 for the same period, leading to a 30 basis point contraction in market share. The decline in share was experienced predominantly in the six months to September 2005 Since then, Westpac has reclaimed market share with 7% growth, which is in line with system.

WIB’s overall loan growth has been impacted by the run-off of over $3 billion in NZ structured finance transactions in June 2005. Excluding these transactions growth was 15% over the year, and 12% over 30 September 2005.

In our New Zealand retail operations, loan growth increased 15% in NZD terms over the prior year, in line with New Zealand private credit sector growth(5). Housing lending in that market continued to be strong, increasing 13% while business lending growth has eased from its highs of 2005, increasing by 12%.

Margin lending in BTFG has continued to record strong growth, well ahead of system. While starting from a low base, this business is a valuable contributor to growth.

(1)       Comprises net loan growth of 9% plus 1% impact of AASB 132 and AASB 139 (a $690 million increase in loans and acceptances at 31 March 2006) and exchange rate impacts on offshore assets.

(2)       Net loans and acceptances. Includes $4,864 million of acceptances at 30 September 2005 and $5,127 million as at 31 March 2005 For 31 March 2006, acceptances are classified as loans as required under A-IFRS.

(3)       New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(4)       System growth at 14% (source: RBA 12 months to March 2006).

(5)       Private sector growth at 13% (source: RBNZ 12 months to February 2006).

Deposits

The repositioning of our deposit product suite has seen the Group continue to increase its retail deposit base in line with overall system growth. In Australia, most of the growth in retail has been directed to our high interest online savings account Max-i Direct.

Growth in transaction accounts has been more modest, although this masks significant switching within this category as customers migrate into our flat-fee transaction account, Westpac One.

In New Zealand, the launch of our on-line savings account has been the major contributor to deposit growth, with balances growing in line with system at 8%(1).

Deposits

$m	As at 31 March 2006	As at 30 Sept 2005	As at 31 March 2005	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Business Unit
Business and Consumer Banking	87,027	84,345	78,702	3	11
Consumer	44,724	42,885	40,474	4	11
Business	27,196	25,776	24,350	6	12
Working Capital	12,723	13,407	11,746	(5)	8
Other	2,384	2,277	2,132	5	12
Westpac Institutional Bank	5,971	6,288	8,002	(5)	(25)
New Zealand(2)(NZ$)	20,787	19,936	19,271	4	8
Pacific Banking	1,327	1,195	1,120	11	18
Other(3)	41,809	39,297	40,060	6	4

Group
Total Deposits	153,891	149,252	145,607	3	6

(1)       Source: RBNZ 12 months to February 2006.

(2)       New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(3)       Includes Treasury short term wholesale funding.

Margins

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net Interest Income	2,860	2,702	2,557	6		12
Tax equivalent gross-up	57	78	136	(27)		(58)
Net Interest Income - grossed up	2,917	2,780	2,693	5		8
Average Interest Earning Assets	243,692	225,885	221,676	8		10
Interest margin (%)	2.40%	2.45%	2.44%	(5	bps)	(4	bps)

				Adjusted	% Mov’t		% Mov’t
AASB 132/139 Adjustments	Half Year	A-IFRS(1)		Half Year	Sept 05-		Mar 05-
$m	March 06	Adjustments		March 06	Mar 06		Mar 06
Net Interest Income	2,860	(65)		2,795	3		9
Tax equivalent gross-up	57	—		57	(27)		(58)
Net Interest Income - grossed up	2,917	(65)		2,852	3		6
Average Interest Earning Assets	243,692	(3,992	)(3)	239,700	6		8
Interest margin (%)	2.40%	(0.01)%		2.39%	(6	bps)	(5	bps)

Overall margins across the group were 4 basis points lower at 2.40% compared to reported margins for the six months ended 31 March 2005. Adjusting for the impacts of A-IFRS (1 basis point), margins were 5 basis points lower.

Key movements causing the 5 basis point reduction in interest margins on an adjusted basis are:

•      Overall asset/liability spreads decreased by 1 basis point reflecting lower spreads across most lending products, although this impact was mitigated by higher spreads on traditional consumer and business deposit products.

•      A 9 basis point decrease due to mix impacts. The major driver was the significant growth of the new Max-i Direct deposit product in the consumer and business segments at the expense of the higher spread traditional deposit accounts within BCB (7 basis points), together with the flow on impact of the switch in the NZ housing mortgage market from variable rate to lower margin fixed rates (1 basis point).

(1)  Adjustments disclosed in section 9.1 Half Year Earnings Reconciliation.

(2)  Other reflects impacts of Structured Finance, Financial Markets, Pacific Banking, BTFG and Group Business Units.

(3)  Major AASB 132 and AASB 139 adjustments to average interest earning assets related to the reclassification of the portion of acceptances previous classified as non-interest bearing.

•      A 5 basis point increase from the combined effects of changes in earnings composition in our Financial Markets business and higher treasury earnings together with other minor impacts.

The underlying decline remains in line with our medium term expectations of 5-10 basis points per annum.

First Half 2006 - Second Half 2005

Our reported margin decline was 5 basis points for the six months ended 30 September 2005. Adjusting for the impacts of A-IFRS, the margin decline was 6 basis points.

The margin decline driven by core margin earning businesses is consistent in the first half 2006 when compared to second half 2005.

Key movements were:

•      Asset and liability spread (1 basis point decline);

•      Asset and liability mix impacts, from the switching between deposit products in BCB (3 basis points), and from the switching between variable and fixed rate mortgages in New Zealand as they work their way through the portfolio (less than 1 basis point); and

•      In addition, compositional change in Treasury’s earnings (1 basis point) and the impact of the share buy-back on free funds as well as other minor impacts (1 basis point) reduced margins compared to the six months ended 30 September 2005.

3.2.3       Non-interest income

Reported non-interest income increased $99 million (6%) on the six months ended 31 March 2005. After excluding the impact of A-IFRS adjustments and accounting reclassifications, non-interest income was $1,834 million, up 14% on the six months ended 31 March 2005 and 7% on the six months ended 30 September 2005.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Reported non-interest income	1,703	1,850	1,604	(8)	6
Less adjustments:
AASB 132/139 adjustments(1)	133	—	—	100	100
Accounting reclassifications(1)	(2)	(140)	4	99	(150)
Adjusted non-interest income	1,834	1,710	1,608	7	14

The key drivers of the growth in non-interest income over the six months ended 31 March 2005 were:

•      Fees and commissions decreased $69 million (8%). Adjusting for AASB 132 and AASB 139 fees and commissions increased 7%. Growth in BCB, driven predominantly by solid loan growth was partially offset by lower income from New Zealand as customers moved to lower fee products. Transactional banking income from the Institutional Bank also assisted in growth.

•      Reported trading income increased $192 million. Adjusting for compositional changes and the transitional impacts of AASB 132 and AASB 139 underlying trading income increased $119 million. Financial markets increased $84 million, while Treasury increased $26 million driven by Foreign Exchange income. Pacific Banking trading income also increased, up $9 million. These returns were achieved without compromising on the balance between risk and reward we seek to achieve.

•      Wealth management income increased $39 million. The growth in wealth management income was driven by strong growth in funds under management and funds under administration and continued favourable equity markets. The Australian Life insurance business also assisted in growth increasing 6% on the first half 2005.

(1)  Adjustments disclosed in section 9.1 Half Year Earnings Reconciliation.

•      Other income decreased $63 million. Net gains from the disposal of assets decreased $26 million following lower sales from our high yield securities portfolio, which fell $24 million. Dividend income decreased $14 million, primarily in our Financial Markets division and we incurred fair valuation losses on treasury securities totalling $13 million. Offsetting these losses were $27 million in fair valuation gains on investment grade securities held in the Institutional Bank. Hedging of overseas operations was flat compared to the six months ended 31 March 2005. In addition, other income was lower as the six months ended 31 March 2005 included income from the deconsolidation of Epic.

First Half 2006 - Second Half 2005

Reported non-interest income fell 8% compared to the six months ended 30 September 2005. However, adjusting for the impacts of AASB 132, AASB 139 and accounting reclassifications non-interest income increased 7%.

Strong gains in trading income, primarily in Financial Markets and Treasury, were partially offset by lower fees and commissions following a lower contribution from New Zealand and the Institutional Bank in the current half. Institutional Bank income benefited from strong deal fees from the Specialised Capital Group in the six months ended 30 September 2005. Additionally, other income in the six months ended 30 September 2005 included gains from the sale of an investment held in the BT Financial Group and gains from the continued run down in the high yield securities portfolio. Gains/losses from the hedging of overseas operations fell significantly due to the volatility in the swaps hedging out TPS 2003 and TPS 2004 hybrid instruments. These swap revaluations are added back in deriving cash earnings as they do not affect cash flows impacting ordinary shareholders.

Financial Markets

Financial Markets income grew 29% ($58 million) over the six months to 31 March 2005. The principal driver of this performance was in Foreign Exchange, reflecting favourable market conditions and increased customer flows.

Financial Markets Income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Product
Foreign exchange	148	100	114	48	30
Capital Markets(1)	62	44	70	41	(11)
Other(2)	46	24	14	92	large
Total financial markets product income	256	168	198	52	29

Income classification
Net interest income	(5)	(20)	(20)	75	75
Non-interest income	261	188	218	39	20
Trading income	265	142	181	87	46
Dividend income	5	10	20	(50)	(75)
Other non-interest income	(9)	36	17	(125)	(153)
Total financial markets product income	256	168	198	52	29

Financial markets trading performance has increased significantly over the six months ended 31 March 2005 as a result of disciplined risk management and higher customer flows in our key Foreign Exchange markets.

Foreign Exchange trading and customer income has increased significantly compared to the six months ended 31 March 2005 principally as a result of volatility around the A$ against the US$ and NZ$ and a strong increase in volumes across all customer segments.

Strong trading performance in Capital Markets has been offset by subdued customer flows in interest rate hedging.

Financial Markets Other includes a one-off write-off in the six months ended 31 March 2005, exaggerating the growth in the current period.

(1)  Includes corporate client income.

(2)  Other comprises structured equities, energy and other international income.

3.2.4       Operating expenses

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Reported expenses	(2,135)	(2,088)	(2,071)	(2)	(3)
Less adjustments:
AASB 132/139 adjustments(1)	3	—	—	100	100
Accounting reclassifications(1)	—	2	10	(100)	(100)
Movement in translation of NZ$ expenses to A$	(2)	(1)	—	(100)	(100)
Adjusted expenses	(2,134)	(2,087)	(2,061)	(2)	(4)

Expenses

Expenses increased $64 million or 3% over the six months ended 31 March 2005. Adjusting for the impact of AASB 132, AASB 139 and accounting reclassifications, expenses increased by 4%. A key to Westpac’s performance over recent years has been its ability to deliver significant revenue productivity by growing income well ahead of costs. In the six months ended 31 March 2006, Westpac delivered on this approach once again and in the process shed 300 basis points off the cost to income ratio to just below 47%(2).

Salary and employee expenses increased 6% over the prior period, a general pay increase of 4% in October 2005, and market related increases in January 2006 for senior employees contributed to the rise. Restructuring costs were also higher following the reorganisation of systems and support operations over the six months ended 31 March 2006. Expenses for share based payments were $31 million (included in Other employee expenses) a $2 million decline over the six months ended 31 March 2005.

Equipment and occupancy costs decreased 2% with lower depreciation charges partially offset by higher rental charges and other occupancy expenses relating to the move to our new head office in Sydney.

Amortisation of intangibles increased $9 million to $77 million for the six months ended 31 March 2006, reflecting additional systems capabilities being rolled out to the business.

Other expenses declined by $11 million on the period ended 31 March 2005. Increases in purchased services costs were offset through the tight control of discretionary costs. Outsourcing costs, representing over one third of this category, were flat over the six months ended 31 March 2006.

(1)  Adjustments disclosed in section 9.1 Half Year Earnings Reconciliation.

(2)  Reflects reported expense to income ratio. Adjusting for the impacts of account reclassifications and A-IFRS, the cost to income ratio was 46.1%, down from 49.5% for the six months ended 31 March 2005, and 47.3% for the six months ended 30 September 2005.

Compliance

During the six months ended 31 March 2006 we continued to invest in compliance projects associated with a range of regulatory requirements and standards. Overall compliance spend was $15 million, $1 million higher than for the six months ended 31 March 2005, although $25 million down on the six months ended 30 September 2005. Major compliance expenses included Basel II ($6 million), IFRS ($4 million) and Anti Money Laundering ($2 million).

Capitalised Software

The carrying value of capitalised software increased $30 million (8%) to $439 million compared to 31 March 2005. The Group has continued to invest in core systems aimed at delivering increased capability and further operational efficiencies to both our frontline and back office staff, including:

•      One Bank Platform (1 BP), the Bank’s PC technology platform, carrying value up $17 million to $83 million;

•      NZ Assist, New Zealand’s new customer service platform, carrying value up $13 million to $66 million; and

•      Connect@Westpac, a new online tool to manage personal, team and financial information, which is replacing a number of existing tools and has a carrying value of $23 million.

The carrying value of Reach, our integrated customer management system for sales and service areas, fell $9 million to $43 million, as additional amounts capitalised during the year were more than offset by higher amortisation charges.

For Pinnacle, the end-to-end re-engineering of our business lending processes, the carrying value between 31 March 2006 and 31 March 2005 decreased $3 million to $82 million, as increased amortisation charges more than offset additional amounts capitalised, as the system has largely been rolled out across the Bank.

Whilst we anticipate that the carrying value of capitalised software is now close to its peak, the amortisation profile will continue to increase in the coming periods as more projects come on stream.

Full Time Equivalent Employees (FTE)

				Mov’t	Mov’t
				Sept 05-	Mar 05-
Analysis of movement in FTE	March 2006	Sept 2005	March 2005	Mar 06	Mar 06
Permanent employees	25,595	25,583	25,536	12	59
Temporary employees	1,337	1,555	1,354	(218)	(17)
Total FTE employees	26,932	27,138	26,890	(206)	42

FTE increased by 42 over the twelve months ended 31 March 2006, with full time FTE increasing 59, partially offset by a fall in temporary FTE of 17. While there was only a small increase in overall FTE, movements in customer facing and non-facing employees were encouraging with:

•      280 additional employees in BCB primarily business bankers and mobile mortgage managers;

•      Consumer employees in New Zealand increased by 145, increasing Westpac’s presence in key strategic areas of focus, including Auckland;

•      46 additional business banking employees were employed in New Zealand as part of initiatives to increase the specialisation of front line employees, and to provide additional support for the first point of call for customers.

Partially offsetting increases in customer facing employees was a decrease of 295 employees due to benefits realisation from a number of projects including Pinnacle.

A program of increasing the efficiency of head office support functions was conducted during the first half of 2006 with significant opportunities identified. Natural turnover and contracts run-off has enabled early realisation of benefits, with the rest to be achieved as work processes are changed. This has created a capacity for us to reinvest our resources to customer sales and service functions.

Overall FTE reduced 206 over the six months ended 31 March 2006.

3.2.5       Impairment losses on loans

Reported impairment losses on loans were down $18 million (9%) on the six months ended 31 March 2005. They are impacted by the change in methodology under A-IFRS to the extent that the overall charge is not strictly comparable with prior periods. Adjusting for the reclassification of a component of the charge to interest under A-IFRS, impairment losses were $15 million (7%) higher on the six months to 31 March 2005 and $39 million (22%) higher than the six months to 30 September 2005.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Reported impairment losses on loans	185	179	203	3	(9)
Less adjustments:
A-IFRS reclassification of interest	33	—	—	—	—
Adjusted impairment losses on loans	218	179	203	22	7

Comprising:
Collectively assessed provision	91	77	14	18	large
Net write-offs, recoveries and transfers to individually assessed provision	127	102	189	25	(33)
Adjusted impairment losses on loans	218	179	203	22	7

The decrease in net write-offs, recoveries and individually assessed provisions on the six months to 31 March 2005 was predominantly due to lower levels of new individually assessed provisions raised in the Institutional Bank. The increase on the six months to 30 September 2005 was also driven by the Institutional Bank, after a new individually assessed provision was raised for one account following a downgrade to impaired.

The increase in the collectively assessed provision was driven by growth in the loan portfolio.

3.2.6       Tax expense

Tax expense was up $209 million (39%) on the six months ended 31 March 2005.

The effective tax rate for the six months ended 31 March 2006 was 33% up from 29% for the six months ended 31 March 2005. This increase was a result of a number of factors, including:

•      Structured finance deals - during 2005 we terminated a number of structured finance deals in New Zealand, which were subject to a reduced rate of income tax;

•      Life company concessional tax rates - the concessional tax rates applicable to earnings from life insurance companies ceased in July 2005, resulting in higher tax charges on these earnings going forward; and

•      Group tax provisions - we have increased the level of tax provisions held centrally by $61 million during the six months ended 31 March 2006. This reflects the increased level of tax risk to which the Bank is exposed as a result of an increasingly onerous tax environment in which we conduct business.

NZIRD Review

The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued revised assessments in respect of 7 transactions, 3 undertaken in the 1999 tax year, 2 undertaken in the 2000 tax year and 2 undertaken in the 2001 tax year. maximum potential tax liability reassessed for the 1999 year is NZ$18 million (A$15 million) (NZ$25 million (A$21 million) with interest), for the 2000 year is NZ$61 million (A$52 million) (NZ$85 million (A$73 million) with interest) and for the 2001 year is NZ$90 million (A$77 million) (NZ$127 million (A$108 million) with interest).

The NZIRD is also investigating other transactions undertaken by us, which have materially similar features to those for which assessments have been received. Should the NZIRD take the same position across all of these transactions, for the periods up to and including 31 March 2006, the overall primary tax in dispute will be approximately NZ$611 million (A$522 million) (this includes the amounts noted above). With interest this increases to approximately NZ$773 million (A$660 million) calculated to 31 March 2006.

Proceedings disputing the reassessments with respect to the 1999 and 2000 tax years have commenced and we will be initiating proceedings to dispute the reassessments in respect of the 2001 tax year. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001. The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

3.2.7       Outside equity interests

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Reported net profit attributable to outside equity interests	(25)	(165)	(86)	85	71
Less adjustments:
AASB 132/139 adjustments(1)	(27)	—	—	(100)	(100)
Accounting reclassifications(1)	—	102	37	(100)	(100)
Adjusted net profit attributable to outside equity interests	(52)	(63)	(49)	17	(6)

Adjusting for the impact of accounting reclassifications and A-IFRS, outside equity interests predominantly reflect distributions on our Trust Preferred Security (TPS) 2003 hybrid instrument. Prior comparative period results also include a contribution from the Hastings group prior to Westpac’s acquisition of the remaining 49% of the group in July 2005.

(1)  Adjustments disclosed in section 9.1 Half Year Earnings Reconciliation.

3.3          CREDIT QUALITY

Asset quality has remained strong with impaired assets and stressed loans as a percentage of the portfolio declining compared to 31 March 2005 and remaining stable since 30 September 2005. Whilst we have observed an increase in some credit risk indicators as at 31 March 2006 they still remain below historical averages. Impairment losses on loans declined by 9% or $18 million over the six months to 31 March 2005, but increased modestly by 3% or $6 million over the six months to 30 September 2005 due to higher individually assessed provisions, lower recoveries and write-backs offset by lower collectively assessed provisions.

Individually assessed provision coverage of impaired assets is 49% (up from 43% at 31 March 2005 and 41% at 30 September 2005). The increase in provisioning coverage was driven by provisions raised for two new exposures following their downgrade to impaired status.

Key highlights include:

•      The proportion of mortgage loans accruing 90 days past due to mortgage outstandings increased by 3 basis points compared to 31 March 2005 due principally to the flow on impacts of the general slow down in mortgage growth rates relative to the levels seen three years ago. In addition, the increase relative to the six months to 30 September 2005 is also due to the seasonal impact on collections;

•      Other consumer loans 90 days past due includes credit card and personal loans. The decrease of 14 basis points compared to 31 March 2005 was in part a result of implementing improved collection strategies. The increase evident since 30 September 2005 was influenced by an expected slowing down of the high initial positive impact of changes made to collection technology, and seasonality effects;

•      Australian Business Products 90 days past due fell 16 basis points since 31 March 2005 driven by a number of problem loans that were exited successfully. The increase since 30 September 2005 was mainly due to additional short term business funding requirements over the Christmas period which drove up the underlying measure during January 2006. The underlying measure has subsequently declined;

•      Stressed loans as a percentage of total commitments has decreased since 31 March 2005 and remained stable in comparison to 30 September 2005; and

•      At 31 March 2006 only two impaired exposures were greater than $50 million, accounting for 33% of total impaired assets. A further 11 impaired exposures were between $5 million and $50 million.

(1)  10 year historic average.

(2)  8 year historic average.

3.4          CAPITAL AND DIVIDENDS

Capital

Given the solid earnings growth and strong return on equity, Westpac has continued to generate significant capital. In the twelve months to 31 March 2006 Westpac generated over $1.1 billion in capital, adding approximately 63 basis points to our capital ratios.

This strong capital position has enabled the Group to complete a $1 billion share buy-back, announce a significant increase in dividends and fund strong business growth, whilst still maintaining capital ratios above our target ranges. In particular:

•      ACE ratio of 5.1% - target range 4.5%- 5.0%; and

•      Tier 1 ratio of 6.8% - target range 6%- 6.75%.

ACE Movement

A-IFRS Impacts

The composition of the ACE and Tier 1 ratios continue to be reported on an AGAAP basis and reflect the current approach applied by the Australian Prudential Regulation Authority (APRA) to capital calculations. However, following the introduction of A-IFRS and industry consultation, APRA have revised the treatment of certain items for capital adequacy purposes. Whilst these changes will become effective on 1 July 2006, APRA has indicated transitional relief for the impact will be available until 1 January 2008.

Major changes to ACE and Tier 1 capital levels will include:

•      Increases in retained earnings associated with credit provisioning at $396 million;

•      Deductions related to credit provisioning currently estimated at $125 million, including $78 million after tax additional deduction above A-IFRS provisioning levels;

•      Deducting capitalised software balances of $439 million; and

•      Defined benefit surpluses are no longer counted towards Tier 1 capital.

As these changes do not reflect any change in the economic substance of the company’s operations, Westpac is considering how the changes should be reflected in assessing our capital position and may include adjusting our target capital ratios.

(1)  Includes movements in the foreign currency translation reserve and deferred tax balances.

Dividends

The interim divided of 56 cents per ordinary share is 5 cents higher than the 2005 final dividend and represents a further increase from the 2 cent per share increase we have typically paid over recent years. As a result, the dividend pay-out ratio has lifted to 69%, above the levels of recent years and 140 basis points above the ratio for the period ended 31 March 2005.

In the past, in setting dividends, Westpac has sought to achieve a number of objectives including sustainably growing our dividend per share and maintaining a fully franked dividend. In looking ahead, we expect to continue to seek to achieve these objectives. However, given that we can expect some additional volatility in earnings growth associated with the introduction of A-IFRS, some variability in the pay-out ratio may occur. Following the structured off-market share buy-back and significant timing differences in the six months ended 31 March 2006, the adjusted franking benefit account balance was $71 million (30 September 2005 $583 million).

Changes to Tier 1 Limits

APRA issued its second discussion paper on Tier 1 capital instruments on 7 April 2006. The paper confirms APRA’s intention to reduce the innovative limit from 25% of gross Tier 1 (excluding hybrid equity) to 15% of net Tier 1, and introduce a total limit for Residual Tier 1 (comprising both innovative and non-innovative Tier 1) of 25% of net Tier 1. The new limits will apply from 1 January 2008, with some transition relief being available until January 2010 (subject to agreement with APRA).

As at 31 March 2006, Westpac’s innovative capital on issue represented 19% of gross Tier 1 (excluding hybrid equity). We expect to continue to use Residual Tier 1 capital instruments in managing our capital position going forward. Westpac is currently considering an issue of Tier 1 qualifying capital.

Off-market structured buy-back

On 19 December 2005 we completed an off-market buy back of ordinary shares to return $1 billion of capital to ordinary shareholders. Strong demand led Westpac to increase the size of the buy back from the announced target size of $700 million. Westpac bought back a total of 52.3 million shares, or 2.8% of Westpac’s ordinary shares on issue, at the buy-back price of $19.13 per ordinary share.

3.5          REGULATORY DEVELOPMENTS

The need to adopt major new regulatory, reporting and governance requirements has required considerable additional resourcing and cost. Key developments are:

Basel II

We are moving toward compliance with the most advanced status for both credit and operational risk under the new international capital accord, Basel II. The new accord introduces advanced risk based capital measurement and reporting requirements.

In September 2005 we submitted an application to APRA to be accredited for the advanced methodologies. That submission was in the form of a self assessment against criteria outlined by APRA and the requirements of Basel II. We believe that using the advanced approaches for risk monitoring and measurement is in the interests of all our stakeholders. A broad array of changes to risk management practices have been implemented across all risk classes. We recognise that further work is required to embed these principles and practices into day-to-day activities of business units and to achieve the full benefits of these changes.

When accredited, Westpac will use the advanced methodologies for the calculation of regulatory capital from 1 January 2008. Any adjustment in the level of regulatory capital required is subject to transitional arrangements in the first two years of operation. At present the extent of any reduction in regulatory capital is unclear. However, we expect the rate at which regulatory capital requirements are increased by incremental business written after 2008 will be reduced substantially.

US Sarbanes-Oxley

We are required to comply with the US Sarbanes-Oxley Act of 2002 (SOX Act) as we have securities that are registered with the US Securities and Exchange Commission (SEC). Commencing in the year ending 30 September 2006, we are required to comply with section 404 of the SOX Act, which deals with attestations and reports by management on internal controls over financial reporting.

The objective of the SOX project is to ensure Westpac obtains a management assessment and external audit opinion, free from material weakness in internal controls over financial reporting as at 30 September 2006. The project also aimed to build a solid foundation for Westpac’s ongoing annual section 404 compliance in fiscal 2006 and onwards. The focus of the project in 2006 has been compliance with legislation. In future years we expect to be able to rationalise controls as well as aligning business management process with financial controls.

NZ Incorporation

Westpac agreed to incorporate systemically important operations in New Zealand in December 2004. Our proposed incorporation model received in principle agreement from the Reserve Bank of New Zealand (RBNZ) in October 2005. The incorporation model involves Westpac operating as a branch and an incorporated entity concurrently (dual registration). This model will principally see:

•      Retail and business operations become part of the locally incorporated entity; and

•      Institutional business will remain in the New Zealand Branch.

The legislative process required to implement local incorporation has begun; the Westpac New Zealand Bill (legislation that will effect incorporation) had its first reading in New Zealand parliament on 29 March 2006 and transition to dual registration is expected to occur on 1 November 2006.

The overall costs for incorporation are expected to be manageable. We recognised a $10 million charge in our 2005 expenses.

RBNZ Outsourcing

In January 2006 the RBNZ issued its final outsourcing policy. The policy seeks to ensure that large registered banks have the ability to control and execute core business functions carried out by parties outside the bank, sufficient to ensure they can continue to operate under both normal business and stressed conditions. All large registered banks, including Westpac, have been requested by the RBNZ to complete a self assessment against the policy and develop a compliance plan.

3.6          CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Enhancing intangible value

Westpac’s corporate responsibility and sustainability program is an integral part of the Group’s core business strategy. The program seeks to maximise intangible value through three central operating principles:

•      Avoiding the pitfalls of short term focus and resisting market demands to maximise near term value at the expense of future value;

•      Taking account of stakeholders other than shareholders, given their fundamental impact on our business in terms of risk, resilience and revenue upside; and

•      Leading according to a core set of values - which simultaneously meet the needs of the organisation and our people.

Successful management of social, environmental and workplace impacts and performance, and other reputation and intangible value drivers, has fundamentally enhanced Westpac’s long-term shareholder value, both in terms of reduced risk, enhanced resilience and business upside.

Key initiatives

Activities undertaken during the half to further enhance and embed the responsibility and sustainability program to drive shareholder value included:

•      Publication of Westpac’s 5th Stakeholder Impact Report containing trend information of some 100 key performance drivers;

•      The convening of Westpac’s third Community Consultative Council, which brought together eminent leaders from key external stakeholder groups to discuss and agree Westpac’s sustainability priorities going forward;

•      The launch of the ‘Westpac Landcare Term Deposit’, a new environmentally-linked term deposit. Developed in partnership with Landcare Australia, this is the first deposit product of its kind in Australia allowing customers to direct funds towards sustainable farming initiatives;

•      Participation as a founding member of the Australian Business Roundtable on Climate Change in the publication of research by the Roundtable detailing the economic risks and opportunities associated with early action on climate change;

•      Conducted an ‘Australian-first’ market briefing - ‘Westpac’s Approach to Managing Intangible Value’ - explaining the importance of intangible value and setting out Westpac’s sustainability strategy and performance; and

•      Re-released Westpac’s Personal Customer Charter as the Ask Once Commitments.

External Governance and Sustainability Ratings

Westpac’s governance and sustainability performance continued to be independently assessed in the half through a range of external assessment of progress and performance in: managing related sustainability and reputation risks; leveraging core intangible drivers of value; and strategic and operational integration.

The following summarises Westpac’s latest governance and sustainability performance ratings as released during the first half of the year:

•      Dow Jones Sustainability Index - ranked number 1 in the global banking sector, for the fourth year in a row across governance, risk and crisis management, human capital development, customer relationship management and stakeholder engagement;

•      Global 100 Most Sustainable Corporations - performance assessed by Innovest as one of the Global 100 Most Sustainable Corporations in the world for 2006 (announced at the World Economic Forum in Davos, Switzerland);

•      Governance Metrics International - the only bank globally to be awarded the maximum governance rating of 10.0 with measures covering: board accountability; disclosures and controls; shareholder rights; remuneration policy; market for control; and corporate behaviour. Westpac is one of only 6 companies globally to have consistently achieved the highest rating in the past 5 consecutive assessments;

•      Reputex - rated Australia and New Zealand’s most socially responsible company, for the third year in a row, based on the management of social impacts, environmental impacts and workplace practices. Westpac was the only company, of Australia’s Top 100 and New Zealand’s Top 20 companies, to again achieve a AAA rating assessed against CSR (Corporate Social Responsibility) risk and performance;

•      Oekom - Ranked number 1 globally by the Munich-based rating agency Oekom Research in terms of social and environmental performance. Oekom’s analysts evaluated 77 banks and financial service providers from 18 countries;

•      Ethibel - Selected for inclusion in the Ethibel Pioneer Investment Register, which is used as the basis for Socially Responsible Investment (SRI) products for a growing number of European banks, fund managers and institutional investors; and

•      Australian Sustainable Company of the Year at the 5th Annual Australian Sustainability Awards.

3.7          OUTLOOK

The Australian economy is in good shape with GDP growth tracking at around 3%, unemployment at 30 year lows of 5% and underlying inflation remaining within acceptable tolerance levels.

Supporting this growth has been very strong business investment and the continuing benefits from positive terms of trade. Consumer activity on the other hand has been relatively weak although recent signals suggest that the outlook for consumer activity is more positive.

The New Zealand economy however remains challenging. Growth has slowed with the tightening of monetary policy impacting businesses and now also beginning to weigh more heavily on consumers.

The financial services environment is mirroring conditions in the overall economies with strong conditions in Australia and a softer outlook in New Zealand.

In Australia, credit growth has continued to exceed expectations, growing at an annual rate around 14%(1). Business credit growth, boosted by the strong business investment cycle, has taken the lead in driving credit growth with more subdued activity in the household sector. That said, housing credit growth remains robust and is showing signs of bottoming out at around 13%(1) annual growth while other personal lending continues to expand at a healthy rate.

Wealth management conditions also remain positive with the continuing strength of equity markets and solid flows underpinning growth.

Given the strength of the economy, asset quality continues to remain strong. While business lending has significantly picked up, it is supporting productive investment and corporate balance sheets remain in excellent health. On the consumer front we have seen a moderate pick-up in delinquencies, with further modest increases likely through the year. While we have no concerns with current and expected levels given the current stage of the cycle, we are monitoring the trends carefully.

While the economic environment is positive, the competitive environment has become more intense. Increased competition is being felt on a number of fronts including:

•      Increased price pressure on both sides of the balance sheet from existing players and new entrants seeking aggressive balance sheet growth;

•      Greater competition for talent as many industry participants seek to expand their sales forces; and

•      Reduced time to market for new products and changes to existing products.

These factors are placing pressure on margins.

In the six months to 31 March 2006, we maintained our cost disciplines with expense growth of 3%. Looking ahead, the full period impact of increased project amortisation, along with an expected pick-up in advertising spend is likely to see higher cost growth for the full year.

Westpac is in excellent shape to meet and counter the highly competitive environment and the outlook remains positive. The sustainability of our business has been demonstrated over recent years where we have consistently delivered:

•      revenue growth significantly ahead of expense growth;

•      double digit earnings growth; and

•      a return on equity exceeding 20%.

Importantly, these outcomes have been achieved in a variety of conditions and with differing performances across our businesses.

At the same time our franchise health remains strong. Employee commitment remains high, customer satisfaction has in aggregate improved across the business and our leading global sustainability position has been maintained.

(1)   Source: RBA 12 months to March 2006.

Looking ahead, considerable opportunities remain. We have enhanced our momentum in BCB and recent project investments are beginning to deliver. The BTFG growth story shows no signs of abatement and the Institutional Bank has a strong position in the market relative to its peers. In New Zealand, the outlook is tougher but we continue to expect modest growth in the year ahead.

In considering the outlook we continue to believe that providing specific earnings guidance is not appropriate particularly given the additional uncertainties from the introduction of A-IFRS.

Given the strong operating environment and a franchise that is in excellent health, we continue to be confident that Westpac can deliver strong outcomes for shareholders in the future.

4. BUSINESS UNIT PERFORMANCE	Interim Profit Announcement 2006

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported.

Our internal transfer-pricing framework attributes value between business units. Its primary attributes are:

•      Product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•      All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

Cash earnings

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Business and Consumer Banking	842	765	752	10	12
Westpac Institutional Bank	241	240	244	0	(1)
New Zealand(1)	210	211	194	(0)	8
BT Financial Group (Australia)(2)	165	171	138	(4)	20
Pacific Banking	36	36	29	—	24
Group Business Unit	17	37	(13)	(54)	large
Total Group cash earnings	1,511	1,460	1,344	3	12

Less Wealth Management
Australia	165	171	138	(4)	20
New Zealand	11	9	8	22	38
Total Wealth Management	176	180	146	(2)	21

Total banking cash earnings	1,335	1,280	1,198	4	11

Expense to income ratio

				Mov’t		Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
%	March 06	Sept 05	March 05	Mar 06		Mar 06
Business and Consumer Banking	48.0%	50.1%	49.8%	210	bps	180	bps
Westpac Institutional Bank	43.3%	42.5%	42.4%	(80	bps)	(90	bps)
New Zealand(1)	48.3%	47.3%	48.7%	(100	bps)	40	bps
BT Financial Group (Australia)(2)	52.9%	53.6%	58.7%	70	bps	580	bps
Pacific Banking	31.0%	33.8%	37.1%	280	bps	610	bps
Total Group ratio	46.8%	45.9%	49.8%	(90	bps)	300	bps
Adjusted Group Ratio(3)	46.1%	47.3%	49.5%	120	bps	340	bps

Wealth Management(4)
Funds Management	63.6%	64.9%	71.2%	130	bps	760	bps
Insurance	27.2%	27.5%	27.5%	30	bps	30	bps
Total Wealth Management ratio	52.4%	54.1%	58.4%	170	bps	600	bps
Adjusted wealth management ratio(3)	52.2%	54.1%	58.4%	190	bps	620	bps

Total banking ratio	46.1%	44.8%	48.7%	(130	bps)	260	bps
Adjusted banking ratio(3)	45.3%	46.4%	48.4%	110	bps	310	bps

(1)  New Zealand comprises our New Zealand retail banking operations and wealth management businesses including our New Zealand Life business and BT New Zealand. New Zealand results are converted to Australian dollars at the average hedge exchange rate for the year (2006: 1.0959, 2005: 1.1424). Refer section 4.3 for New Zealand segment results in New Zealand dollars.

(2)  BTFG (Australia) represents our entire Australian wealth management business.

(3)  Adjusts for the impacts of AASB 132/139 and insurance standards in the half year ended 31 March 2006 and adjusts for certain accounting reclassifications across all periods. Details of these reclassifications are included in section 9 Earnings Reconciliation.

(4)  Includes our New Zealand and Australian wealth management businesses.

Basis of Reporting Business Units

In analysing the compositional impacts on the performance of our business units, we have identified the impacts of AASB 132/139. This includes the reclassification of interest expense under the new methodology for determining credit provisioning, back to impairment losses. However we have not adjusted the impairment losses incurred by business units back to a basis equivalent to comparative data as this is not a meaningful comparison.

In addition, we have not adjusted the results for the fair value impacts of the investment grade securities and derivatives portfolio in WIB as we believe this would be inappropriate.

4.1          BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for product development, sales and servicing for all retail banking customers and small to medium sized businesses. Activities are conducted through a nationwide network of branches, call centres, ATMs, internet banking and mobile sales forces. BCB’s front line employees are responsible for the delivery of sales and service related functions for a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth products.

4.1.1       TOTAL BCB

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	2,020	1,907	1,863	6		8
Non-interest income	547	605	565	(10)		(3)
Operating income	2,567	2,512	2,428	2		6
Operating expenses	(1,233)	(1,259)	(1,208)	2		(2)
Core earnings	1,334	1,253	1,220	6		9
Impairment losses on loans	(124)	(160)	(152)	23		18
Operating profit before tax	1,210	1,093	1,068	11		13
Tax and outside equity interests	(368)	(328)	(316)	(12)		(16)
Net profit after tax / cash earnings	842	765	752	10		12

Economic profit	798	706	687	13		16
Expense to income ratio (%)	48.0%	50.1%	49.8%	210	bps	180	bps

	$bn	$bn	$bn
Deposits	87.0	84.3	78.7	3	11
Net loans and acceptances	155.4	146.4	139.9	6	11
Total assets	158.0	149.5	142.6	6	11

AASB 132/139 Adjustments

			Adjusted	% Mov’t		% Mov’t
	Half Year	A-IFRS1	Half Year	Sept 05-		Mar 05-
$m	March 06	Adjustments	March 06	Mar 06		Mar 06
Net interest income	2,020	(68)	1,952	2		5
Non-interest income	547	84	631	4		12
Operating income	2,567	16	2,583	3		6
Operating expenses	(1,233)	2	(1,231)	2		(2)
Core earnings	1,334	18	1,352	8		11
Impairment losses on loans	(124)	(20)	(144)	10		5
Operating profit before tax	1,210	(2)	1,208	11		13
Tax and outside equity interests	(368)	—	(368)	(12)		(16)
Net profit after tax / cash earnings	842	(2)	840	10		12

Expense to income ratio (%)	48.0%	(0.3)%	47.7%	240	bps	210	bps

Financial Performance

BCB delivered solid growth in the six months to 31 March 2006 with cash earnings increasing 12% on 31 March 2005 and 10% on the prior half. The key factors behind this performance have been:

•      Sound lending growth of 11%(2) at or close to system on all key portfolios with the exception of Small to Medium Enterprise (SME) business lending;

•      Expense growth of just 2%;

•      Continued low impairment losses on loans; and

•      A decline in margins, towards the upper end of longer term trends.

(1)  A breakdown of these adjustments can be found in section 10.

(2)  Source: RBA 12 months to March 2006.

This result maintains the consistent performance of BCB over recent years.

To better align Westpac’s business with key customer segments, BCB restructured the reporting lines of certain divisions over the year. The most significant element of this has been the establishment of more distinctive business and consumer banking segments. The business now operates based on these segments, and segregated financial information is provided on this basis.

First Half 2006 - First Half 2005

Net interest income increased by 8% with an 11% increase in loans and acceptances and a 11% rise in deposits, partially offset by a contraction in margins. Adjusting for the compositional impacts of A-IFRS, this growth was 5%. Loan growth was strongest in credit cards with outstandings rising 14% to $6 billion. Driving this performance has been the introduction of a new low rate product along with enhancements to our credit card origination process. These process enhancements have substantially improved both the number of card applications and the speed at which applications can be processed. On our proprietary book we have seen the volume of new card applications almost double over the six months ended 31 March 2005.

Mortgage lending increased 11% over the year to $105 billion, with improved results from both our proprietary distribution channel and from third party sources. The value of loans from our proprietary channel increased 23% with strong productivity contributions from our home finance managers up 31% - primarily driven by the introduction of our new sales management program ‘Westpac Way’, rolled out over 2005.

Compared to the six months ended 31 March 2005, the proportion of new lending originated by brokers has increased to 38%, from an average of 29%. Assisting this improvement has been our new management structure which provides more direct support to mortgage brokers and has enabled us to better respond to the needs of this channel. We have also made changes to our origination platform and improved our pricing and service proposition to the Broker channel. No major changes to our mortgage broker commission structures have been made for over five years.

Business and other lending increased 11% to $42 billion. Growth in this segment is in line with the market with the exception of SME lending. As identified in 2005, loan growth in SME was impacted by the introduction of our new end-to-end loan origination platform, Pinnacle. During the six months to 31 March 2006, we substantially resolved the issues associated with Pinnacle and it is no longer an impediment to writing new business. Although Pinnacle issues are resolved, it did disrupt our business lending pipeline early in the period.

Over the last year, an additional 280 employees, primarily in customer facing roles, were recruited to our Business segment to better align our business to growth opportunities.

The repositioning of our deposit portfolio in 2004 and 2005 has contributed to deposit growth of 11%, a rate in line with bank system growth.

Deposit balances have continued to experience a structural shift with our cash management accounts growing by $8 billion from 31 March 2005, primarily from new deposits in our online savings account, ‘Max-i Direct’. In addition, we are seeing a clear trend in the industry towards unlimited transaction accounts. We introduced Westpac One to respond to that trend and meet customer needs.

These products launched in response to the structural shift in deposit markets are proving highly successful in retaining old and building new relationships. However, it has impacted our operating income given the higher rate and lower fee structures of these accounts. Fee changes introduced over this period will partially offset the impact of these structural shifts.

In the six months ended 31 March 2006, Westpac became more price responsive to competitive activity without leading the market lower on price or compromising our return for risk disciplines.

Credit card and deposit spreads declined 9 basis points and 3 basis points respectively. The decline in card spreads can be traced back to the success of our low rate card portfolio. Deposit spreads were lower principally due to the change in our portfolio from the expansion of the Max-i Direct account.

Spreads on mortgages and business lending were each down 4 basis points reflecting the strong competitive environment over the period.

The rise in adjusted non-interest income of 12% can be traced to:

•      Solid volume growth across all key portfolios; and

•      Fee changes introduced throughout the year providing a flow on impact.

Expenses increased 2% over the prior corresponding period, a strong performance given:

•      A 4% general wage rise which became effective on 1 October 2005;

•      An increase in software amortisation expenses associated with prior investments in Pinnacle and Reach; and

•      Continued investment in front line capabilities, primarily with our customer facing employees in our Business segment.

Partially offsetting these increases has been benefits achieved from productivity initiatives implemented over the year.

Impairment losses on loans remained low in the six months to 31 March 2006, as the credit quality environment continues to be favourable. Forward indicators of credit quality remain sound although, in the six months to 31 March 2006, we have seen a rise in delinquencies in unsecured lending and mortgages.

Over recent years, consumer delinquencies have been at levels below long term norms and a lift is expected. Increasing delinquencies over the course of 2006 are likely although not expected to lift above through-the cycle averages.

Delinquencies for mortgages have increased during the six months to 31 March 2006, directionally in line with industry indicators and still below industry averages(1). The increase is from a relatively low base and is due to a lagged impact of prior period interest rate rises and increased volumes of secured revolving credit loans.

First Half 2006 - Second Half 2005

Given the traditional stronger seasonality of our second half performance, cash earnings growth of 10% was very pleasing. Growth was principally driven by improved volumes and a reduction in expense growth. The distinguishing features of the performance include:

•      A continued pick up in loan growth, building on the momentum established in the period ended 30 September 2005;

•      Pricing disciplines remaining intact, with moderate spread decline; and

•      Strong contributions in operating income across all key portfolios.

Loan growth increased 6% (annualised 12%). Strong growth was achieved in credit cards where the process changes highlighted earlier generated annualised growth of 20%, up from an equivalent 7% growth on a full year basis in 2005. We also experienced a turnaround in our mortgage performance where we lifted growth by 6% on 30 September 2005 (annualised 12%), compared to a 6% annualised growth for the six months ended 31 March 2005.

Margins in the six months to 31 March 2006 declined 5 basis points over the prior six months, a decline in line with medium term trends. Product spreads continued to ease over the period with spread pressure being experienced across all products and on both sides of the balance sheet.

Operating income on an adjusted basis increased 3% over the period, with a more pronounced impact of the structural changes in deposit accounts being felt in this half.

Despite stronger growth over the period, the division reduced its expense base by 2% over the prior half. This reduction was mainly driven by productivity gains achieved in the period.

(1)   Standard & Poors RMBS Prime - Mortgage Performance Index and Fitch Dinkum Index RMBS 90+ days delinquencies.

4.1.2       TOTAL BCB KEY BUSINESS DRIVERS

Total Loans Outstanding[1]
$bn
200
160
120
80
40
0
1H05
2H05
1H06
Consumer Loans
Business Loans

Total Deposits Outstanding[1]
$bn
100
80
60
40
20
0
1H05
2H05
1H06
Consumer Deposits
Business Deposits

Net Interest Spread[1]
3%
2%
1%
0%
1H05
2H05
1H06
Mortgages
Business Lending
Total Deposits

Market Share[2]
15%
14%
13%
12%
11%
2H04
1H05
2H05
1H06
Household Credit
Retail Deposits
Business Credit

(1)   Comparatives not provided for six months ended 30 September 2004 due to the application of A-IFRS from 1 October 2004.

(2)   Source: Australian Prudential Regulation Authority/Reserve Bank of Australia. Household Credit includes mortgages, other personal lending and margin lending.

Retail deposits at 31 March 2006 comprise 53% consumer deposits and 47% business deposits

BUSINESS UNIT PERFORMANCE	Interim Profit Announcement 2006

4.1.3 CONSUMER SEGMENT

The Consumer segment is responsible for sales, servicing and product development for our consumer customers in Australia. Activities are conducted via our nationwide network of branches, Home Finance Managers (HFMs), specialised consumer relationship managers, call centres, automatic teller machines (ATMs) and internet banking services. The Consumer segment includes the management of our third party consumer product relationships and also includes our retail branch operations in Hong Kong and Singapore.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	1,227	1,170	1,164	5		5
Non-interest income	335	345	318	(3)		5
Operating income	1,562	1,515	1,482	3		5
Operating expenses	(888)	(902)	(874)	2		(2)
Core earnings	674	613	608	10		11
Impairment losses on loans	(84)	(122)	(119)	31		29
Operating profit before tax	590	491	489	20		21
Tax and outside equity interests	(180)	(148)	(144)	(22)		(25)
Net profit after tax / cash earnings	410	343	345	20		19

Expense to income ratio (%)	56.9%	59.5%	59.0%	260	bps	210	bps

	$ bn	$ bn	$ bn
Deposits	46.0	43.8	41.5	5	11
Net loans and acceptances	113.2	106.7	101.8	6	11
Total assets	114.7	108.6	103.6	6	11

AASB 132/139 Adjustments			Adjusted	% Mov’t	% Mov’t
	Half Year	A-IFRS	Half Year	Sept 05-	Mar 05-
$m	March 06	Adjustments	March 05	Mar 06	Mar 06
Net interest income	1,227	(24)	1,203	3	3
Non-interest income	335	34	369	7	16
Operating income	1,562	10	1,572	4	6
Operating expenses	(888)	1	(887)	2	(1)
Core earnings	674	11	685	12	13
Impairment losses on loans	(84)	(20)	(104)	15	13
Operating profit before tax	590	(9)	581	18	19
Tax and outside equity interests	(180)	—	(180)	(22)	(25)
Net profit after tax	410	(9)	401	17	16

Financial Performance

First Half 2006 - First Half 2005

The Consumer segment cash earnings increased by $65 million or 19% on the six months ended 31 March 2005.

Operating income for the Consumer segment was up 5% on the six months to 31 March 2005 driven by 11% volume growth in both lending and deposits partially offset by continued pressure on product spreads. This is a significant turnaround with our key consumer products now tracking at or near system growth.

Mortgage and credit card growth provided virtually all of the asset volume growth in the period. On the deposit side growth has been driven by our Maxi-i Direct account.

Operating expenses increased by 2% on the six months ended 31 March 2005 driven primarily from increases in general salaries and amortisation costs associated with our investment in Reach. These expenses have been partially offset from savings in operational charges and savings passed on from our outsourcing program. The expense to income ratio for this segment improved by 210 basis points over the six months ended 31 March 2005.

Impairment losses on loans were a major contributor to the consumer segment’s results as we have continued to benefit from lower write-offs due to improved collection strategies introduced in 2005.

First Half 2006 - Second Half 2005

Improved operating income was driven by the strong momentum in the portfolio. We experienced moderate compressions in our spreads, primarily from the influence of structural shifts in our cards and deposits products and the intense competitive pressure in this market.

Operating expenses improved from the six months to 30 September 2005, principally from savings achieved from productivity gains.

4.1.4 CONSUMER KEY BUSINESS DRIVERS

(1)          Comparatives not provided for six months ended 30 September 2004 due to the application of A-IFRS from 1 October 2004.

(2)          Source: Roy Morgan Research (January 2006).  12 month rolling average. Satisfaction defined as “very” or “fairly” satisfied among those that regard each Bank as their main financial institution.

4.1.5 BUSINESS SEGMENT

The Business segment is responsible for sales, servicing and product development for our Small to Medium Enterprise customers within Australia. Activities are conducted via our specialised Commercial Banking and SME relationship managers supported by Debt, Financial Markets and Wealth specialists. The Business segment also includes our working capital and specialised trade solutions operations for corporate and SME customers and the management of our third party business product relationships.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	793	737	699	8		13
Non-interest income	212	260	247	(18)		(14)
Operating income	1,005	997	946	1		6
Operating expenses	(345)	(357)	(334)	3		(3)
Core earnings	660	640	612	3		8
Impairment losses on loans	(40)	(38)	(33)	(5)		(21)
Operating profit before tax	620	602	579	3		7
Tax and outside equity interests	(188)	(180)	(172)	(4)		(9)
Net profit after tax / cash earnings	432	422	407	2		6

Expense to income ratio (%)	34.3%	35.8%	35.3%	150	bps	100	bps

	$ bn	$ bn	$ bn
Deposits	41.0	40.5	37.2	1	10
Net loans and acceptances	42.2	39.7	38.1	6	11
Assets	43.3	40.9	39.0	6	11

AASB 132/139 Adjustments			Adjusted	% Mov’t	% Mov’t
	Half Year	A-IFRS	Half Year	Sept 05-	Mar 05-
$m	March 06	Adjustments	March 06	Mar 06	Mar 06
Net interest income	793	(44)	749	2	7
Non-interest income	212	50	262	1	6
Operating income	1,005	6	1,011	1	7
Operating expenses	(345)	1	(344)	4	(3)
Core earnings	660	7	667	4	9
Impairment losses on loans and advances	(40)	—	(40)	(5)	(21)
Operating profit before tax	620	7	627	4	8
Tax and outside equity interests	(188)	—	(188)	(4)	(9)
Net profit after tax / cash earnings	432	7	439	4	8

Financial Performance

First Half 2006 - First Half 2005

Cash earnings in the Business segment increased 6% over the prior year with 6% revenue growth and 3% growth in expenses. After adjusting for the impacts of A-IFRS, cash earnings grew by 8% with 7% revenue growth and 3% expense growth.

Loans and acceptances increased a solid 11%, although overall market growth has been somewhat stronger. Most of the division’s growth was concentrated in middle market lending, with only modest growth in small and medium business (SME) lending. As highlighted earlier, growth in the SME sector in 2005 was impacted by the implementation of our end-to-end loan origination platform (Pinnacle).

Pinnacle has now been embedded within our business practices and is currently being used for a majority of business loans written by this segment. The platform has improved the capture and management of customer information and is now being used to increase the number of loans approved through auto credit decisioning, and to identify lending opportunities. Pinnacle has reduced error rates and process times, improving customer experience and driving operational efficiencies.

Expenses increased 3%, primarily in employee costs driven from the recruitment drive in this segment and the amortisation of project expenses primarily from Pinnacle and Reach platforms. In part, this reflects the impact of productivity benefits from the introduction of Pinnacle.

Impaired losses on loans were higher over the year in line with volume growth.

First Half 2006 - Second Half 2005

Cash earnings rose 2% in the six months to 31 March 2006 compared to the seasonably stronger six months ended 30 September 2005. This was a result of moderate spread compression and slower volume growth in deposits compared to the six months ended 30 September 2005.

Expenses in the six months to 30 September 2005 were adversely impacted by resources put in place to resolve Pinnacle implementation issues and costs on our efficiency projects.

4.1.6 BUSINESS KEY BUSINESS DRIVERS

(1)          Comparatives not provided for the six months ended 30 September 2004 due to the application of A-IFRS from 1 October 2004.

(2)          Comprises term lending, bills and business overdrafts and equipment finance.

(3)          Business deposits include both working capital and business transaction and savings accounts.

(4)          Source: TNS Business Finance Monitor (January 2006). 12 month rolling average. Satisfaction with main bank.

4.2          WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank (WIB) meets the financial needs of corporations and institutions either based in, or with interests in Australia and New Zealand. It also provides certain services including the manufacture and origination of structured products to middle market business banking customers in those markets.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income(1)	228	191	240	19		(5)
Non-interest income	424	439	425	(3)		(0)
Operating income	652	630	665	3		(2)
Operating expenses	(282)	(268)	(282)	(5)		—
Core earnings	370	362	383	2		(3)
Impairment losses on loans	(38)	(7)	(30)	large		(27)
Operating profit before tax	332	355	353	(6)		(6)
Tax and outside equity interests(1)	(91)	(115)	(109)	21		17
Net profit after tax / cash earnings	241	240	244	0		(1)
	—	—	—
Economic profit	147	185	145	(21)		1
Expense to income ratio (%)	43.3%	42.5%	42.4%	(80	bps)	(90	bps)

	$ bn	$ bn	$ bn
Deposits	6.0	6.3	8.0	(5)	(25)
Net loans and acceptances	26.9	24.1	26.7	12	1
Total assets	56.8	47.1	51.9	21	9

AASB 132/139 Adjustments			Adjusted	% Mov’t		% Mov’t
	Half Year	A-IFRS(2)	Half Year	Sept 05-		Mar 05-
$m	March 06	Adjustments	March 06	Mar 06		Mar 06
Net interest income(1)	228	(31)	197	3		(18)
Non-interest income	424	26	450	3		6
Operating income	652	(5)	647	3		(3)
Operating expenses	(282)	—	(282)	(5)		—
Core earnings	370	(5)	365	1		(5)
Impairment losses on loans	(38)	(6)	(44)	large		(47)
Operating profit before tax	332	(11)	321	(10)		(9)
Tax and outside equity interests(1)	(91)	1	(90)	22		17
Net profit after tax / cash earnings	241	(10)	231	(4)		(5)

Expense to income ratio (%)	43.3%	0.3%	43.6%	(110	bps)	(120	bps)

The analysis of WIB’s performance has been disaggregated for the first time, into Institutional Banking (IB) and Structured Finance (SF), due to the significant difference in the nature of the Structured Finance business and the step-change that occurred as a result of the cessation of structured finance activity in New Zealand.

(1)          We have entered into various tax effective structured finance transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis. Net interest income includes a tax equivalent gross up relating to tax benefits on structured finance transactions of $57 million in the six months to 31 March 2006 and $78 million in the six months to 30 September 2005 and $136 million in the six months to 31 March 2005. In the presentation of the Group’s average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer section 5, Note 3 Average Balance Sheet and Interest Rates for a reconciliation of net interest income used in the calculation of net interest spread and net interest margin.

(2)          A breakdown of these adjustments can be found in section 10.

4.2.1 INSTITUTIONAL BANK (IB) (EXCLUDING STRUCTURED FINANCE)

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	176	117	131	50		34
Non-interest income	424	435	428	(3)		(1)
Operating income	600	552	559	9		7
Operating expenses	(278)	(264)	(278)	(5)		—
Core earnings	322	288	281	12		15
Impairment losses on loans	(38)	(6)	(30)	large		(27)
Operating profit before tax	284	282	251	1		13
Tax and outside equity interests	(85)	(86)	(93)	1		9
Net profit after tax / cash earnings	199	196	158	2		26

Expense to income ratio (%)	46.3%	47.8%	49.7%	150	bps	340	bps

AASB 132/139 Adjustments			Adjusted	% Mov’t		% Mov’t
	Half Year	A-IFRS	Half Year	Sept 05-		Mar 05-
$m	March 06	Adjustments	March 06	Mar 06		Mar 06
Net interest income	176	(32)	144	23		10
Non-interest income	424	26	450	3		5
Operating income	600	(6)	594	8		6
Operating expenses	(278)	—	(278)	(5)		—
Core earnings	322	(6)	316	10		12
Impairment losses on loans	(38)	(6)	(44)	large		(47)
Operating profit before tax	284	(12)	272	(4)		8
Tax and outside equity interests	(85)	1	(84)	2		10
Net profit after tax / cash earnings	199	(11)	188	(4)		19

Expense to income ratio (%)	46.3%	0.5%	46.8%	100	bps	290	bps

First Half 2006 - First Half 2005

IB’s cash earnings were $199 million, up $41 million or 26% on 31 March 2005. After adjusting for the impacts of A-IFRS, cash earnings grew by $30 million (19%).

Adjusted overall revenue grew by    6% as a result of a strong performance by Financial Markets and Transactional Banking. Fair valuation gains on investment grade securities held within Financing were a further positive contributor however were partially offset by a weaker result from the Specialised Capital Group (SCG). A slow gathering of momentum for sales of risk management product to Corporate and Institutional clients and continued compression of financing product margins also restricted growth.

The core earnings lift of 12% reflected the leverage benefit of 6% revenue growth and a flat expense outcome.

Financial Markets performance was strong, driven off the back of good trading income. Foreign exchange earnings were up $34 million or 30%, where we have experienced some volatility in foreign exchange markets that has increased customer demand for foreign exchange products.

The result was partially tempered by earnings in our interest rate businesses. This was driven by reduced hedging activity by corporates in the face of expected stable monetary conditions and the changed accounting regime.

Transactional banking revenues were up $7 million or 9%, to $83 million, due to strong liability balances and margins continuing to hold. Transaction volumes remain strong and aligned to expected seasonal and economic variances. Growth in client mandates has been sustained.

Discipline across the business resulted in expenses being held flat. The first half of 2005 was impacted by $8 million related to the EPIC consolidation, while in the latest half, $7 million was incurred in relation to the move to our new head office. Overall, the adjusted expense to income ratio fell 290 basis points to 47%.

The credit impairment losses were up $14 million or 47% to $44 million and this is in line with our medium-term expectations.

An area of particular impact to the results was the contribution of the portfolio of high yield securities, which included $65 million in gains in prior periods, $29 million in the first half 2005, and $36 million in the second half of 2005. Revenues in the first half of 2006 were only $5 million and the liquidation of this portfolio has now been essentially completed. (Carrying value for prior period, US$52 million as at 31 March 2005; US$17 million as at 30 September 2005). In the current period, fair value gains on a separate investment grade portfolio, previously held at historic amortised cost, totalled $27 million.

The performance of the Specialised Capital Group        (SCG) was impacted by a lower number of asset acquisitions during the period as a result of intensifying competition, a limited number of available assets and the significant lead time required in packaging existing assets into market offerings. However SCG has a strong pipeline of opportunities going into the second half. At 30 September total Funds Under Management for SCG (including Hastings Fund Management (Hastings)) were $5.3 billion, up 19% over the prior year. The acquisition of the remaining 49% of Hastings, effective 1 July 2005, was completed during November 2005.

First Half 2006 - Second Half 2005

First half cash earnings were up $3 million (2%) against the prior half. After adjusting for the impacts of A-IFRS, cash earnings were down $8 million (4%).

Operating income was up 8%, driven by a strong Financial Markets trading result. This was offset by lower up-front establishment fees on transactions, together with further margin compression of 7 basis points. The second half of 2005 also benefited from lower than normal impairment losses.

Expenses were up $14 million (5%), impacted by one-off costs relating to the move by WIB to the new corporate headquarters in April 2006 and compliance related project costs.

4.2.2 STRUCTURED FINANCE (SF)

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	52	74	109	(30)		(52)
Non-interest income	—	4	(3)	100		100
Operating income	52	78	106	(33)		(51)
Operating expenses	(4)	(4)	(4)	—
Core earnings	48	74	102	(35)		(53)
Impairment losses on loans	—	(1)	—	100		—
Operating profit before tax	48	73	102	(34)		(53)
Tax and outside equity interests	(6)	(29)	(16)	79		63
Net profit after tax / cash earnings	42	44	86	(5)		(51)

Expense to income ratio (%)	7.7%	5.1%	3.8%	(260	bps)	(390	bps)

AASB 132/139 Adjustments			Adjusted	% Mov’t		%Mov’t
	Half Year	A-IFRS	Half Year	Sept 05-		Mar 05-
$m	March 06	Adjustments	March 06	Mar 06		Mar 06
Net interest income	52	1	53	(28)		(51)
Non-interest income			—	100		100
Operating income	52	1	53	(32)		(50)
Operating expenses	(4)	—	(4)	—		—
Core earnings	48	1	49	(34)		(52)
Impairment losses on loans	—	—	—	100		—
Operating profit before tax	48	1	49	(33)		(52)
Tax and outside equity interests	(6)	—	(6)	79		63
Net profit after tax / cash earnings	42	1	43	(2)		(50)

Expense to income ratio (%)	7.7%	(0.2)%	7.5%	(240	bps)	(370	bps)

First Half 2006 - First Half 2005

SF’s cash earnings fell by $44 million or 51%, to $42 million, primarily reflecting the impact of the run-off of the structured finance transactions in New Zealand in the second half of calendar 2005. We anticipate limited growth in this activity over coming periods.

First Half 2006 - Second Half 2005

First half cash earnings were down just $2 million on the six months ended 30 September 2005, recognising the fact that the run-off of the New Zealand structured finance transactions had been fully effected early in the second half of 2005, with no new deal income derived during the period.

(1)          Capital markets products include interest rate derivatives, secondary markets activity in debt securities and equities, but excludes primary markets activity.

(2)          Other comprises energy, other international and commodities income.

4.3  NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes Westpac Life New Zealand and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in New Zealand dollars (NZ$).

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
NZ$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	469	453	444	4		6
Non-interest income	209	238	232	(12)		(10)
Operating income	678	691	676	(2)		0
Operating expenses	(327)	(327)	(329)	—		1
Core earnings	351	364	347	(4)		1
Impairment losses on loans	(11)	(18)	(19)	39		42
Operating profit before tax	340	346	328	(2)		4
Tax and outside equity interests	(110)	(104)	(107)	(6)		(3)
Net profit after tax / cash earnings	230	242	221	(5)		4

Economic profit	129	143	136	(10)		(5)
Expense to income ratio (%)	48.3%	47.3%	48.7%	(100	bps)	40	bps

	$bn	$bn	$bn
Deposits	20.8	19.9	19.3	5	8
Net loans	34.4	32.3	30.3	7	13
Total assets	36.1	34.1	32.0	6	13
Funds under management	1.9	1.9	2.1	—	(10)

AASB 132/139 Adjustments			Adjusted	% Mov’t		%Mov’t
	Half Year	A-IFRS(1)	Half Year	Sept 05-		Mar 05-
NZ$m	March 06	Adjustments	March 06	Mar 06		Mar 06
Net interest income	469	(14)	455	0		2
Non-interest income	209	18	227	(5)		(2)
Operating income	678	4	682	(1)		1
Operating expenses	(327)	0	(327)	1
Core earnings	351	4	355	(2)		2
Impairment losses on loans	(11)	(4)	(15)	17		21
Operating profit before tax	340	(0)	340	(2)		4
Tax and outside equity interests	(110)	(1)	(111)	(7)		(4)
Net profit after tax / cash earnings	230	(1)	229	(5)		4

Expense to income ratio (%)	48.3%	(0.4)%	47.9%	(60	bps)	80	bps

Financial Performance (NZ$)(1)

First Half 2006 - First Half 2005

New Zealand cash earnings increased by 4% to $230 million. The result reflects solid lending and deposit growth, flat expenses and sound credit quality.

Adjusted net interest income rose 2%. Total lending grew by 13% to $34 billion, in line with private sector growth of 13%(2), and deposits were up by 8% to $21 billion. This strong growth did not translate fully into earnings, as it was partially offset by a 25 basis point decline in the net interest margin.

The predominant driver of spread deterioration over this period was a 15 basis point decline in housing spreads, reflecting the impact of continued change in the mix of fixed rate and floating rate lending over the last 18 months. Our fixed rate lending now accounts for 79% of the housing portfolio up from 65% 18 months ago, compared to the market average of around 82%. As our portfolio of fixed rate lending is now close to market average the severe impact on spreads is unlikely to be repeated.

(1)          A breakdown of these adjustments can be found in section 10.

(2)          RBNZ twelve months to February 2006.

Housing lending volumes increased by 13% (up $3 billion). This was slightly below system growth of 15% as we took a more cautious approach to non-standard mortgage products. Our share of market remained relatively stable at 19%. An increased presence in the high growth Auckland area and expanded product offerings have positioned us positively for the second half.

Business lending volumes increased 12%, broadly in line with system growth. In the last six months business credit growth has eased from the robust 19% growth in 2005. During this period we decentralised our Small and Medium Enterprises support team, increasing our face-to-face contact with customers across the country. This has proved successful in growing the business, with better customer satisfaction scores in this segment over the period.

Deposit volumes increased solidly supported by growth in the high interest internet based account, ‘Online Saver’. Balances in this product now exceed $2 billion. Despite an increase in competitive intensity in this market, we have held market share at 21%.

Adjusted non-interest income was down 2%. This reduction was primarily due to a decline in consumer fee income, as customers rapidly adjusted their banking arrangements, including moving to lower fee products. In responding to this structural shift we are implementing initiatives to grow customer numbers and improve the level of cross sell. This has included the implementation of a new ‘lead and referral’ tool and new product pricing and features for transactional products and credit cards.

Given the lower revenue growth, the New Zealand business held expenses flat. Increases in customer-facing employees and salary increases were offset by reductions in discretionary spend across the business and lower outsourcing costs. The adjusted expense to income ratio improved by 80 basis points.

Impairment losses on loans improved. The quality of our lending book remains strong, with housing delinquency and impaired asset levels improving over the last 12 months.

First Half 2006 - Second Half 2005

Cash earnings reduced by 5% on the prior period.

Adjusted net interest income was unchanged. The economy slowed over the last six months and as a result our business lending growth has eased, though we continue to hold our market share in both business lending and deposits. Housing lending volumes increased by 7% in line with system growth.

Interest margin compression slowed, being down 7 basis points on the period ended 30 September 2005. The change in housing mix was the major driver leading to an 8 basis point decline in housing spreads. However, net interest income growth continued to be impacted by the flow through of prior period margin declines.

Adjusted non-interest income declined by 5%. Lower levels of business activity and the migration of consumers to lower fee generating accounts have been the main contributors to this decline.

The improvement in impairment losses on loans on an adjusted basis relates to a general improvement in credit quality in our business banking segment.

Key Business Drivers

(1)  Source: RBNZ. First half up to February 2006.

(2)  Source: ACNielsen. Four quarter rolling average.

4.4  BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business. BTFG designs, manufactures and distributes financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their wealth. These products include retail investments, personal and business superannuation (pensions), life and general insurance, discount securities broking, margin lending, client portfolio administration (Wrap platforms) and portfolio management. BTFG also provides financial planning advice.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	34	18	13	89		162
Non-interest income	467	478	432	(2)		8
Operating income	501	496	445	1		13
Operating expenses	(265)	(266)	(261)	0		(2)
Core earnings	236	230	184	3		28
Impairment losses on loans	—	—	—	—		—
Operating profit before tax	236	230	184	3		28
Tax and outside equity interests	(71)	(59)	(46)	(20)		(54)
Net profit after tax / cash earnings	165	171	138	(4)		20

Economic profit	106	104	62	2		71
Expense to income ratio (%)	52.9%	53.6%	58.7%	70	bps	580	bps

	$bn	$bn	$bn
Total assets	18.1	17.2	16.1	5	12
Funds under management	40.3	37.2	35.8	8	13
Funds under administration	38.9	34.5	30.6	13	27

AASB 132/139 Adjustments			Adjusted	% Mov’t		% Mov’t
	Half Year	A-IFRS(1)	Half Year	Sept 05-		Mar 05-
$m	March 06	Adjustments	March 06	Mar 06		Mar 06
Net interest income	34	(11)	23	28		77
Non-interest income	467	13	480	0		11
Operating income	501	2	503	1		13
Operating expenses	(265)	—	(265)	0		(2)
Core earnings	236	2	238	3		29
Impairment losses on loans	—	—	—	—		—
Operating profit before tax	236	2	238	3		29
Tax and outside equity interests	(71)	1	(70)	(19)		(52)
Net profit after tax / cash earnings	165	3	168	(2)		22

Expense to income ratio (%)	52.9%	-0.2%	52.7%	90	bps	600	bps

Financial Performance(1)

First Half 2006 - First Half 2005

BTFG delivered cash earnings of $165 million up 20% on the six months ended 31 March 2005.

The financial performance in the first half reflects a solid increase in operating income, driven by strong growth in funds under administration and good associated business revenues, further supported by top quartile investment performance. The business also benefited from favourable market conditions, with equity markets remaining positive, enhancing growth in superannuation and managed investments.

(1)       A breakdown of these adjustments can be found in section 10.

Several structural changes have occurred since 30 September 2005 to maximise BTFG’s expertise across wealth management and protection:

•                Westpac’s General Insurance operations, previously included in BCB, have transferred to BTFG to create a total insurance business; and

•                Westpac’s Financial Planner Network, known as Advice, has also transferred to BTFG (previously reported in BCB), in order to further align the strength of BTFG’s product and platforms with the Westpac distribution network.

Operating income increased by 13% to $501 million. After adjustment for A-IFRS this increased to $503 million.

Adjusted net interest income increased 77% or $10 million. This growth reflected the strong increase in margin lending balances, up by 40% on the six months to 31 March 2005, as the business continues to grow ahead of the market, with current market share of new business at 31%.

An 11% uplift in adjusted non-interest income was driven by:

•                A 27% increase in Funds Under Administration (FUA) to $39 billion increasing fee income by 15% on the six months ended 31 March 2006, supported by:

•                Continued strong growth in our Wrap business, ranked second in the market with a current market share of 12%. Volumes were up by 43% to $24 billion, supported by a 30% uplift in sales. This includes sales through the Advice channel, which have contributed 24% to the Wrap business over the last 6 months. Share of new business in Wrap also improved, increasing by two percentage points to 16%.

•                Above system growth in Corporate Super, up 28%. Corporate Super continues to benefit from the Advice linkage into the Westpac customer base with approximately 58% of Corporate Super FUA originating from the Westpac customer base.

•                Sales volumes within the Advice business improving by 21% on the six months ended 31 March 2005, particularly across Wrap and Corporate Super, with Advisor productivity(1) increasing by 29% on last year.

•                Growth in Funds Under Management (FUM) of 13%, supported by increases in Institutional FUM, favourable equity market conditions and excellent investment management performance. Most of our flagship funds are ranked in the top quartile for performance over one, two and three years, with above benchmark returns across all core asset classes.

•                Total insurance revenues increasing 3% to $111 million, supported by increased premium revenue in Life Insurance.

•                Life insurance revenues of $62 million reflect moderate increases in in-force premiums, up 6% for the half year, and good lapse rates.

•                Strong product sales in General Insurance (up 29%) boosted gross premiums by 38% to $124 million. Claims costs increased by 38% to $41 million as the result of portfolio growth and the impact of recent cyclone activity. Total revenues of $49 million after claims costs were in line with the same period last year.

•                BTFG’s discount broking business performed well supported by positive investment sentiment. Westpac Broking business is ranked third by both market share and by share of new business.

Whilst revenue growth was strong, expenses increased by only 2%, reflecting the various efficiency programs which have redirected investment towards growth activities within the business such as:

•                Straight Through Processing on our Wrap and Corporate Super Platforms;

•                Magnitude - our “home grown” advisor dealership; and

•                Quality Advice - refreshing our internal advisor platform.

BTFG’s growth in profit after tax was also achieved despite a significantly higher tax expense, up 52%, due to the termination of the Life Company concessionary tax rates from July 2005, which impacted first half earnings by an estimated $10 million.

(1)          Sales productivity measured as sales per planner.

First Half 2006 - Second Half 2005

Cash earnings was reduced by 4%. However, earnings in the second half of 2005 were impacted by a $13 million one-off profit on the sale of our shareholding in JDV Ltd and the termination of the Life Company concessionary tax rates from 1 July 2005. Adjusting for these items cash earnings increased by 4% on the six months ended 30 September 2005.

Operating income grew by 4% adjusting for the profit on the sale of JDV Ltd discussed above. This growth was supported by an 8% increase in total FUM and a 13% increase in FUA, driven by:

•                Strong volume growth in core platforms such as Wrap and Corporate Super. Wrap volumes increased by 19% on the prior period and Corporate Super volumes were up 13%;

•                Growth in margin lending balances of 21% to $3 billion, supported by strong sales performance, particularly from within the Advice network; and

•                Institutional FUM growth, up 13%.

Insurance revenues declined by 4% due to increased General Insurance claims in the first half of 2006. This increase in claims was the result of the cyclone activity noted previously.

Operating expenses remained relatively flat compared to the six months ended 30 September 2005, despite increases for performance based remuneration and volume related costs in line with the growth across Platforms and Margin Lending.

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian market share			Share of new business
Product(1)	Market share (%)	Rank	Market share (%)	Rank
Platforms	12	2	16	2
Corporate Super	7	6	10	3
Margin Lending	15	3	31	1
Broking	10	3	10	3
Life and Risk	—	—	7	5
Retail	10	4	9	4
Wholesale	2	13	(8)	49

	Performance and Quartile Ranking(2)
	1 year		2 years		3 years
February 2006%		Quartile	% p.a.	Quartile	% p.a.	Quartile
Core Australian Share Fund	35	2	32	1	31	1
Imputation Fund	36	1	33	1	33	1
Smaller Companies Fund	33	1	39	1	43	1
Balanced	25	2	21	1	21	1
Property	18	4	19	4	17	3
Intl Equities (Putnam)	31	3	19	3	18	3

(1)       Source: Platforms - S&P data Dec.05; Corporate Super - Dexx&r Sept.05; Margin Lending - BT competitor analysis - Mar 06; Broking - IRESS Feb.06; Life and Risk - Plan for Life Sept.05; Retail - S&P data Dec.05; Wholesale - S&P data Dec.05

(2)       Source: Intech, as at 28 February 2006.

(1)       Internal data supplied by BTFG (Australia).

(2)       Corporate Superannuation balances were previously recognised in Funds Under Management.

4.5  PACIFIC BANKING

Pacific Banking (PB) provides banking services for retail and business customers throughout the South Pacific Island Nations. Branches, ATM’s, telephone banking and Internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. PB’s financial products include home, personal and business lending and savings and investment accounts.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05		Mar 05
$ m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	43	39	34	10		26
Non-interest income	44	41	36	7		22
Operating income	87	80	70	9		24
Operating expenses	(27)	(27)	(26)	—		(4)
Core earnings	60	53	44	13		36
Impairment losses on loans	(4)	(2)	(1)	(100)		large
Operating profit before tax	56	51	43	10		30
Tax and outside equity interests	(20)	(15)	(14)	(33)		(43)
Net profit after tax / cash earnings	36	36	29	—		24

Economic profit	30	29	22	3		36
Expense to income ratio (%)	31.0%	33.8%	37.1%	280	bps	610	bps

	$bn	$bn	$bn
Deposits	1.3	1.2	1.1	8		18
Total assets	1.4	1.3	1.2	8		17

AASB 132/139 Adjustments			Adjusted	% Mov’t		%Mov’t
	Half Year	A-IFRS	Half Year	Sept 05-		Mar 05-
$m	March 06	Adjustments(1)	March 06	Mar 06		Mar 06
Net interest income	43	(1)	42	8		24
Non-interest income	44	1	45	10		25
Operating income	87	—	87	9		24
Operating expenses	(27)	—	(27)	—		(4)
Core earnings	60	—	60	13		36
Impairment losses on loans	(4)	(1)	(5)	(150)		large
Operating profit before tax	56	(1)	55	8		28
Tax and outside equity interests	(20)	2	(18)	(20)		(29)
Net profit after tax / cash earnings	36	1	37	3		28

Expense to income ratio (%)	31.0%	0.0%	31.0%	280	bps	610	bps

Financial Performance(1)

First Half 2006 - First Half 2005

PB recorded a 24% uplift in cash earnings to $36 million and a 36% improvement in economic profit - a solid performance despite a more challenging operating environment.

The driver of this performance was a 24% improvement in operating income, while adding just $1 million (4%) to the cost base over the year. As a result the cost to income ratio fell a further 610 basis points to just 31%.

The growth in operating income was supported by a 25% uplift in adjusted non-interest income from improved financial markets income in PNG, Vanuatu, Samoa and the Solomon Islands.

Adjusted net interest income has increased by 24% over the year on the back of continued asset growth across the whole region.

Increased competition across the Pacific has seen a decline in margins over the year.

(1)       A breakdown of these adjustments can be found in section 10.

Impairment losses were up by $3 million to $4 million due to two new specific provisions raised, as well as the impact of growth in the loan portfolio. In other respects the portfolio quality remains sound.

First Half 2006 - Second Half 2005

Cash earnings remained flat on the second half of 2005. Although operating income was higher, an increase in impairment losses and tax paid has restrained the result.

Operating income has increased by 9% and as mentioned above, can be attributed to higher asset levels, and improved transactional and financial markets income.

Expenses were held flat, however impairment losses increased on the back of new specific provisions being raised and the impact of the loan portfolio growth.

4.6  GROUP BUSINESS UNIT

This segment comprises:

•                Group items including earnings on surplus capital, accounting entries for certain intragroup transactions that facilitate the presentation of the performance of our operating segments, (notably adjustments for life policyholder income, consolidation of life company Managed Investment Schemes, exchange rate adjustments and hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions, reversals of tax equivalent gross ups on tax effective transactions within the Institutional Bank; and

•                Group Treasury, which is primarily, focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to minimise net interest income volatility and assist net interest income growth.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Net interest income	107	151	18	(29)	large
Non-interest income	30	78	(57)	(62)	(153)
Operating income	137	229	(39)	(40)	large
Operating expenses	(29)	18	(6)	large	large
Core earnings	108	247	(45)	(56)	large
Impairment losses on loans	(9)	6	(3)	large	(200)
Operating profit before tax	99	253	(48)	(61)	large
Tax and outside equity interests	(124)	(239)	(48)	48	(158)
Net profit after tax	(25)	14	(96)	large	74
Treasury shares	12	12	20	—	(40)
Distribution of other equity instruments	—	26	23	100	100
TPS revaluation	30	(15)	40	large	(25)
Cash earnings	17	37	(13)	(54)	large

Individual line items are impacted by a number of accounting treatments which have little or no impact on cash earnings and mask the true performance of the division(1). These include:

•      Consolidation entries (Managed Investment Schemes, policyholder tax recoveries, tax equivalent gross ups);

•      Adjustments and hedge results for our New Zealand earnings;

•      Revaluation of the interest rate swap hedging our TPS 2003 hybrid securities; and

•      Revaluation of the cross currency swap hedging our TPS 2004 hybrid securities.

Cash earnings increased $30 million on the six months ended 31 March 2005 and decreased $20 million on 30 September 2005. The increase was driven by an increase in Treasury earnings, up $63 million over the six months ended 31 March 2005 and up $28 million on the six months ended 30 September 2005. Hedge ineffectiveness for the six months ended 31 March 2006 was a gain of $2 million included in income.

Included in the increased tax expense was a $61 million charge to the general tax provision. This was $40 million higher than charges raised for the six months ended 31 March 2005.

(1)       A breakdown of these adjustments can be found in section 10.2.

5. 2006 FINANCIAL INFORMATION	Interim Profit Announcement 2006

INDEX

5.1	Consolidated income statement		56
5.2	Consolidated balance sheet		57
5.3	Consolidated cash flow statement		58
5.4	Consolidated statement of recognised income and expense		59
5.5	Consolidated statement of changes in shareholders’ equity		60
5.6	Notes to 2006 interim financial information		61
	Note	1. Basis of preparation of financial information	61
	Note	2. Interest spread and margin analysis	76
	Note	3. Average balance sheet and interest rates	77
	Note	4. Revenue	79
	Note	5. Net interest income	79
	Note	6. Non-interest income	80
	Note	7. Expense analysis	81
	Note	8. Deferred expenses and capitalised software	82
	Note	9. Income tax	82
	Note	10. Dividends	83
	Note	11. Earnings per ordinary share	84
	Note	12. Loans	85
	Note	13. Provisions for impairment losses on loans	86
	Note	14. Impaired assets	87
	Note	15. Movement in gross impaired assets	88
	Note	16. Items past 90 days but well secured	88
	Note	17. Impaired assets and provisioning ratios	88
	Note	18. Delinquencies (90 days past due loans)	88
	Note	19. Deposits	89
	Note	20. Capital adequacy	90
	Note	21. Derivative financial instruments	91
	Note	22. Cash flow statement	93
	Note	23. Group investments and changes in controlled entities	94
	Note	24. Explanation of transition to Australian equivalents to IFRS	96
	Note	25. Reconciliation to US generally accepted accounting principles	108
	Note	26. Contingent liabilities	109
	Note	27. Events subsequent to balance date	109
5.7	Statement in relation to the review of the financial statements		110

Notes to the statements shown in sections 5.1, 5.2, 5.3, 5.4 and 5.5 as required by Appendix 4D are referenced in the margin of the relevant tables

5.1           CONSOLIDATED INCOME STATEMENT

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Interest income	8,806	7,968	7,576	11	16
Interest expense	(5,946)	(5,266)	(5,019)	(13)	(18)
Net interest income	2,860	2,702	2,557	6	12
Non-interest income	1,703	1,850	1,604	(8)	6
Net operating income	4,563	4,552	4,161	0	10
Operating expenses	(2,135)	(2,088)	(2,071)	(2)	(3)
Impairment losses on loans	(185)	(179)	(203)	(3)	9
Profit before income tax	2,243	2,285	1,887	(2)	19
Income tax expense	(749)	(683)	(540)	(10)	(39)
Net profit for the period	1,494	1,602	1,347	(7)	11
Net profit attributable to minority interests	(25)	(165)	(86)	85	71
Net profit attributable to equity holders of WBC	1,469	1,437	1,261	2	16

5.2          CONSOLIDATED BALANCE SHEET

As at $m	31 March 2006	30 Sept 2005	31 March 2005	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Assets
Cash and balances with central banks	2,211	1,845	2,038	20	8
Due from other financial institutions	17,449	15,363	14,984	14	16
Derivative financial instruments	14,656	9,944	10,859	47	35
Financial assets at fair value	3,376	—	—	—	—
Other trading assets	15,283	12,034	12,686	27	20
Investment securities	—	2,428	2,898	(100)	(100)
Available-for-sale securities	1,033			—	—
Loans	215,475	198,058	191,862	9	12
Acceptances of customers	—	4,864	5,127	(100)	(100)
Life insurance assets	14,743	13,595	12,553	8	17
Regulatory deposits with central banks overseas	372	347	562	7	(34)
Goodwill and other intangible assets(1)	2,920	2,957	2,849	(1)	2
Property, plant & equipment	421	379	379	11	11
Deferred tax assets	407	820	874	(50)	(53)
Other assets	3,533	3,629	3,087	(3)	14
Total assets	291,879	266,263	260,758	10	12
Liabilities
Due to other financial institutions	12,256	10,654	8,137	15	51
Deposits at fair value	30,658	—	—	—	—
Deposits at amortised cost	123,233	149,252	145,607	(17)	(15)
Derivative financial instruments	12,389	10,514	11,162	18	11
Other trading liabilities and other financial liabilities at fair value	9,036	3,154	3,326	186	172
Debt issues	63,153	48,754	49,984	30	26
Acceptances	—	4,864	5,127	(100)	(100)
Current tax liabilities	64	306	66	(79)	(3)
Deferred tax liabilities	—	20	22	(100)	(100)
Life insurance liabilities	13,655	11,717	11,250	17	21
Provisions	721	651	528	11	37
Other liabilities	5,697	5,270	4,932	8	16
Total liabilities excluding loan capital	270,862	245,156	240,141	10	13
Loan Capital
Subordinated bonds, notes and debentures	4,491	3,702	4,257	21	5
Subordinated perpetual notes	543	512	505	6	8
Trust preferred securities 2004	679	—	—	—	—
Fixed interest Resettable Trust Securities	662	—	—	—	—
Total loan capital	6,375	4,214	4,762	51	34
Total liabilities	277,237	249,370	244,903	11	13
Net Assets	14,642	16,893	15,855	(13)	(8)
Shareholders’ Equity
Share capital:
Ordinary share capital	5,370	5,296	4,523	1	19
Treasury shares	(57)	(61)	(75)	7	24
Reserves	208	46	27	large	large
Retained profits	7,957	8,280	7,721	(4)	3
Total equity attributable to equity holders of WBC	13,478	13,561	12,196	(1)	11
Minority Interests
Managed investment schemes	—	826	706	(100)	(100)
New Zealand Class shares	—	—	451	—	(100)
Fixed interest resettable trust securities		659	659	(100)	(100)
Trust preferred securities 2003	1,137	1,137	1,137	—	—
Trust preferred securities 2004	—	688	688	(100)	(100)
Other	27	22	18	23	50
Total minority interests	1,164	3,332	3,659	(65)	(68)
Total shareholders equity and minority interests	14,642	16,893	15,855	(13)	(8)

(1)   Goodwill and other intangible assets include $439 million in capitalised software costs ($447 million at 30 September 2005 and $409 million at 31 March 2005) with an average amortisation period of approximately three years.

5.3          CONSOLIDATED CASH FLOW STATEMENT

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Cash flows from operating activities
Interest received	8,861	8,013	7,470	11	19
Interest paid	(5,847)	(5,150)	(4,891)	(14)	(20)
Dividends received excluding life business	4	10	18	(60)	(78)
Other non-interest income received	2,187	1,230	1,894	78	15
Operating expenses paid	(2,215)	(1,553)	(2,391)	(43)	7
Net (increase)/decrease in trading and fair value assets	(4,839)	627	(506)	(large )	(large )
Net increase/(decrease) in trading and fair value liabilities	2,391	(171)	(503)	large	large
Net (increase)/decrease in derivative financial instruments	(567)	114	(1,943)	(large )	71
Income tax paid excluding life business	(553)	(398)	(353)	(39)	(57)
Life business:
Receipts from policyholders and customers	1,322	1,114	1,446	19	(9)
Interest and other items of similar nature	24	66	27	(64)	(11)
Dividends received	196	550	156	(64)	26
Payments to policyholders and suppliers	(1,662)	(1,108)	(1,353)	(50)	(23)
Income tax paid	(42)	(71)	(23)	41	(83)
Net cash provided by operating activities	(740)	3,273	(952)	(123)	22
Cash flows from investing activities
Proceeds from sale of investment securities	—	68	62	(100)	(100)
Proceeds from matured investment securities	—	1,022	542	(100)	(100)
Purchase of investment securities	—	(413)	(185)	100	100
Proceeds from available-for-sale securities	208	—	—	—	—
Proceeds from matured/disposed available-for-sale securities	155	—	—	—	—
Purchase of available-for-sale securities	(648)	—	—	—	—
Net (increase)/decrease in:
Due from other financial institutions	(1,777)	(342)	(935)	(large )	(90)
Loans	(13,412)	(6,736)	(9,271)	(99)	(45)
Life insurance assets	(381)	(155)	93	(146)	(large )
Regulatory deposits with central banks overseas	(24)	218	(75)	(111)	68
Other assets	(263)	165	(1,836)	(large )	86
Purchase of intangible assets	(111)	(236)	(179)	53	38
Purchase of property, plant and equipment	(77)	(78)	(52)	1	(48)
Proceeds from disposal of property, plant and equipment	14	13	12	8	17
Proceeds from disposal of other investments	—	21	20	(100)	(100)
Controlled entities and businesses disposed, net of cash held	—	25	520	(100)	(100)
Net cash used in investing activities	(16,316)	(6,428)	(11,284)	(154)	(45)
Cash flows from financing activities
Issue of loan capital	730	583	818	25	(11)
Redemption of loan capital	—	(1,141)	(255)	100	100
Proceeds from issue of shares	27	101	90	(73)	(70)
Buy-back of NZ Class shares	—	—	(1)	—	100
Buy-back of ordinary shares	(1,003)	—	—	—	—
Net increase/(decrease) in:
Due to other financial institutions	1,421	2,486	1,408	(43)	1
Deposits and public borrowings	5,458	3,813	481	43	large
Debt issues	10,744	(1,150)	9,649	large	11
Other liabilities	796	(997)	970	180	(18)
Net (purchase)/sale of treasury shares	4	14	(25)	(71)	116
Payment of dividends	(744)	(658)	(583)	(13)	(28)
Payment of dividends to outside equity interests	(20)	(89)	(72)	78	72
Net cash provided by financing activities	17,413	2,962	12,480	large	40
Net increase in cash and cash equivalents	357	(193)	244	large	46
Effect of exchange rate changes on cash and cash equivalen	9	—	(7)	—	large
Cash and cash equivalents at the beginning of year	1,845	2,038	1,801	(9)	2
Cash and cash equivalents at year end	2,211	1,845	2,038	20	8

5.4          CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Gains/(losses) on available-for-sale securities:
Recognised in equity	2			—	—
Transferred to the income statement	(6)			—	—
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	3			—	—
Transferred to the income statement	(30)			—	—
Exchange differences on translation of foreign operations	84	(1)	(95)	large	188
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	8			—	—
Cash flow hedging reserve	—			—	—
Foreign currency translation reserve	3	—	—	—	—
Net income recognised directly in equity	64	(1)	(95)	large	167
Profit for the period	1,469	1,437	1,261	2	16
Total net income recognised for the period	1,533	1,436	1,166	7	31
Attributable to:
Members of the parent	1,508	1,601	1,252	(6)	20
Minority interests	25	(165)	(86)	115	129
Total net income recognised for the period	1,533	1,436	1,166	7	31

5.5          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Share capital
Balance at beginning of period	5,235	4,448	4,234	18	24
AIFRS transition adjustment	—	—	(50)	—	100
Restated balance at beginning of period	5,235	4,448	4,184	18	25
Shares issued:
Under dividend reinvestment plan	207	221	199	(6)	4
Under share purchase and option plan	27	101	90	(73)	(70)
In exchange for New Zealand Class shares	—	451	—	(100)	—
Other	52	—	—	—	—
Shares bought back	(212)	—	—	—	—
(Acquisition)/disposal of treasury shares	4	14	(25)	(71)	116
Balance at period end	5,313	5,235	4,448	1	19
Available-for-sale securities reserve
Balance at beginning of period	—			—	—
A-IFRS transition adjustment	—			—	—
Restated balance at beginning of period	—			—	—
Net gains/(losses) from changes in fair value	2			—	—
Income tax effect	—			—	—
Transferred to income statements	(6)			—	—
Income tax effect	3			—	—
Balance at period end	(1)			—	—
Share based payment reserve
Balance at beginning of period	142	122	—	16	—
A-IFRS transition adjustment	—	—	79	—	(100)
Restated balance at beginning of period	142	122	79	16	80
Current period movement	22	20	43	10	(49)
Balance at period end	164	142	122	15	34
Cash flow hedging reserve
Balance at beginning of period	—			—	—
A-IFRS transition adjustment	51			—	—
Restated balance at beginning of period	51			—	—
Net gains/(losses) from changes in fair value	3			—	—
Income tax effect	(1)			—	—
Transferred to income statements	(30)			—	—
Income tax effect	9			—	—
Balance at period end	32			—	—
Foreign currency translation reserve
Balance at beginning of period	(96)	(95)	(83)	(1)	(16)
A-IFRS transition adjustment	25	—	83	—	(70)
Restated balance at beginning of period	(71)	(95)	—	25	—
Transfer from retained profits	—	(1)	1	100	(100)
Foreign currency translation adjustment	84	—	(96)	—	188
Tax on foreign currency translation adjustment	—	—	—	—	—
Balance at period end	13	(96)	(95)	114	114
Total reserves	208	46	27	Large	Large

Movements in retained earnings were as follows:
Balance at beginning of period	8,280	7,721	7,812	7	6
A-IFRS transition adjustment	(50)	—	(569)	—	91
Restated balance at beginning of period	8,230	7,721	7,243	7	14
Net profit for the year	1,469	1,437	1,261	2	16
Deemed dividend on shares bought back	(791)	—	—	—	—
Final dividend for prior year	(951)	—	(782)	—	(22)
Interim dividend for prior year	—	(879)	—	100	—
Transfer (to)/from reserves	—	1	(1)	(100)	100
Balance at period end	7,957	8,280	7,721	(4)	3

5.6          NOTES TO 2006 INTERIM FINANCIAL INFORMATION

Note 1.   Basis of preparation of financial information

a.     Basis of accounting

(i)         General

These interim financial statements for the half year ended 31 March 2006 have been prepared in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian Accounting Standard AASB 134: Interim Financial Reporting and the Corporations Act 2001.

These interim financial statements do not include all the notes of the type normally included in an annual financial report. Accordingly, these statements are to be read in conjunction with the annual report for the year ended 30 September 2005 and any relevant public announcements made by Westpac Banking Corporation (“Westpac”) during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The principal accounting policies adopted in the preparation of the financial report are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

First-time Adoption of Australian Equivalents to International Financial Reporting Standards (A-IFRS).

This interim financial report is the first Westpac interim financial report to be prepared in accordance with A-IFRS and also complies with International Financial Reporting Standards.

Financial statements of Westpac until 30 September 2005 had been prepared in accordance with previous Australian Generally Accepted Accounting Principles (AGAAP). AGAAP differs in certain respects from A-IFRS. When preparing the interim financial report for the half year ended 31 March 2006, management has amended certain accounting, valuation and consolidation methods applied in the previous AGAAP financial statements to comply with A-IFRS. With the exception of changes related to financial instruments and insurance applicable from 1 October 2005, the comparative figures are restated to reflect these adjustments. Reconciliations and descriptions of the effect of transition from previous AGAAP to A-IFRS on the Group’s equity and its net income are contained in Note 13.

In accordance with ASIC Class Order 98/0100 as amended by ASIC Class Order 05/641, all amounts have been rounded to the nearest million dollars unless otherwise stated.

(ii)       First-time adoption of Australian equivalents to International Financial Reporting Standards

AASB 1: First-time Adoption of Australian Equivalents to International Financial Reporting Standards (AASB 1) has been applied in preparing these financial statements.

Westpac has made the following elections in accordance with AASB 1:

•      Not to apply AASB 3: Business Combinations retrospectively to any past business combinations (business combinations that occurred before the date of transition to A-IFRS).

•      Not to use previous AGAAP revaluations of premises and sites before the date of transition to A-IFRS as deemed cost. Accordingly, Westpac has restated previously revalued items of premises and sites to the lower of historic cost and recoverable amount as at the date of transition to A-IFRS.

•      To deem the cumulative translation differences for all foreign operations to be zero at the date of transition to A-IFRS (refer Note 1 (a)(vi)).

•      To recognise all cumulative superannuation plan actuarial gains and losses at the date of transition to A-IFRS and to early adopt AASB 119 (issued June 2005) and use the ‘corridor’ approach for later actuarial gains and losses (refer Note 1 (g)(iii)a).

•      To apply AASB 2: Share Based Payment retrospectively for all options and performance share rights not yet vested as at the date of transition to A-IFRS, even if granted on or before 7 November 2002.

•      To prepare comparative information that does not comply with AASB 132: Financial Instruments: Presentation and Disclosure (AASB 132), AASB 139: Financial Instruments: Recognition and Measurement (AASB 139), AASB 4: Insurance Contracts (AASB 4), AASB 1023: General Insurance Contracts (issued July 2004) (AASB 1023) and AASB 1038: Life Insurance Contracts (issued July 2004) (AASB 1038). Accordingly, the Australian GAAP basis of accounting used in the previous year has been applied to financial instruments within the scope of AASB 139 and AASB 132 and insurance contracts within the scope of AASB 4, AASB 1023 and AASB 1038 for comparative information.

The accounting policies have been consistently applied by the Group to all half years presented in these financial statements and in preparing an opening A-IFRS balance sheet as at 1 October 2004 for the purpose of transition to A-IFRS, except for the adoption of AASB 132, AASB 139, AASB 4, AASB 1023 and AASB 1038. The date of transition to these standards was therefore 1 October 2005.

(iii)      Early adoption of Standards

Westpac has elected to apply AASB 119: Employee Benefits (issued June 2005) to the annual reporting period beginning 1 October 2005 and AASB 139: Financial Instruments: Recognition and Measurement (issued January 2005) to the annual reporting period beginning 1 October 2005.

(iv)       Historical cost convention

The financial report has been prepared under the historical cost convention, as modified by applying fair value accounting to available-for-sale financial assets and financial assets and liabilities (including derivative instruments) at fair value through profit or loss.

(v)        Principles of consolidation

The consolidated financial statements incorporate the assets and liabilities of all the entities (including special purpose entities) controlled by Westpac and the results of all subsidiaries for the half year then ended. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group (refer Note 1(e)).

The interest of minority shareholders is stated at the minority’s proportion of the net profit and net assets of a subsidiary attributable to equity interests that are not owned, directly or indirectly by Westpac. Any losses applicable to the minority interest in excess of the minority interest are allocated against the interests of Westpac.

(vi)       Foreign Currency Translation

a.          Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Australian dollars. All amounts are expressed in Australian dollars except where otherwise indicated.

b.         Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at balance date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except where deferred in equity as qualifying cash flow hedges or qualifying net investment hedges (refer Note 1(i)(i)).

Translation differences on non-monetary items classified as available-for-sale financial assets are included in the available-for-sale securities reserve in equity.

c.          Group companies

Assets and liabilities of overseas branches and subsidiaries that have a functional currency other than the Australian dollar are translated at exchange rates prevailing on the balance date. Income and expenses are translated at average exchange rates prevailing during the period. Other equity balances are translated at historical exchange rates. Exchange differences that have arisen since I October 2004, the date of transition to A-IFRS, are recognised as a separate component of equity in the foreign currency translation reserve.

On consolidation, exchange differences arising from the translation of borrowings and other currency instruments designated as hedges and the net investment in overseas branches and subsidiaries are reflected in the foreign currency translation reserve. When a foreign operation is sold or borrowings are repaid, a proportionate share of such exchange differences are recognised in the income statement as part of the gain or loss on sale or repayment of borrowing.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

b.          Revenue recognition

(i)          Interest income

Interest income for all instruments measured at amortised cost or those classified as available-for-sale is recognised in the income statement using the effective interest method. Interest income for instruments measured at fair value through profit or loss is recognised using the yield to maturity method.

The effective interest method is a method of calculating the amortised cost of a financial asset or a financial liability and of allocating the interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, cash flows are estimated based upon all contractual terms of the financial instrument (for example, prepayment options) but do not consider future credit losses. The calculation includes all fees and other amounts paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Interest relating to impaired loans is recognised using the loan’s original effective interest rate. This rate is also used to discount the future cash flows for the purpose of measuring the impairment loss.

(ii)        Dividends on redeemable preference share finance

Dividend income on redeemable preference share finance is included as part of interest income and is recorded in the income statement on an effective interest basis.

(iii)       Leasing

Finance leases are accounted for under the net investment method whereby income recognition is based on a pattern reflecting a constant periodic rate of return on the net investment in the finance lease and is included as part of interest income.

(iv)       Fee income

Fees and commissions are generally recognised on an accrual basis over the period during which the service is performed. All fees relating to the successful origination or settlement of a loan (together with the related direct costs) are deferred and recognised as an adjustment to the effective interest rate on the loan. Portfolio and other management advisory and service fees are recognised based on the applicable service contracts, usually on a time proportionate basis. Asset management fees related to investment funds are recognised over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

(v)        Net trading income

Net trading income includes realised and unrealised gains and losses from trading assets and trading liabilities (including all derivatives except those that are designated as hedging instruments).

(vi)       Other dividend income

Other dividend income is recorded as non-interest income as declared.

(vii)      Gain or loss on sale of property, plant and equipment

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised as non-interest income.

c.          Expense recognition

(i)         Interest expense

Interest expense, including premiums or discounts and associated issue expenses incurred on the issue of securities, is recognised in the income statement for all financial liabilities measured at amortised cost using the effective interest method (refer Note 1(b)(i)). Interest expense relating to instruments classified at fair value through profit or loss, including trading liabilities is recognised on a yield to maturity basis.

(ii)        Losses on loans and receivables carried at amortised cost

The charge recognised in the income statement for losses on loans and receivables carried at amortised cost reflects the net movement in the provisions for individually assessed and collectively assessed loans, write-offs and recoveries of losses previously written-off.

(iii)       Leasing

Operating lease payments are recognised in the income statement as an expense on a straight-line basis over the lease term unless another systematic basis is more representative of the time pattern of the benefit received. Incentives received on entering into operating leases are recorded as liabilities and amortised as a reduction of rental expense over the lease term on a straight-line basis.

(iv)       Commissions and other fees

External commissions and other costs paid to acquire mortgage loans through brokers are capitalised and amortised using the effective interest method (refer Note 1(b)(i)). All other fees and commissions are recognised in the income statement over the period which the related service is consumed.

(v)        Wealth management acquisition costs

Acquisition costs are the variable costs of acquiring new business principally in relation to the Group’s life insurance and retail funds management business.

Managed investment acquisition costs

Deferred acquisition costs associated with the retail funds management business are costs that are directly incremental to the acquisition of new business. These costs are recorded as an asset and are amortised in the income statement on the same basis as the recognition of related revenue.

Life insurance acquisition costs

Deferred acquisition costs associated with life insurance business are costs that are incremental to the acquisition of new business. These costs are recorded as an asset and are amortised in the income statement on the same basis as the recognition of related revenue.

(vi)       Share based compensation

Certain employees are entitled to participate in option and share ownership schemes.

Options and performance share rights

The fair value of options and performance share rights provided to employees as share based compensation is recognised as an expense with a corresponding increase in equity. The fair value is measured at grant date and is recognised over the expected vesting period during which the employees would become entitled to exercise the option or performance share right.

The fair value of options and performance share rights is estimated at grant date using a Binomial/Monte Carlo simulation pricing model incorporating the vesting and performance hurdle features of the grants. The fair value of the options and performance share rights excludes the impact of any non-market vesting conditions such as participants’ continued employment by the Group. The non-market vesting conditions are included in assumptions used when determining the number of options and performance share rights expected to become exercisable for which an expense is recognised. At each reporting date these assumptions are revised and the expense recognised each year takes into account the most recent estimates.

Employee share plan

The value of shares expected to be issued to employees for no consideration under the employee share plan is recognised as an expense over the financial year. The fair value of any ordinary shares issued to satisfy the obligation to employees is recognised as a separate component of equity, or if purchased on market, the obligation to employees is satisfied by delivering shares that have been purchased on market.

d.          Income tax

Income tax expense on the profit for the half year comprises current tax and the movement in deferred tax balances.

Current tax is the expected tax payable on the taxable income for the financial year using tax rates that have been enacted or substantively enacted for each jurisdiction at the balance date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding amounts used for taxation purposes. Deferred tax assets and liabilities are not recognised if the temporary difference arises from goodwill, the initial recognition (other than in a business combination) of assets and liabilities that affect neither accounting nor taxable profit, or differences relating to investments in subsidiaries to the extent that they will probably not reverse in the future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted for each jurisdiction at the balance date that are expected to apply when the liability is settled or the asset is realised.

Current and deferred tax attributable to amounts recognised directly in equity are also recognised directly in equity.

Except as noted above, deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. For presentation purposes deferred tax assets and deferred tax liabilities have been offset where they relate to income taxes levied by the same taxation authority on the same taxable entity in Group.

e.          Acquisitions of assets

The purchase method of accounting is used to account for all acquisitions of assets (including business combinations) regardless of whether equity instruments or other assets are acquired. Cost is measured as the fair value of the assets given, equity instruments issued or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition. Where equity instruments are issued in an acquisition, the value of the instruments is their published market price as at the date of exchange. Transaction costs arising on the issue of equity instruments are recognised directly in equity.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the Group’s incremental borrowing rate.

f.          Assets

(i)         Financial assets

The Group classifies its financial assets in the following categories: financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments and available-for-sale securities. Management determines the classification of its financial assets at initial recognition.

•      Financial assets at fair value through profit or loss

This category has two sub-categories: firstly financial assets held for trading and secondly those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling it in the near term, if it is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit taking, if it is a derivative that is not a designated hedging instrument, or if so designated on acquisition by management.

•      Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of trading the receivable.

•      Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity that the Group’s management has the positive intention and ability to hold to maturity.

•       Available-for-sale securities

Available-for-sale securities are those non-derivative financial assets that are designated as available-forsale or that are not classified as financial assets at fair value through profit or loss, loans and receivables or held-to-maturity investments.

Recognition of financial assets

Purchases and sales of financial assets at fair value through profit or loss, held-to-maturity and available-for sale are recognised on trade-date, the date on which the Group commits to purchase or sell the asset. Loans are recognised when cash is advanced to the borrowers. Financial assets at fair value through profit or loss are recognised initially at fair value. All other financial assets are recognised initially at fair value plus directly attributable transaction costs. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or where the Group has transferred substantially all the risks and rewards of ownership.

Available-for-sale financial assets and financial assets through profit or loss are subsequently carried at fair value. Loans and receivables and held-to-maturity investments are carried at amortised cost using the effective interest method. Realised and unrealised gains and losses arising from changes in the fair value of financial assets at fair value through profit or loss are included in the income statement in the period in which they arise. Gains and losses arising from changes in the fair value of available-for-sale financial assets are recognised directly in equity, until the financial asset is derecognised or impaired at which time the cumulative gain or loss previously recognised in equity is recognised in the income statement. Dividends on available-for-sale equity instruments are recognised in the income statement when the right to receive payment is established.

The fair values of quoted investments in active markets are based on current bid prices. If the market for a financial asset is not active, the Group establishes fair value by using valuation techniques. These include the use of recent arm’s length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants.

a.          Cash and balances with central banks

Cash and balances with central banks includes cash at branches. They are brought to account at the face value or the gross value of the outstanding balance, where appropriate.

b.         Due from other financial institutions

Receivables from other financial institutions include loans, nostro balances, certificates of deposit and settlement account balances due from other financial institutions. They are accounted for as loans and receivables (refer Note 1(f)(i)).

c.          Derivative financial instruments

Derivative financial instruments including forwards, futures, swaps and options are recognised in the balance sheet at fair value. Fair values are obtained from quoted market prices, independent dealer price quotations, discounted cash flow models and option pricing models, which incorporate current market and contractual prices for the underlying instrument, time to expiry, yield curves and volatility of the underlying. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

d.         Financial assets at fair value

Certain non-trading bonds, notes and commercial bills are designated at fair value through profit or loss (refer Note 1(f)(i)). This designation is only made if the financial asset contains an embedded derivative or it is managed on a fair value basis in accordance with a documented strategy or if designating it at fair value reduces an accounting mismatch.

e.          Other trading assets

Other trading assets include debt and equity instruments which are actively traded and securities purchased under agreement to resell. They are accounted for as financial assets at fair value through profit or loss (refer Note 1(f)(i)).

f.          Investment securities

This classification relates to prior year comparatives only, before the application of AASB 139: Financial Instruments: Recognition and Measurement. Investment securities were public and other debt and equity securities that were not actively traded. They were measured at cost adjusted for any permanent diminution.

g.         Available-for-sale securities

Available-for-sale securities are public and other debt and equity securities that are not classified as at fair value through profit or loss, loans and receivables or as held-to-maturity investments. The accounting policy for available-for-sale securities is set out in Note 1(f)(i).

h.         Loans

Loans includes advances, overdrafts, home loans, credit card and other personal lending, term loans, leasing receivables, bill financing and redeemable preference share finance. The accounting policy for loans and receivables is set out in Note 1(f)(i).

Security is obtained if, based on an evaluation of the customer’s credit worthiness, it is considered necessary for the customer’s overall borrowing facility. Security would normally consist of assets such as cash deposits, receivables, inventory, plant and equipment, real estate and investments.

i.           Acceptances of customers

This classification relates to prior year comparatives only, before the application of AASB 139: Financial Instruments: Recognition and Measurement. The exposure arising from the acceptance of bills of exchange that were sold into the market was brought to account as a liability. A contra asset, ‘acceptances of customers’, was recognised to reflect the Group’s claim against each drawer of the bills. Bills that had been accepted by the Group and were held in its own portfolio are included in the balance sheet as loans.

j.           Regulatory deposits

In several countries in which the Group operates, the law requires that regulatory deposits be lodged with the local central bank at a rate of interest generally below that prevailing in the market. The amount of the deposit and the interest rate receivable are determined in accordance with the requirements of the local central bank. They are accounted for as loans and receivables (refer Note 1(f)(i)).

Impairment of financial assets

Assets carried at amortised cost

The Group assesses at each balance date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are recognised if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Objective evidence that a financial asset or group of assets is impaired includes observable data that comes to the attention of the Group about the following loss events:

(i)         significant financial difficulty of the issuer or obligor;

(ii)        a breach of contract, such as a default or delinquency in interest or principal payments;

(iii)       the Group granting to the borrower, for economic or legal reasons relating to the borrower’s financial difficulty, a concession that the Group would not otherwise consider;

(iv)       it becoming probable that the borrower will enter bankruptcy or other financial reorganisation;

(v)        the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)       observable data indicating that there is a measurable decrease in the estimated future cash flows from a group of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the Group, including:

•      adverse changes in the payment status of borrowers in the Group; or

•      national or local economic conditions that correlate with defaults on the assets in the Group.

The Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss on loans and receivables or held-to-maturity investments has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is recognised in the income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract.

The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable. For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics (ie, on the basis of the Group’s grading process that considers asset type, industry, geographical location, collateral type, past-due status and other relevant factors). Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated. Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets in the Group and historical loss experience for assets with credit risk characteristics similar to those in the Group. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently.

Estimates of changes in future cash flows for groups of assets reflect and are directionally consistent with changes in related observable data from period to period (for example, changes in unemployment rates, property prices, payment status, or other factors indicative of changes in the probability of losses in the Group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly by the Group to reduce any differences between loss estimates and actual loss experience. When a loan is uncollectable, it is written off against the related provision for loan impairment. Such loans are written off after all the necessary procedures have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off decrease the amount of the provision for loan impairment in the income statement. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the provision account. The amount of the reversal is recognised in the income statement.

Assets carried at fair value

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. For equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in the income statement. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in the income statement, the impairment loss is reversed through the income statement.

(ii)       Non-financial assets

a.          Life insurance assets

Assets held by the life insurance companies, including investments in funds managed by the Group, are initially recorded at cost and then adjusted to net market value at each balance date. Net market value adjustments are included in the income statement. Most assets are held in the life insurance statutory funds and can only be used within the restrictions imposed under the Life Insurance Act 1995. The main restrictions are that the assets in a fund can only be used to meet the liabilities and expenses of that fund, to acquire investments to further the business of the fund or as distribution when solvency and capital adequacy requirements are met.

b.         Property, plant and equipment

Property, plant and equipment is carried at cost less accumulated depreciation and impairment losses. Cost is the fair value of the consideration provided plus incidental costs directly attributable to the acquisition. Other subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the item of property, plant and equipment. All other expenditure is recognised in the income statement as an expense as incurred. Impairment losses are recognised as a non-interest expense in the income statement.

Depreciation is calculated using the straight-line method to allocate the cost of assets less any residual value over their estimated useful lives, as follows:

•      Premises and sites Up to 67 years

•      Leasehold improvements Up to 10 years

•      Furniture and equipment 3 – 15 years

Gains and losses on the disposal of property, plant and equipment are determined by reference to their carrying value and are included in the income statement.

c.          Intangible assets

Goodwill

Goodwill represents amounts arising on the acquisition of businesses. Goodwill represents the excess of purchase consideration, including incidental expenses associated with the acquisition, over the fair value of the Group’s share of the identifiable net assets of the acquired business.

In respect of acquisitions prior to 1 October 2004, goodwill is recorded at deemed cost, which represents the amount recorded under previous AGAAP. The classification and accounting treatment of business combinations that occurred prior to 1 October 2004 has not been reconsidered in preparing the opening AIFRS balance sheet at 1 October 2004.

Goodwill is tested for impairment annually and whenever there is an indication that it may be impaired, and is carried at cost or deemed cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing.

Goodwill was tested for impairment at 30 September 2005.

Other Intangibles

Other intangibles are stated at cost less accumulated amortisation and impairment losses. Other intangibles consist of computer software and value of in-force business.

•      Computer software

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software.

Internal and external costs directly incurred in the purchase or development of computer software, including subsequent upgrades and enhancements are recognised as intangible assets when it is probable that they will generate future economic benefits attributable to the Group. These costs are amortised using the straight - line method to allocate the cost of the asset less any residual value over the estimated useful lives of between 3 and 5 years.

•       Value of in-force business

The excess of the purchase consideration for Westpac Life Insurance Services Limited over the fair value of the net tangible assets acquired is recorded as an intangible asset. This represents the future profits to be earned on contracts in existence at the acquisition date. This is amortised over 30 years on a systematic basis reflecting the pattern in which the asset’s future economic benefits are expected to be consumed.

(iii)      Impairment of non-financial assets

The carrying amount of the Group’s non-financial assets, other than deferred tax assets and assets arising from employee benefits, are reviewed at each balance date to determine whether there is any indication of impairment. If such an indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the carrying amount of an asset or the cash-generating unit it is allocated to exceeds its recoverable amount. With the exception of goodwill for which impairment losses are generally not reversed, where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. Impairment losses and reversals of impairment losses are recognised in the income statement.

As detailed in Note 1(f)(ii), goodwill is tested for impairment annually, and whenever there is an indication that it may be impaired.

The recoverable amount of an asset is the greater of its net selling price and value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

g.         Liabilities

(i)         Financial liabilities

Financial liabilities are measured at amortised cost, except for derivatives and deposits at fair value, which are held at fair value through profit or loss.

a.          Due to other financial institutions

Due to other financial institutions includes deposits, vostro balances and settlement account balances due to other financial institutions. They are measured at amortised cost.

b.         Deposits at fair value

Deposits at fair value include certificates of deposit and interest bearing deposits. They are measured at fair value.

c.          Deposits at amortised cost

Deposits at amortised cost include non-interest bearing deposits repayable at call, certificates of deposit and interest bearing deposits. They are measured at amortised cost.

d.         Derivative financial instruments

Derivative financial instruments including forwards, futures, swaps and options are recognised in the balance sheet at fair value. Unrealised and realised changes to the fair value of derivatives which are held for trading or do not meet hedging requirements, are recorded in net trading income. Fair values are obtained from quoted market prices, independent dealer price quotations, discounted cash flow models and option pricing models, which incorporate current market and contractual prices for the underlying instrument, time to expiry, yield curves and volatility of the underlying. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

e.          Other trading liabilities and other financial liabilities at fair value

Securities sold under repurchase agreements and securities sold short are classified as trading liabilities. They are accounted for as financial liabilities at fair value through profit or loss.

f.           Debt issues and loan capital

These are bonds, notes, commercial paper, debentures, Fixed Interest Resettable Securities (FIRsTS) and Trust Preferred Securities 2004 (TPS 2004) that have been issued by the Group. They are initially recorded at cost, which is the fair value of the consideration received, net of transaction costs. Debt issues are subsequently measured at either amortised cost using the effective interest method to amortise cost at inception to the redemption value over the life of the debt, or at fair value through profit or loss.

Loan capital includes FIRsTS and TPS 2004 that qualify as Tier 1 capital and subordinated bonds, notes and debentures that qualify as Tier 2 capital as defined by APRA for capital adequacy purposes.

(ii)       Life insurance liabilities and Margin on Services

Life insurance liabilities comprise life insurance policy liabilities calculated in accordance with the principles of the ‘Margin on Services’ methodology as set out in Actuarial Standard 1.04 ‘Valuation of Policy Liabilities’ issued by the Life Insurance Actuarial Standards Board and in accordance with AASB 1038 and the interests of third party investors in managed investment schemes controlled through the Group’s life funds.

(iii)      Provisions

a.          Employee entitlement

Wages and salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised in provisions in respect of employee’s services up to the balance date and are measured at the amounts expected to be paid when the liabilities are settled.

No provision is made for non-vesting sick leave as the pattern of sick leave taken indicates that no additional liability will arise for non-vesting sick leave.

Long service leave

Liabilities for long service leave expected to be settled within 12 months of the balance date are recognised in the provision for long service leave and are measured at the amounts expected to be paid when the liabilities are settled.

Liabilities for long service leave and other deferred employee benefits expected to be settled more than 12 months from the balance sheet date are recognised in the provision for long service leave and are measured at the present value of expected future payments expected to be made in respect of services provided by employees up to the balance date. Consideration is given to expected future wage and salary levels, experience of employee departure and periods of service. Expected future payments are discounted to their net present value using market yields at the balance date on government bonds with terms that match as closely as possible the estimated timing of future cash flows.

Employee benefit on-costs

A liability is also carried for on-costs, including payroll tax, in respect of provisions for certain employee benefits which attract such costs.

Superannuation obligations

Obligations for contributions to defined contribution plans are recognised as an expense in the income statement as incurred.

The asset or liability recognised in the balance sheet in respect of defined benefit plans is the present value of the defined benefit obligation at the reporting date less the fair value at the reporting date of plan assets as adjusted for unrecognised past service costs. The carrying amount of an asset or liability recognised in respect of a defined benefit plan is restricted to the total of any unrecognised past service cost and the present value of available refunds from the plan and reductions in future contributions to the plan. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using market yield on government bonds for obligations denominated in Australian dollars, or high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related defined benefit obligation. The calculation is performed annually by an independent qualified actuary using the projected unit credit method.

The cost recognised in the income statement in respect of defined benefit superannuation plans comprises the current service cost, an interest cost and an expected return on plan assets. In addition, actuarial gains or losses which result from annual actuarial valuations, which exceed 10% of the greater of the present value of the defined benefit plan’s obligations or the market value of the defined benefit plan’s assets, are spread on a straight-line basis over the expected remaining service period of members of the respective schemes.

Termination benefits

Liabilities for termination benefits, not in connection with a business combination, are recognised when a detailed plan for the terminations has been developed and a valid expectation has been raised in those employees affected that the terminations will be carried out. Liabilities for termination benefits are recognised within other liabilities unless the timing or amount is uncertain, in which case they are recognised as provisions.

Liabilities for termination benefits relating to a business combination are recognised as at the date of acquisition if, at or before the acquisition date, the main features of the terminations were planned and a valid expectation has been raised in those employees affected that the termination would be carried out and this is supported by a detailed plan. These liabilities are disclosed in aggregate with other restructuring costs arising as a consequence of the acquisition.

Liabilities for termination benefits expected to be settled within 12 months are measured at amounts expected to be paid when they are settled. Amounts expected to be settled more than 12 months from the reporting date are measured at the estimated cash outflows, discounted using market yields at the reporting date on government bonds with terms to maturity and currency that match, as closely as possible, the estimated future payments, where the effect of discounting is material.

b.         Provision for leasehold premises

The provision for leasehold premises covers net outgoings on certain unoccupied leased premises or sub-let premises where projected rental income falls short of rental expense. The liability is determined on the basis of the present value of net future cash flows.

c.          Provision for restructuring

A provision for restructuring on acquisition is recognised where there is a demonstrable commitment and a detailed plan such that there is little or no discretion to avoid payments to other parties and the amount can be reliably estimated. The provisions relating to costs associated with an acquired entity are taken into account in measuring the fair value of the net assets acquired.

Other provisions for restructuring are only recognised when a detailed formal plan has been approved and the restructuring has either commenced or been announced publicly. Costs relating to ongoing activities are not provided for.

d.         Provision for dividends

A liability for dividends is recognised when dividends are declared, determined or publicly recommended by the Directors but not distributed as at the balance date.

h.         Equity

(i)         Ordinary shares

Ordinary shares are recognised at the amount paid up per ordinary share net of directly attributable issue costs.

(ii)       Treasury shares

Where the parent entity or other members of the consolidated Group purchases shares in the parent entity’s equity share capital, the consideration paid is deducted from total shareholders’ equity as treasury shares until they are subsequently sold, reissued or cancelled. Where such shares are sold or reissued, any consideration received is included in shareholders’ equity.

(iii)      Minority interests

Minority interests represents the share in the net assets of subsidiaries attributable to equity interests that are not owned directly or indirectly by the parent entity.

The group has on issue the following hybrid instruments; Fixed Interest Resettable Securities (FIRsTS), Trust Preferred Securities 2003 (TPS 2003) and Trust Preferred Securities 2004 (TPS 2004). From 1 October 2004 to 30 September 2005, the FIRsTS, TPS 2003 and TPS 2004 are all classified as minority interests and have been accounted for in accordance with Note 1 (h)(iii). From 1 October 2005, the FIRsTS and TPS 2004 have been reclassified to loan capital and are accounted for in accordance with Note 1 (g)(i).

(iv)       Reserves

Foreign currency translation reserve: as noted in Note 1(a)(vi), from the date of transition to A-IFRS exchange differences arising on translation of the assets and liabilities of overseas branches and subsidiaries are reflected in the foreign currency translation reserve. Any offsetting gains or losses on hedging these balances, together with any tax effect are also reflected in this reserve, which may be either a debit or credit balance. Any credit balance in this reserve would not normally be regarded as being available for payment of dividends until such gains are realised. Translation differences that arose before the date of transition to A-IFRS in respect of all overseas branches and subsidiaries have been transferred to Retained Profits at the transition date.

Available-for-sale securities reserve: comprises the changes in the fair value of available-for-sale financial securities, net of tax. These changes are transferred to the income statement in other income when the asset is either derecognised or impaired.

Cash flow hedging reserve: comprises the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments.

Share-based payment reserve: comprises the fair value of options and performance share rights recognised as an expense. Upon exercise of options or performance share rights, any proceeds received are credited to share capital. The share-based payment reserve remains as a separate component of equity.

i.          Other accounting principles and policies

(i)         Hedging

The Group uses derivative instruments as part of its asset and liability management activities to manage exposures to interest rates and foreign currency, including exposures arising from forecast transactions. The method of recognising the fair value gain or loss of derivatives depends on the nature of the hedging relationship. Hedging relationships are of three types:

•      Fair value hedge: a hedge of the change in fair value of recognised assets or liabilities or firm commitments;

•      Cash flow hedge: a hedge of variability in highly probable future cash flows attributable to a recognised asset or liability, or a forecasted transaction; and

•      Hedge of a net investment in a foreign operation: a hedge of the amount of the Group’s interest in the net assets of a foreign operation.

The Group uses hedge accounting for derivatives designated in this way when certain criteria are met. At the time a financial instrument is designated as a hedge, the Group formally documents the relationship between the hedging instrument and hedged item, together with the methods that will be used to assess the effectiveness of the hedging relationship. The Group formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives have been ‘highly effective’ in offsetting changes in the fair value or cash flows of the hedged items.

A hedge is regarded as highly effective if, at inception and throughout its life, the Group can expect changes in the fair value or cash flows of the hedged item to be almost fully offset by the changes in the fair value or cash flows of the hedging instrument, and actual results of the hedge are within a range of 80% to 125% of these changes. ‘Hedge ineffectiveness’ represents the amount by which the changes in the fair value of the hedging derivative differ from changes in the fair value of the hedged item or the amount by which changes in the cash flow of the hedging derivative differ from changes (or expected changes) in the cash flow of the hedged item.

a.          Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributed to the hedged risk.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortised to the income statement over the period to maturity. If the item being hedged is an equity security, the adjustment to the carrying amount of the security remains in retained earnings until the disposal of the equity security.

b.         Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in equity. The gain or loss relating to any ineffective portion is recognised immediately in the income statement.

Amounts accumulated in equity are transferred to the income statement in the periods in which the hedged item affects profit or loss.

When a hedging instrument expires or is sold, terminated or exercised or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the period in which the hedge item affects profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

c.          Hedge of a net investment in a foreign operation

Hedges on net investments in overseas branches and subsidiaries are accounted in a manner similar to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in the foreign currency translation reserve in equity and the gain or loss relating to the ineffective portion is recognised immediately in the income statement. Gains and losses accumulated in equity are included in the income statement when the overseas branches or subsidiary is disposed of.

(ii)       Embedded derivatives

In certain instances a derivative may be embedded in a ‘host contract’. If the host contract is not carried at fair value with changes in fair value reported in the income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract.

(iii)      Loan securitisation

The Group, through its loan securitisation program, packages and sells loans (principally housing mortgage loans) as securities to investors. In such transactions, the Group provides an equitable interest in the loans to investors who provide funding to finance them. Securitised loans and associated funds are included in loans and debt issues. Securitised loans that do not qualify for derecognition and associated funding are included in loans and debt issues respectively.

(iv)       Funds management and trust activities

Certain controlled entities within the Group conduct investment management and other fiduciary activities as responsible entity, trustee, custodian or manager on behalf of individuals, trusts, retirement benefit plans and other institutions. These activities involve the management of assets in investment schemes and superannuation funds, and the holding or placing of assets on behalf of third parties.

Where controlled entities, as responsible entities or trustees, incur liabilities in respect of these activities, a right of indemnity exists against the assets of the applicable trusts. To the extent these assets are sufficient to cover liabilities, and it is not probable that the controlled entities will be required to settle them, the liabilities are not included in the consolidated financial statements.

The Group also manages life insurance statutory fund assets that are included in the consolidated financial statements (refer Note 1(f)(ii)a).

At 31 March 2006, the total value of assets under discretionary management by the Group was approximately $41.9 billion (30 September 2005 $38.9 billion and 31 March 2005 $37.7 billion) that have not been included in the consolidated financial statements.

(v)        Earnings per share

Basic earnings per share is determined by dividing net profit after tax attributable to equity holders of Westpac, excluding costs of servicing other equity instruments, by the weighted average number of ordinary shares outstanding during the financial year.

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares. The number of ordinary shares assumed to be issued for no consideration represents the difference between the number that would have been issued at the exercise price and the number that would have been issued at the average market price over the reporting period.

(vi)       Leases

Leases are classified as either finance leases or operating leases. Under a finance lease, substantially all the risks and rewards incidental to legal ownership are transferred to the lessee, who reports the assets in its balance sheet. In contrast, an operating lease exists where the leased assets are allocated to the lessor.

In its capacity as a lessor, the Group primarily offers finance leases. The Group recognises the assets held under finance lease in the balance sheet as loans at an amount equal to the net investment in the lease. The recognition of finance income is based on a pattern reflecting a constant periodic return on the Group’s net investment in the finance lease. Finance lease income is included within net interest income in the income statement refer Note 1 (b)(iii).

In its capacity as a lessee, the Group mainly uses property and equipment under operating leases. Payments due to the lessor under operating leases are charged to equipment and occupancy expense on a straight-line basis over the term of the lease (refer Note 1(c)(iii)).

(vii)     Offsetting

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

(viii)    Segment Reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), that is subject to risks and returns of other business or geographical segments.

(ix)      Rounding of amounts

In accordance with Australian Securities and Investments Commission (ASIC) Class Order 98/0100, all amounts have been rounded to the nearest million dollars unless otherwise stated.

Note 2.           Interest spread and margin analysis

	Half Year	Half Year	Half Year
	March 06	Sept 05	March 05
Group
External interest earning assets ($m)	243,692	225,885	221,676
Net interest income ($m)	2,917	2,780	2,693
Interest spread (%)	2.01	1.99	1.98
Benefit of net non-interest bearing liabilities and equity (%)	0.39	0.46	0.46
Interest margin (%)	2.40	2.45	2.44
Analysis by business unit
External interest earning assets ($m)
Business and Consumer Banking	150,952	139,609	134,086
Westpac Institutional Bank:
Credit portfolio management	21,048	19,349	18,696
Financial markets	4,791	5,155	6,893
Other	9,290	8,571	8,401
Structured finance	5,706	5,367	8,236
New Zealand (AUD)	30,776	29,223	27,194
BT Financial Group	2,940	2,528	2,188
Pacific Banking	812	882	514
Group Business Unit	17,377	15,201	15,468
Group total	243,692	225,885	221,676
New Zealand (NZD)	33,354	31,447	29,239

Net interest income ($m) (excluding capital benefit)(1)
Business and Consumer Banking	1,857	1,750	1,712
Westpac Institutional Bank:
Credit portfolio management	74	41	55
Financial markets	(5)	(20)	(20)
Other	27	28	27
Structured finance	51	69	106
New Zealand (AUD)	371	341	340
BT Financial Group	(25)	(41)	(44)
Pacific Banking	39	34	31
Group Business Unit	528	578	486
Group total	2,917	2,780	2,693
Tax equivalent gross up(2)	(57)	(78)	(136)
Reported net interest income	2,860	2,702	2,557
New Zealand (NZD)	410	392	388

Interest margin (%)
Business and Consumer Banking	2.47%	2.50%	2.56%
Westpac Institutional Bank:
Credit portfolio management	0.70%	0.42%	0.59%
Financial markets	(0.21)%	(0.78)%	(0.60)%
Other	0.58%	0.64%	0.65%
Structured finance	1.79%	2.55%	2.57%
New Zealand	2.42%	2.33%	2.51%
BT Financial Group	(1.69)%	(3.20)%	(4.04)%
Pacific Banking	9.70%	7.61%	12.02%
Group Business Unit	6.09%	7.59%	6.30%
New Zealand (NZD)	2.46%	2.48%	2.66%

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets and the average rate paid on all interest bearing liabilities. The benefit of net non-interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets.

(1)  Capital benefit represents the notional revenue earned on capital allocated to business units under the Bank’s economic capital framework.

(2)  Westpac have entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

Note 3.           Average balance sheet and interest rates

	Half Year			Half Year			Half Year
	31 M arch 06			30 Sept 05			31 March 05
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$ m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	13,596	315	4.6%	14,144	368	5.2%	13,372	360	5.4%
Other trading assets	13,653	514	7.5%	8,676	237	5.5%	11,456	293	5.1%
Available-for-sale securities	903	21	4.7%	—	—	—	—	—	—
Investment Securities	—	—	—	2,794	88	6.3%	3,272	137	8.4%
Other financial assets at fair value through the income statement	2,701	72	5.3%	—	—	—	—	—	—
Regulatory deposits	328	7	4.2%	412	6	3.1%	485	5	2.2%
Loans and other receivables(1)	212,511	7,918	7.5%	199,859	7,331	7.3%	193,091	6,901	7.2%
Total interest earning assets and interest income (2)	243,692	8,847	7.3%	225,885	8,030	7.1%	221,676	7,696	7.0%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	977			1,193			1,604
Life insurance assets	13,766			12,999			13,238
All other assets(3)	17,407			14,919			14,530
Provisions for impairment losses on loans	—			(1,749)			(1,735)
Total non-interest earning assets	32,150			27,362			27,637
Total acceptances	—			5,027			5,444
Total assets	275,842			258,274			254,757

(1)  For the six months to 31 March 2006 loans and other receivables have been stated net of provisions for impairment losses on loans.

(2)  Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $57 million for the six months to 31 March 2006 ($41 million benefit in interest income and $16 million benefit in interest expense.) Comparatives include tax equivalent gross up of: $78 million in the six months to 30 September 2005 ($62 million benefit in interest income and $16 million benefit in interest expense), and $136 million in the six months to 31 March 2005 ($120 million benefit in interest income and $16 million benefit in interest expense).

(3)  Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments other assets and future income tax benefit.

	Half Year			Half Year			Half Year
	31 March 06			30 Sept 05			31 March 05
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$ m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	148,390	3,631	4.9%	143,251	3,387	4.7%	140,494	3,191	4.6%
Due to other financial institutions	10,622	223	4.2%	7,585	212	5.6%	6,786	121	3.6%
Trading liabilities and other financial liabilities through the income statement	4,503	130	5.8%	—	—	0.0%	—	—	0.0%
Loan capital	6,095	169	5.5%	4,658	113	4.8%	4,315	102	4.7%
Other interest bearing liabilities	56,208	1,777	6.3%	49,681	1,538	6.2%	49,865	1,589	6.4%
Total interest bearing liabilities and interest expense(1)	225,818	5,930	5.3%	205,175	5,250	5.1%	201,460	5,003	5.0%
Non-interest bearing liabilities
Deposits and due to other financial institutions	6,585			6,401			6,261
Life insurance policy liabilities	12,761			11,431			11,174
All other liabilities(2)	16,210			13,956			14,385
Total non-interest bearing liabilities	35,556			31,788			31,820
Total acceptances of customers	—			5,027			5,444
Total liabilities	261,374			241,990			238,724
Shareholders’ equity	13,186			13,043			12,258
Outside equity interests	1,282			3,241			3,775
Total equity	14,468			16,284			16,033
Total liabilities and equity	275,842			258,274			254,757

(1)  Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $57 million for the six months to 31 March 2006 ($41 million benefit in interest income and $16 million benefit in interest expense). Comparatives include tax equivalent gross up of: $78 million in the six months to 30 September 2005 ($62 million benefit in interest income and $16 million benefit in interest expense), and $136 million in the six months to 31 March 2005 ($120 million benefit in interest income and $16 million benefit in interest expense).

(2)  Includes provisions for current and deferred income tax and derivative financial instruments.

Note 4.           Revenue

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Revenue from operating activities
Interest income	8,806	7,968	7,576	11	16
Fees and commissions received	812	972	881	(16)	(8)
Net gain from investment securities	—	18	27	(100)	(100)
Net gain from available-for-sale securities	6	—	—	—	—
Wealth management operating income	496	581	457	(15)	9
Trading income	373	151	181	147	106
Other non-interest income	8	105	45	(92)	(82)
Total revenue from operating activities	10,501	9,795	9,167	7	15
Revenue from outside the operating activities
Net gain on sale of fixed assets	7	1	11	large	(36)
Net gain on sale of controlled entities and businesses	1	10	—	(90)	—
Net gain on sale of other investments	—	12	2	(100)	(100)
Total revenue from outside operating activities	8	23	13	(65)	(38)
Total revenue	10,509	9,818	9,180	7	14

Note 5.           Net interest income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Interest income
Loans	7,745	7,181	6,700	8	16
Deposits with other financial institutions	315	368	349	(14)	(10)
Available-for-sale securities	21	—	—	—	—
Investment securities	—	66	115	(100)	(100)
Regulatory deposits with central banks overseas	7	7	5	—	40
Other	153	109	114	40	34
Total interest income recognised using the effective interest method	8,241	7,731	7,283	7	13
Trading assets	514	237	293	117	75
Other financial assets at fair value	51	—	—	—	—
Total interest income	8,806	7,968	7,576	11	16
Interest expense
Current and term deposits	(2,734)	(3,388)	(3,191)	19	14
Deposits from other financial institutions	(239)	(228)	(137)	(5)	(74)
Debt issues	(1,065)	(874)	(747)	(22)	(43)
Loan capital	(169)	(112)	(102)	(51)	(66)
Other	(372)	(235)	(440)	(58)	15
Total interest expense recognised using the effective interest method	(4,579)	(4,837)	(4,617)	5	1
Trading liabilities	(340)	(429)	(402)	21	15
Other financial liabilities at fair value	(130)	—	—	—	—
Deposits at fair value	(897)	—	—	—	—
Total interest expense	(5,946)	(5,266)	(5,019)	(13)	(18)
Net interest income	2,860	2,702	2,557	6	12

Note 6.           Non-interest income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Fees and commissions
Lending fees	232	375	365	(38)	(36)
Transaction fees and commissions received	522	498	476	5	10
Other non-risk fee income	43	64	29	(33)	48
Service and management fees	15	35	11	(57)	36
	812	972	881	(16)	(8)
Wealth management income
Life insurance and funds management operating income	496	581	457	(15)	9
Trading income(1)
Foreign exchange	178	57	121	large	47
Trading securities	(9)	80	(117)	(111)	92
Other financial instruments	204	14	177	large	15
	373	151	181	147	106
Other income
General insurance commissions and premiums (net of claims paid)	45	50	47	(10)	(4)
Dividends received	4	10	18	(60)	(78)
Rental income	2	3	3	(33)	(33)
Net gain/(loss) on ineffective hedges	5	—	—	—	—
Hedging of overseas operations	(68)	21	(68)	(large )	—
Gain on disposal of assets	14	41	40	(66)	(65)
Net gain/(loss) on financial assets at fair value	14	—	—	—	—
Other	6	21	45	(71)	(87)
	22	146	85	(85)	(74)
Non-interest income	1,703	1,850	1,604	(8)	6

(1)  Trading income includes earnings from our Financial Markets business, as well as our Treasury operations in Australia, New Zealand and the Pacific.

Note 7.           Expense analysis

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06

Salaries and other staff expenses
Salaries and wages	894	877	830	2	8
Other staff expenses	258	211	260	22	(1)
Restructuring costs	13	3	5	large	160
Total salaries and other staff expenses	1,165	1,091	1,095	7	6

Equipment and occupancy expenses
Operating lease rentals	123	123	118	—	4
Depreciation and amortisation:
Premises	1	1	5	—	(80)
Leasehold improvements	14	15	17	(7)	(18)
Furniture and equipment	21	22	24	(5)	(13)
Technology	25	27	29	(7)	(14)
Equipment repairs and maintenance	19	24	20	(21)	(5)
Electricity, water and rates	4	3	3	33	33
Land tax	1	1	1	—	—
Other	19	8	14	138	36
Total equipment and occupancy expenses	227	224	231	1	(2)

Other expenses
Amortisation and impairment of other intangibles	77	74	68	4	13
Amortisation of deferred expenditure	1	2	2	(50)	(50)
Non-lending losses	24	32	37	(25)	(35)
Purchased services:
Software/hardware and information services	76	67	73	13	4
Legal	11	12	10	(8)	10
Other professional services	131	151	115	(13)	14
Stationery	27	34	32	(21)	(16)
Postage and freight	50	51	47	(2)	6
Telecommunication costs	12	9	9	33	33
Insurance	6	6	6	—	—
Advertising	36	33	36	9	—
Transaction taxes	1	3	3	(67)	(67)
Training	10	12	9	(17)	11
Travel	26	27	25	(4)	4
Outsourcing costs including start-up costs	233	244	238	(5)	(2)
Other expenses	22	16	35	38	(37)
Total other expenses	743	773	745	(4)	(0)
Total	2,135	2,088	2,071	2	3

Note 8.           Deferred expenses and capitalised software

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Capitalised software	439	447	409	(2)	7
Deferred acquisition costs	111	77	72	44	54
Other	26	361	325	(93)	(92)

Note 9.           Income tax

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06

The income tax expense for the year is reconciled to the profit per the income statement as follows:
Profit before income tax expense	2,243	2,285	1,887	(2)	19
Prima facie income tax based on the Australian company tax rate of 30% (2005 30%)	673	686	566	(2)	19
The effect of amounts which are not deductible (assessable) in calculating taxable income
Rebateable and exempt dividends	12	(45)	(34)	127	135
Tax losses not previously recognised now brought to account	2	—	—	—	—
Temporary differences not previously recognised now brought to account	(7)	(24)	(22)	71	68
Life insurance:
Tax adjustment on policyholders’ earnings(1)	41	42	20	(2)	105
Adjustment for life business tax rates	(2)	(11)	(13)	82	85
Other non-assessable items	(60)	(105)	(77)	43	22
Other non-deductible items	—	108	110	(100)	(100)
Adjustment for overseas tax rates	8	7	11	14	(27)
Income tax (over)/under provided in prior years	3	(2)	38	large	(92)
Other items	79	27	(59)	193	large
Total income tax expense in the income statement	749	683	540	10	39
Average effective income tax rate (%)	33.4	29.9	28.6	12	17
Tax equivalent gross up(2)	57	78	136	(27)	(58)
Effective tax rate (%) (excluding life company)	30.9	27.8	27.8	11	11
Effective tax rate (%) (including gross up)	35.1	32.2	33.4	9	6
Effective tax rate (%) (including gross up and excluding life company accounting)	32.6	30.2	32.6	10	—

(1)  In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for the half year includes a $58 million tax charge on policyholders’ investment earnings (30 September 2005 $59 million and 31 March 2005 $29 million) of which $17 million is in the prima facie tax expense (30 September 2005 $17 million and 31 March 2005 $9 million) and the balance of $41 million (30 September 2005 $42 million and 31 March 2005 $20 million) is shown here.

(2)  The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Institutional Bank.

Note 10.         Dividends

	Half Year	Half Year	Half Year
	March 06	Sept 05	March 05

Ordinary dividend (cents per share)
Interim(fully franked)(1) - proposed dividend 31 March 2006	56	—	49
Final (fully franked)	—	51	—
	56	51	49
Total dividends paid
Ordinary dividends paid ($m)	951	879	782
	951	879	782

Ordinary dividend payout ratio(2)	70.3%	64.6%	70.1%
Ordinary dividend payout ratio - cash earnings	68.5%	65.0%	(67.1)%

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand. The last date for receipt of election notices for the Dividend Reinvestment Plan is 7 June 2006.

(1)  The dividends on the New Zealand Class shares were fully imputed.

(2)  Ordinary dividend per share divided by basic earnings per ordinary share.

Note 11.         Earnings per ordinary share

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Earnings per ordinary share (cents)(1):
Basic	79.7	78.9	69.9	1	14
Fully diluted	78.8	78.0	69.3	1	14
Cash earnings per ordinary share (cents)	81.7	78.5	73.0	4	12
Weighted average number of fully paid ordinary shares (millions) - Basic	1,844	1,854	1,836	(1)	0
Weighted average number of fully paid ordinary shares (millions) - Fully diluted	1,917	1,927	1,912	(1)	0

Reconciliation of ordinary shares on issue (millions)(1)
Number of ordinary shares on issue at 1 October 2005	1,869
Number of shares issued on exercise of options and performance share rights	2
Number of shares issued under the Dividend
Reinvestment Plan (DRP)	9
Numer of shares issued under the Employee Share Plan (ESP)	1
Number of shares issued for acquisition of Hastings	3
Number of shares bought back	(52)
Number of ordinary shares on issue at 31 March 2006	1,832

	Half Year Ended
	31 March		30 September		31 March
	2006		2005		2005
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($millions)
Net profit	1,494	1,494	1,602	1,602	1,347	1,347
Net profit attributable to minority interests	(25)	(25)	(165)	(165)	(86)	(86)
Distributions on NewZealand Class shares	—	—	26	26	23	23
FIRsTS distributions	—	22	—	22	—	22
2004 TPS distributions	—	19	—	18	—	18
Earnings	1,469	1,510	1,463	1,503	1,284	1,324
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,849	1,849	1,860	1,860	1,842	1,842
Effect of own shares held	(5)	(5)	(6)	(6)	(6)	(6)
Potential dilutive adjustment:	—	—	—	—	—	—
Exercise of options	—	10	—	3	—	5
Conversion of 2004 TPS	—	33	—	35	—	36
Conversion of FIRsTS	—	30	—	34	—	35
Other	—	—	—	1	—	—
Total weighted average number of ordinary shares	1,844	1,917	1,854	1,927	1,836	1,912
Earnings per ordinary share (cents)	79.7	78.8	78.9	78.0	69.9	69.3

(1)  Ordinary shares comprise Westpac ordinary shares and, until 11 July 2005, NZ Class shares.

Note 12.         Loans

				% Mov’t	% Mov’t
As at	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Loans are classified based on the location of the lending office
Australia
Overdrafts	3,227	3,316	3,296	(3)	(2)
Credit card outstandings	6,265	5,522	5,330	13	18
Overnight and at call money market loans	235	209	188	12	25
Own acceptances discounted	16,952	11,303	10,537	50	61
Term loans:
Housing	88,876	84,342	80,538	5	10
Housing - Line of credit	14,492	13,796	12,912	5	12
Total housing	103,368	98,138	93,450	5	11
Non-housing	38,331	34,446	33,274	11	15
Finance leases	4,225	4,201	4,276	1	(1)
Margin Lending	2,998	2,454	2,141	22	40
Other	4,498	3,583	3,232	26	39
Total Australia	180,099	163,172	155,724	10	16

New Zealand
Overdrafts	1,107	1,061	1,091	4	1
Credit card outstandings	846	867	872	(2)	(3)
Overnight and at call money market loans	1,445	1,412	1,243	2	16
Term loans:
Housing	19,490	19,638	18,433	(1)	6
Non-housing	9,819	10,371	9,769	(5)	1
Redeemable preference share finance	—	—	3,219	—	(100)
Other	838	829	780	1	7
Total New Zealand	33,545	34,178	35,407	(2)	(5)

Other Overseas
Overdrafts	181	165	142	10	27
Term loans:
Housing	622	701	657	(11)	(5)
Non-housing	2,148	1,553	1,663	38	29
Finance leases	13	9	7	44	86
Other	17	9	6	89	183
Total Overseas	2,981	2,437	2,475	22	20

Total loans (net of unearned income)	216,625	199,787	193,606	8	12
Provision for impairment of loans	(1,150)	(1,729)	(1,744)	33	34
Total net loans	215,475	198,058	191,862	9	12

Note 13. Provisions for impairment losses on loans

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06

Collectively assessed provisions (2005 general provision)
Balance at beginning of year	1,530	1,459	1,487	5	3
Adjustment on transition to A-IFRS	(569)	—	—	—	—
Restated balance at beginning of period	961	1,459	1,487	(34)	(35)
New provisions raised	158	235	163	(33)	(3)
Write-offs	(100)	(158)	(149)	37	33
Discount unwind	31	—	—	—	—
Exchange rate adjustments	(14)	(6)	(42)	(133)	67
Closing balance	1,036	1,530	1,459	(32)	(29)

Individually assessed provisions (2005 specific provision)
Balance at beginning of year	199	285	237	(30)	(16)
Adjustment on transition to A-IFRS	—	—	—	—	—
Restated balance at beginning of period	199	285	237	(30)	(16)
New individually assessed provisions/(2005 Specific provisions)	78	46	124	70	(37)
Write-backs	(37)	(54)	(46)	31	20
Write-offs	(13)	(84)	(26)	85	50
Discount unwind	2	—	—	—	—
Exchange rate adjustments	2	6	(4)	(67)	150
Closing balance	231	199	285	16	(19)

Credit litigation provision(1)	22	—	—	—	—
Total provision	1,289	1,729	1,744	(25)	(26)

Reconciliation of total provisions
Provisions for impairment losses on loans	1,150
Provisions for off-balance sheet credit commitments	117
Credit litigation provisions	22
Total provisions	1,289

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Reconciliation of impairment losses on loans
New individually assessed provisions/(2005 Specific provisions)	78	46	124	70	(37)
Write-backs	(37)	(54)	(46)	31	20
Recoveries	(14)	(48)	(38)	71	63
New collectively assessed provisions/(2005 General provisions)	158	235	163	(33)	(3)
Impairment losses on loans	185	179	203	3	(9)

(1)  Existing provision now disclosed separately under A-IFRS.

Note 14. Impaired assets

	Half Year	Half Year	Half Year
$m	March 06	Sept 05	March 05
Australia
Non-accrual assets(1):
Gross	328	287	411
Individually assessed provisions	(185)	(151)	(230)
Net	143	136	181
Restructured loans:
Gross	23	24	58
Individually assessed provisions	(9)	(7)	(10)
Net	14	17	48
Net Australian impaired assets	157	153	229

New Zealand
Non-accrual assets:
Gross	44	73	46
Individually assessed provisions	(11)	(18)	(6)
Net	33	55	40
Restructured loans:
Gross	—	—	—
Individually assessed provisions	—	—	—
Net	—	—	—
Net New Zealand impaired assets	33	55	40

Other Overseas
Non-accrual assets:
Gross	75	61	62
Individually assessed provisions	(26)	(20)	(21)
Net	49	41	41
Restructured loans:
Gross	1	44	94
Individually assessed provisions	—	(3)	(18)
Net	1	41	76
Net Other Overseas impaired assets	50	82	117

Total net impaired assets	240	290	386

(1)  Represents impaired assets (excluding restructured loans) that are provided for, with the exception of loans that are fully backed by acceptable securities.

Note 15. Movement in gross impaired assets

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Balance at beginning of period	489	671	681	(27)	(28)
New and increased	171	135	322	27	(47)
Write-offs	(13)	(84)	(26)	85	50
Returned to performing or repaid	(176)	(237)	(288)	26	39
Exchange rate and other adjustments	—	4	(18)	(100)	100
Balance at period end	471	489	671	(4)	(30)

Note 16. Items past 90 days but well secured

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 05-	Mar 05-
$m	March 06	Sept 05	March 05	Mar 06	Mar 06
Australia
Housing products	103	78	82	32	26
Other products	355	162	162	119	119
Total Australia	458	240	244	91	88
New Zealand
Housing products	30	24	31	25	(3)
Other products	9	10	3	(10)	200
Other Overseas	3	7	14	(57)	(79)
Total Overseas	42	41	48	2	(13)
Total	500	281	292	78	71

Note 17. Impaired assets and provisioning ratios

				% Mov’t		% Mov’t
	31 March	30 Sept	31 March	Sept 05-		Mar 05-
	2006	2005	2005	Mar 06		Mar 06
Total impaired assets to gross loans and acceptances	0.2%	0.2%	0.3%	—		10	bps
Net impaired assets to equity and collectively assessed provisions (2005: general provision)	1.5%	1.6%	2.2%	10	bps	70	bps
Individually assessed provisions (2005: specific provision) to total impaired assets	49.0%	40.7%	42.5%	large		large
Collectively assessed provisions (2005: general provision) to non-housing loans and acceptances(1)	1.0%	1.5%	1.4%	(50	)bps	(40	)bps
Total provisions to gross loans and acceptances(2)	0.6%	0.8%	0.9%	(20	)bps	(30	)bps
Total impaired assets to equity and total provisions	3.0%	2.6%	3.7%	40	bps	(70	)bps

Note 18. Delinquencies (90 days past due loans)

				% Mov’t		% Mov’t
	31 March	30 Sept	31 March	Sept 05-		Mar 05-
	2006	2005	2005	Mar 06		Mar 06
Mortgages	0.24%	0.20%	0.21%	4	bps	3	bps
Other Personal Lending	0.89%	0.71%	1.03%	18	bps	(14	)bps
Total Personal Lending	0.29%	0.23%	0.27%	6	bps	2	bps
Australian Business Banking Portfolio(3)	0.57%	0.48%	0.73%	9	bps	(16	)bps

(1)  Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(2)  Includes an estimated additional capital adjustment of $112 million (pre-tax) above A-IFRS provisioning levels. The estimate has been established as at 1 October 2005, although for regulatory purposes, it will not apply as a capital deduction until the transition date of 1 July 2006. We believe the estimate would not be materially different at 31 March 2006. See section 3.4 Capital and Dividends for further discussion of capital impacts.

(3)  Three month moving average.

Note 19. Deposits

				% Mov’t	% Mov’t
As at	31 March	30 Sept	31 March	Sept 05-	Mar 05-
$m	2006	2005	2005	Mar 06	Mar 06

Australia
Deposits at fair value
Certificates of deposit	25,559	—	—	—	—
Total deposits at fair value	25,559	—	—	—	—
Deposits at amortised cost
Non-interest bearing, repayable at call	3,427	3,469	3,584	(1)	(4)
Certificates of deposit	1,134	24,427	24,480	(95)	(95)
Other interest bearing:
At call	66,196	62,914	57,998	5	14
Term	22,673	23,453	23,632	(3)	(4)
Total deposits at amortised cost	93,430	114,263	109,694	(18)	(15)
Total Australia	118,989	114,263	109,694	4	8

New Zealand
Deposits at fair value
Certificates of deposit	2,309	—	—	—	—
Total deposits at fair value	2,309	—	—	—	—
Deposits at amortised cost
Non-interest bearing, repayable at call	1,863	1,911	1,930	(3)	(3)
Certificates of deposit	102	3,498	3,077	(97)	(97)
Other interest bearing:
At call	8,732	8,461	7,899	3	11
Term	11,072	11,194	11,661	(1)	(5)
Total deposits at amortised cost	21,769	25,064	24,567	(13)	(11)
Total New Zealand	24,078	25,064	24,567	(4)	(2)

Other overseas
Deposits at fair value
Certificates of deposit	1,486	—	—	—	—
Total deposits at fair value	1,486	—	—	—	—
Deposits at amortised cost
Non-interest bearing, repayable at call	422	470	323	(10)	31
Certificates of deposit	68	1,515	1,923	(96)	(96)
Other interest bearing:
At call	674	633	652	6	3
Term	8,174	7,307	8,448	12	(3)
Total deposits at amortised cost	9,338	9,925	11,346	(6)	(18)
Total overseas	10,824	9,925	11,346	9	(5)

Total deposits	153,891	149,252	145,607	3	6

Note 20. Capital adequacy

As at	31 March	30 Sept	31 March
$m	2006	2005	2005
Tier 1 capital
Total equity	14,642	16,893	15,855
Adjustment for A-IFRS	2,813	319	398
Total AGAAP equity(1)	17,455	17,212	16,253
Outside equity interests in managed investment scheme	(1,206)	(826)	(706)
Dividends provided for capital adequacy purposes	(1,027)	(954)	(909)
Goodwill (excluding funds management entities)	(1,066)	(1,139)	(1,198)
Net future income tax benefit	—	(209)	(291)
Estimated reinvestment under dividend reinvestment plan(2)	223	215	163
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,630)	(1,676)	(1,509)
Equity in captive lenders mortgage insurance entities	(108)	(83)	(69)
Capitalised expenditure	(314)	(312)	(287)
Total Tier 1 capital	12,327	12,228	11,447
Tier 2 capital
Subordinated undated capital notes	546	512	505
General provision for bad and doubtful debts	1,613	1,530	1,459
Future income tax benefit related to general provision	(491)	(467)	(445)
Eligible subordinated bonds, notes and debentures	4,517	3,640	4,027
Total Tier 2 capital	6,185	5,215	5,546
Total Tier 1 and Tier 2 capital	18,512	17,443	16,993
Deductions:
Capital in life and general insurance, funds management and securitisation activities	(885)	(859)	(860)
Net qualifying capital	17,627	16,584	16,133
Risk adjusted assets	181,823	170,369	162,038
Tier 1 capital ratio	6.8%	7.2%	7.1%
Tier 2 capital ratio	3.4%	3.1%	3.4%
Deductions	(0.5)%	(0.6)%	(0.5)%
Total capital ratio	9.7%	9.7%	(10.0)%

As at	31 March	30 Sept	31 March
$m	2006	2005	2005
Adjusted common equity(3)
Total Tier 1 capital	12,327	12,228	11,447
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(2,472)	(2,472)	(2,472)
Less: Other deductions in relation to non-consolidated subsidiaries(4)	(885)	(859)	(860)
Add: Capitalised expenditure	314	312	287
Adjusted common equity	9,284	9,209	8,402
Risk weighted assets	181,823	170,369	162,038
Adjusted common equity to risk weighted assets	5.1%	5.4%	(5.2)%

(1)	APRA requires capital adequacy to be reported on an AGAAP basis until 1 July 2006.
(2)	This amount is derived from reinvestment experience of our dividend reinvestment plan.
(3)

Westpac does not currently deduct capitalised expenses from its ACE capital as this Tier 1 capital deduction does not impact the substance of its capital strength. The alternative would be to apply the deduction while at the same time reducing our target ACE range by the equivalent amount. Given A-IFRS impacts have now been finalised, Westpac is now considering whether a change to target capital ranges is appropriate.

(4)	Capital relating to non-banking subsidiaries.

Note 21. Derivative financial instruments

As at 31 March 2006	Notional(1)	Fair Value	Fair Value
$m	Amount	(Asset)	(Liability)
Held for trading
Interest rate
Futures	115,451	14	—
Forwards	47,772	2	(1)
Swaps	453,398	3,052	(2,378)
Options	41,981	35	(21)
Foreign exchange
Futures	—	—	—
Forwards	291,086	4,991	(4,871)
Swaps	131,679	4,534	(2,978)
Options	49,911	535	(428)
Commodities	10,829	165	(146)
Equities and credit	3,544	38	(10)
Total held for trading derivatives	1,145,651	13,366	(10,833)
Fair value hedges
Interest rate
Futures	—	—	—
Forwards	—	—	—
Swaps	10,156	21	(38)
Purchased options	—	—	—
Foreign exchange	—	—	—
Futures	—	—	—
Forwards	—	—	—
Swaps	28,499	1,049	(1,437)
Total fair value hedging derivatives	38,655	1,070	(1,475)
Cash flow hedges
Interest rate
Futures	8,051	—	—
Forwards	—	—	—
Swaps	34,054	121	(81)
Foreign exchange	—	—	—
Futures	—	—	—
Forwards	—	—	—
Swaps	—	—	—
Total cash flow hedging derivatives	42,105	121	(81)
Net investment hedges
Foreign exchange
Borrowings	2,308	99	—
Total net investment hedges	2,308	99	—
Total derivatives	1,228,719	14,656	(12,389)

(1) Notional amount refers to the face value of the amount upon which cash flows are calculated.

Maturity profile of foreign exchange and derivative credit risk exposure in gross replacement cost terms.

	Less Than	1 Month to	3 Months	1 Year to				Over
$m	1 Month	3 Months	to 1 Year	2 Years	2-3 Years	3-4 Years	4-5 Years	5 Years
2006
Cash inflows (assets)	1.7%	2.8%	28.5%	27.7%	16.0%	7.7%	5.0%	10.6%
Cash outflows (liabilities)	1.7%	2.9%	28.2%	28.2%	16.1%	7.8%	5.2%	10.0%

Daily value at risk

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits. Value at risk is an estimate of the worst case loss in value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks include commodity, equity, prepayment, specific issuer and capital markets underwriting risks. The table below depicts the aggregate financial markets (including capital markets underwriting) value at risk for the last three half years.

$m	High	Low	Average
Half year ended 31 March 2006	11.0	4.4	6.9
Half year ended 30 September 2005	11.9	4.5	7.7
Half year ended 31 March 2005	13.2	3.8	7.0

Average	Half Year	Half Year	Half Year
$m	March 06	Sept 05	March 05
Interest rate risk	3.5	4.0	3.5
Foreign exchange risk	1.7	1.3	1.1
Volatility risk	0.5	0.5	0.5
Other market risks(1)	3.1	4.4	4.1
Diversification benefit	(2.0)	(2.5)	(2.2)
Net market risk	6.9	7.7	7.0

(1)   Commodity, equity, prepayment, specific issuer and capital markets underwriting.

Note 22. Cash flow statement

As at $m	31 March 2006	30 Sept 2005	31 March 2005	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of WBC
Net profit attributable to equity holders of WBC	1,469	1,437	1,261	2	16
Adjustments:	—	—	—
Outside equity interests	25	165	86	(85)	(71)
Depreciation and amortisation	138	139	143	(1)	(3)
Increase/(decrease) in sundry provisions and other non-cash items	564	339	295	66	91
Bad and doubtful debts	79	131	165	(40)	(52)
(Increase)/decrease in derivative financial instruments	(567)	114	(1,943)	(large )	71
(Increase)/decrease in trading assets	(4,839)	627	(506)	(large )	(large )
(Increase)/decrease in trading liabilities	2,391	(171)	(503)	large	large
(Increase)/decrease in accrued interest receivable	(163)	84	(141)	(large )	(16)
Increase in accrued interest payable	99	116	128	(15)	(23)
Increase/(decrease) in provision for income tax	(225)	240	67	(194)	(large )

Increase/(decrease) in provision for deferred income tax	(46)	(2)	(35)	(large )	(31)
Decrease in future income tax benefits	335	54	31	large	large
Net cash provided by operating activities	(740)	3,273	(952)	(123)	22
Details of assets and liabilities of controlled entities and businesses deconsolidated:
Cash at bank	—	—	54	—	(100)
Loans	—	25	—	(100)	—
Other investments	—	—	—	—	—
Fixed assets	—	1	641	(100)	(100)
Other assets	—	—	19	—	(100)
Other liabilities	—	(1)	(129)	100	100
Deposits	—	—	(21)	—	100
Outside equity interests	—	—	—	—	—
Net assets of entities and businesses disposed	—	25	564	(100)	(100)
Gain on disposal	—	—	10	—	(100)
Cash consideration (net of sale costs)	—	25	574	(100)	(100)
Less: Cash deconsolidated	—	—	(54)	—	100

Cash consideration (net of sale costs and cash held)	—	25	520	(100)	(100)

Note 23. Group investments and changes in controlled entities

	Country Where Business Is Carried On	Beneficial Interest %	Carrying Amount $m	Nature of Business
Australian Petroleum Investments Pty Limited	Australia	45.0	—	Energy
Bluewater Funds Management SPC	Cayman Islands	33.2	4	Investment company
Bronte Finance Pty Limited	Australia	20.0	—	Investment company
Cardlink Services Limited	Australia	16.7	1	Card clearing system
Cash Services Australia Pty Limited	Australia	25.0	—	Cash logistics
Electronic Transaction Services Limited	New Zealand	25.0	—	Credit card processing
Mondex Australia Pty Limited	Australia	25.0	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	—	Smart card operations
Quadrant Capital Fund	Australia	50.0	6	Private funds
Quadrant Capital Fund No. 2	Australia	26.7	6	Private funds
Saville Private Syndicate Trust	Australia	25.0	3	Property unit trust
St Hilliers Enhanced Property Fund No. 1	Australia	16.6	4	Property fund
Stockland Direct Office Trust No. 2	Australia	16.6	6	Property funds management
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	—	Intellectual property
Utilities of Australia Pty Limited	Australia	17.0	—	Funds management
Vipro Pty Limited	Australia	33.3	—	Voucher processing
Visa New Zealand Limited	New Zealand	16.7	—	Credit card provider
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	—	Employee assistance foundation
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	—	Corporate trustee

In terms of the contribution to the results of the Group, the above investments were not material either individually or in aggregate.

During the first half of the 2006 financial year the Group disposed of its interest in the following entities:

•      20.0% interest in McGrath Limited was sold for consideration of $4 million on 17 February 2006. The loss on sale was $50,000.

The following controlled entities were formed during the six months ended 31 March 2006:

•      Hastings Funds Management (UK) Limited on 10 February 2006;

•      Novacare Health Pty Limited on 18 October 2005;

•      Novacare Health Solutions No. 1 Pty Limited on 18 October 2005;

•      Novacare Health Solutions No. 1 Trust on 4 November 2005;

•      Novacare Health Solutions Pty Limited on 18 October 2005;

•      Novacare Health Solutions Trust on 4 November 2005;

•      Novacare Services Pty Limited on 18 October 2005;

•      Novacare Solutions No. 1 Pty Limited on 18 October 2005;

•      Novacare Solutions No. 1 Trust on 4 November 2005;

•      Novacare Solutions Partnership on 22 November 2005;

•      Novacare Solutions Pty Limited on 18 October 2005;

•      Novacare Solutions Trust on 4 November 2005;

•      Pacific Funding on 1 November 2005;

•      Voyager Funds Management Pty Limited on 2 December 2005;

•      Westpac Europe Limited on 18 January 2006;

•      Westpac New Zealand Limited on 14 February 2006; and

•      Westpac NZ Funding on 28 October 2005.

As a result of A-IFRS, effective 1 October 2004, the following entities are now classified as controlled entities:

•      Acacia Securities Limited;

•      Beech Trust;

•      Castlereagh Trust;

•      CMBS - Warehouse Trust;

•      FAI No. 2 Trust (In liquidation);

•      Jacaranda Trust;

•      Jarrah Trust;

•      Series 1997-4E WST Trust;

•      Series 1998-1G WST Trust;

•      Series 1999-1G WST Trust;

•      Series 2002-1G WST Trust;

•      Sydney Capital Corp Inc;

•      The Series WST 2005-1G WST Trust;

•      Waratah Receivables Corp Pty Limited;

•      Waratah Securities Australia Limited;

•      Wollemi Trust;

•      Wollemi Trust 2005 - 1;

•      WST Funding Trust;

•      WST-NZ Series 1998-1E Trust;

•      WST-NZ Series 1999-1E Trust;

•      WST-NZ Series WLIS#6 Trust;

•      WST-NZ Warehouse Trust #1; and

•      WST Warehouse Trust #1.

The following controlled entities were deregistered, terminated, liquidated or deconsolidated during the six months ended 31 March 2006:

•      Coogee Finance Pty Limited;

•      Hull 4381 & 4382 Leasing Pty Limited – Deregistered 17 March 2006;

•      Infrastructure Australia (No. 2) Limited – Deregistered 20 February 2006;

•      Piccadilly Plaza Trust – Terminated 15 February 2006;

•      The Airlie Trust – Terminated 22 February 2006;

•      The Home Loan Partnership Trust – Terminated 31 January 2006;

•      The Pitco Trust – Terminated 15 February 2006;

•      The Vicpac Unit Trust – Terminated 15 February 2006;

•      Westpac Banking Corporation (Jersey) Limited – Liquidated 23 December 2005; and

•      Westpac Equipment Finance (Vic) Pty Limited – Deregistered 29 January 2006.

Note 24. Explanation of transition to Australian equivalents to IFRS

This is the first year that the Group has presented its financial statements in accordance with A-IFRS. The last financial statements under A-GAAP were for the year ended 30 September 2005 and, except as detailed in Note 1, the date of transition to A-IFRS was therefore 1 October 2004.

In the reconciliation tables detailed on the following pages adjustments to A-GAAP includes both presentation and recognition and measurement changes. The major impacts driving these adjustments are as follows:

Presentation changes to previously reported AGAAP comparatives:

In accordance with A-IFRS disclosure requirements certain items have been reclassified between specific asset and liability categories. The key presentation adjustments made for our reconciliations for periods prior to 1 October 2005 are as follows:

•      Financial assets and liabilities are required to be disclosed as a separate category on the face of the balance sheet. Accordingly derivative financial assets and liabilities have been reclassified from other assets and other liabilities.

•      Previously only trading securities were separately disclosed on the face of the balance sheet. Now all trading assets and trading liabilities are grouped together. Other trading assets and liabilities have been reclassified from other assets and other liabilities.

•      Capitalised computer software costs have been reclassified. Amounts eligible for capitalisation have been reclassified from property plant and equipment and are now disclosed as intangible assets on the balance sheet. Additionally amortisation of capitalised computer software has been reclassified from equipment and occupancy expenses to other expenses in the income statement.

•      An intangible asset acquired as part of a Wealth business acquisition has been reclassified out of other assets and moved to the new balance sheet category of goodwill and other intangible assets.

•      Certain other liabilities that meet the definition of provisions have been reclassified.

Further key presentation adjustments made for periods after 1 October 2005 are as follows:

•      Investment securities have predominately been reclassified into the new category of available-for-sale securities.

•      Certificates of deposit previously reported as part of deposits have been reclassified as deposits at fair value.

A-IFRS adjustments impacting on prior year comparatives

Goodwill

From the time of initial adoption of A-IFRS, goodwill acquired in business combinations is no longer required to be amortised, and instead is subject to impairment testing at least annually. If any impairments occur, they will be recognised immediately in the income statement. The goodwill amortised in the year ended 30 September 2005 under AGAAP of $168 million (31 March 2005: $83 million, 30 September 2005: $85 million) was reversed against opening retained profits on transition to A-IFRS.

In addition, 2005 AGAAP results included the recovery of amounts previously paid into certain managed funds to support tax values. Under AGAAP the recovery of these amounts was required to be reported in income, however on transition to A-IFRS the recovery of these amounts was adjusted against goodwill held on the balance sheet.

Share based payments

Under AGAAP the Group did not recognise an expense for performance options and performance share rights issued to staff or for new shares issued under the employee share plan. Under A-IFRS the Group recognises an expense for all share-based remuneration. The expense for performance options and performance share rights is the fair value of the instruments at grant date recognised over the relevant vesting period. The expense for shares issued under the employee share plan is the market value of the shares at date of issue. There will be no impact on total equity where shares are issued to satisfy awards, as the expense will be matched by an offsetting increase in equity. The Group has elected to include all unvested instruments held by employees in its calculation of expense for share based payments. The impact in 2005 of expensing share based payments was to increase operating expenses by $63 million (31 March 2005: $33 million, 30 September 2005: $30 million).

Consolidation of special purpose vehicles (SPVs)

A difference in the consolidation rules under A-IFRS and AGAAP resulted in the Group consolidating a number of SPVs used for the securitisation of the Group’s own and customers’ assets. The consolidation of these vehicles resulted in an increase in both assets and liabilities with no impact on net assets. Net interest income increased and non-interest income decreased. For the 2005 year the consolidation of SPVs resulted in an increase in net interest income of $20 million (31 March 2005: $15 million, 30 September 2005: $5 million), a reduction in non-interest income of $51 million (31 March 2005: $28 million, 30 September: $23 million) and an increase in both assets and liabilities of $6,840 million (31 March 2005: $7,561 million, 30 September: $6,840 million). Additionally, these changes resulted in the deconsolidation of an SPV. The deconsolidation resulted in a grossing up of the tax expense with a corresponding decrease in income due to the nature of the income earned in the SPV.

Treasury shares

Under A-IFRS shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital. Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions. Recognition of income related to treasury shares is prohibited under A-IFRS. At 1 October 2004 an adjustment of $60 million was made to the opening balance sheet and income in 2005 was reduced by $32 million (31 March 2005: $20 million, 30 September 2005: $12 million).

Hybrid equity instruments

The Group has issued a number of hybrid Tier 1 instruments, which were classified as other equity interests under AGAAP. Under
A-IFRS these instruments, with a carrying value of $2,925 million as at 1 October 2004, were presented as minority interests. Consistent with the change in presentation, the distributions on these instruments were reclassified out of profit attributable to equity holders of Westpac Banking Corporation and into net profit attributable to minority interests.

Other

The “other” adjustments category includes balance sheet impacts relating to the Westpac superannuation funds, where under A-IFRS unrecognised losses were reset to zero, impacting retained earnings and other balance sheet accounts, the deferral of previously recognised fee income and other items where the impact of the adjustments are not individually significant.

A-IFRS adjustments impacting on the restatement of the opening balance sheet as at 1 October 2005

Classification

As a result of the application of the new classification standards for financial instruments from 1 October 2005, new balance sheet classifications have been created and certain assets and liabilities have been moved to different balance sheet line items. The most significant adjustment was the reclassification of acceptance assets as loans, and acceptance liabilities as debt issues. Classification changes had no impact on shareholders equity.

Debt v equity classifications

From 1 October 2005 the Fixed Interest Resettable Trust Securities (FIRsTS) and Trust Preferred Securities 2004 (TPS 2004) hybrid equity instruments with a carrying value of $1,343 million previously classified as equity were reclassified as debt on the balance sheet. After 1 October 2005, distributions on these instruments are classified as interest expense in the income statement. Trust Preferred Securities 2003 (TPS 2003) continues to be classified as minority interests instruments in the balance sheet with its distributions included in net profit attributable to minority interests in the income statement. Additionally, minority interests of $826 million in managed investment schemes controlled by the Group’s life companies were reclassified as debt and transferred to policyholder liabilities.

Insurance contracts

Under A-IFRS revised measurement rules, particularly relating to discount rates and amortisation periods, are applied when determining life insurance policyholder liabilities. Additionally, deferred acquisition costs and deferred entry fees are no longer included in the calculation of policyholder liabilities. As a result, as at 1 October 2005 policyholder liabilities increased by $142 million, other assets increased by $34 million and other liabilities increased by $24 million. Shareholders equity was reduced by $132 million as a result of these adjustments.

Effective yield

From 1 October 2005, certain lending and borrowing related fees received and costs paid are required to be deferred on the balance sheet and subsequently recognised as a yield adjustment to interest income or interest expense. Although there should be no impact on net income over time, the classifications of some income and expense items change and there will be some short term impacts, with greater levels of income deferred in the short term in a growing business.

Loan provisioning

At 1 October 2005 the application of the A-IFRS financial instruments standards to the loss estimation process resulted in an overall reduction in credit provisioning levels of $531 million. Provisions held for incurred losses related to off-balance sheet exposures and work out costs of $144 million were reclassified to provisions and $16 million for credit related items no longer included in credit provisions was transferred to other liabilities. Additionally, the carrying amount of loan assets increased by $38 million as amounts written off under AGAAP in excess of the write offs permitted by A-IFRS were reversed.

Derivatives and hedging

From 1 October 2005 A-IFRS requires that all derivative contracts, whether used as hedging instruments or otherwise, be recognised on the balance sheet at fair value. Transition adjustments at 1 October 2005 resulted in a reduction in the carrying value of derivative assets of $359 million, derivative liabilities by $211 million, the carrying value of assets reducing by $89 million and liabilities by $112 million reflecting the replacement of accruals with fair value carrying values. A cash flow hedge reserve of $51 million was recognised within equity. After tax, the transition adjustment for derivatives and hedging reduced shareholders equity by $63 million.

Other

The other items line summarises the impact of other adjustments that are not individually significant.

	30 September 2005
		Transition to A-IFRS			Adoption of AASB 132/139
$ m	Previous AGAAP 30 September 2005	Presentation 30 September 2005	Recognition and Measurement 30 September 2005	Restated A-IFRS 30 September 2005	Presentation 1 October 2005	Recognition and Measurement 1 October 2005	Opening A-IFRS 1 October 2005
Assets

Cash and balances with central banks	1,844	—	1	1,845	—	—	1,845
Due from other financial institutions	10,896	—	4,467	15,363	—	8	15,371
Derivative financial instruments	—	10,119	(175)	9,944	—	(352)	9,592
Financial assets at fair value	—	—	—	—	—	1,643	1,643
Other trading assets	9,399	2,543	92	12,034	—	132	12,166
Available-for-sale securities	—	—	—	—	2,490	(1,885)	605
Investment securities	2,428	—	—	2,428	(2,428)	—	—
Loans	195,589	—	2,469	198,058	—	5,817	203,875
Life insurance assets	13,740	—	(145)	13,595	—	2	13,597
Acceptances of customers	4,864	—	—	4,864	—	(4,864)	—
Regulatory deposits with central banks overseas	347	—	—	347	—	1	348
Due from controlled entities	—	—	—	—	—	—	—
Investments in controlled entities	—	—	—	—	—	—	—
Goodwill and other intangible assets	2,290	521	146	2,957	—	—	2,957
Property, plant & equipment	839	(447)	(13)	379	—	—	379
Deferred tax assets	945	—	(125)	820	—	(78)	742
Other assets	16,572	(12,736)	(207)	3,629	(62)	(355)	3,212
Total assets	259,753	—	6,510	266,263	—	69	266,332
Liabilities
Due to other financial institutions	10,654	—	—	10,654	—	51	10,705
Deposits at fair value	—	—	—	—	29,440	—	29,440
Deposits at amortised cost	149,454	—	(202)	149,252	(29,440)	96	119,908
Derivative financial instruments	—	10,514	—	10,514	—	(194)	10,320
Other trading liabilities and other financial liabilities at fair value	—	3,057	97	3,154	—	3,491	6,645
Debt issues	41,771	—	6,983	48,754	—	1,420	50,174
Acceptances	4,864	—	—	4,864	—	(4,864)	—
Current tax liabilities	317	—	(11)	306	—	(17)	289
Deferred tax liabilities	267	—	(247)	20	—	26	46
Life insurance liabilities	11,722	—	(5)	11,717	—	971	12,688
Due to controlled entities	—	—	—	—	—	—	—
Provisions	415	216	20	651	—	144	795
Other liabilities	18,863	(13,787)	194	5,270	—	(206)	5,064
Total liabilities excluding loan capital	238,327	—	6,829	245,156	—	918	246,074
Loan Capital
Subordinated bonds, notes and debentures	3,702	—	—	3,702	—	1,298	5,000
Subordinated perpetual notes	512	—	—	512	—	—	512
Total loan capital	4,214	—	—	4,214	—	1,298	5,512
Total liabilities	242,541	—	6,829	249,370	—	2,216	251,586
Net assets	17,212	—	(319)	16,893	—	(2,147)	14,746
Shareholders’ equity
Share capital	5,296	—	(61)	5,235	—	—	5,235
Reserves:	—	—	—	—	—	—	—
Available-for-sale securities reserve	—	—	—	—	—	—	—
Share based payment reserve	—	—	142	142	—	—	142
Cash flow hedging reserve	—	—	—	—	—	51	51
Foreign currency translation reserve	(181)	—	85	(96)	—	25	(71)
Retained profits	8,777	—	(497)	8,280	—	(50)	8,230
Other equity interests	2,472	—	(2,472)	—	—	—	—
Total equity attributable to equity holders of WBC	16,364	—	(2,803)	13,561	—	26	13,587
Minority interests	848	—	2,484	3,332	—	(2,173)	1,159
Total shareholders’ equity and minority interests	17,212	—	(319)	16,893	—	(2,147)	14,746

	Effect of Transition to A-IFRS
	Recognition and Measurement 30 September 2005
	Goodwill	Share Based Payments	Consolidation of SPVs	Treasury Shares	Hybrid Capital Instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,467	—	—	—	4,467
Derivative financial instruments	—	—	(175)	—	—	—	(175)
Other financial assets at fair value	—	—	—	—	—	—	—
Other trading assets	—	—	97	(5)	—	—	92
Available-for-sale securities	—	—	—	—	—	—	—
Investment securities	—	—	—	—	—	—	—
Loans	—	—	2,469	—	—	—	2,469
Life insurance assets	—	—	(53)	(92)	—	—	(145)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	146	—	—	—	—	—	146
Property, plant & equipment	—	—	—	—	—	(13)	(13)
Deferred tax assets	—	6	—	—	8	(139)	(125)
Other assets	—	—	34	—	—	(241)	(207)
Total assets	146	6	6,840	(97)	8	(393)	6,510
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at fair value	—	—	—	—	—	—	—
Deposits at amortised cost	—	—	(202)	—	—	—	(202)
Derivative financial instruments	—	—	—	—	—	—	—

Other trading liabilities and other financial liabilities at fair value	—	—	97	—	—	—	97
Debt issues	—	—	6,983	—	—	—	6,983
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	—	—	(8)	—	—	(3)	(11)
Deferred tax liabilities	—	—	—	—	—	(247)	(247)
Life insurance policy liabilities	—	—	—	—	—	(5)	(5)
Due to controlled entities	—	—	—	—	—	—	—
Provisions	—	19	—	—	—	1	20
Other liabilities	—	—	(30)	—	—	224	194
Total liabilities excluding loan capital	—	19	6,840	—	—	(30)	6,829
Loan capital
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	—	19	6,840	—	—	(30)	6,829
Net assets	146	(13)	—	(97)	8	(363)	(319)
Shareholders’ equity
Share capital	—	—	—	(61)	—	—	(61)
Reserves:
Available-for-sale securites reserve	—	—	—	—	—	—	—
Share based payment reserve	—	142	—	—	—	—	142
Cash flow hedging reserve	—	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	—	85	85
Retained profits	146	(155)	—	(36)	(4)	(448)	(497)
Other equity interests	—	—	—	—	(2,472)	—	(2,472)
Total equity attributable to equity holders of WBC	146	(13)	—	(97)	(2,476)	(363)	(2,803)
Minority interests	—	—	—	—	2,484	—	2,484
Total shareholders’ equity and minority interests	146	(13)	—	(97)	8	(363)	(319)

	Effect of Adoption of AASB 132/139
	Recognition and Measurement 1 October 2005
	Classification and Measurement	Hybrid Capital Instruments	Insurance Contracts	Effective Yield	Loan Provisioning	Derivatives and Hedging	Other	Total
Assets
Cash and balances with central banks	—	—	—	—	—	—	—	—
Due from other financial institutions	1	—	—	—	—	7	—	8
Derivative financial instruments	7	—	—	—	—	(359)	—	(352)
Other financial assets at fair value	1,643	—	—	—	—	—	—	1,643
Other trading assets	132	—	—	—	—	—	—	132
Available-for-sale securities	(1,886)	—	—	—	—	1	—	(1,885)
Investment securities	—	—	—	—	—	—	—	—
Loans	5,140	—	—	5	729	(57)	—	5,817
Life insurance assets	2	—	—	—	—	—	—	2
Acceptances of customers	(4,864)	—	—	—	—	—	—	(4,864)
Regulatory deposits with central banks overseas	1	—	—	—	—	—	—	1
Goodwill and other intangible assets	—	—	—	—	—	—	—	—
Property, plant & equipment	—	—	—	—	—	—	—	—
Deferred tax assets	10	(4)	7	112	(178)	(25)	—	(78)
Other assets	(35)	—	34	(328)	5	(32)	1	(355)
Total assets	151	(4)	41	(211)	556	(465)	1	69
Liabilities
Due to other financial institutions	11	—	—	—	—	40	—	51
Deposits at fair value	—	—	—	—	—	—	—	—
Deposits at amortised cost	10	—	—	86	—	—	—	96
Derivative financial instruments	20	—	—	(6)	2	(211)	1	(194)
Other trading liabilities and other financial liabilities at fair value	3,491	—	—	—	—	—	—	3,491
Debt issues	1,673	—	—	(160)	—	(93)	—	1,420
Acceptances	(4,864)	—	—	—	—	—	—	(4,864)
Current tax liabilities	1	—	(3)	(16)	—	1	—	(17)
Deferred tax liabilities	7	—	10	56	(2)	(45)	—	26
Life insurance liabilities	3	826	142	—	—	—	—	971
Due to controlled entities	—	—	—	—	—	—	—	—
Provisions	—	—	—	—	144	—	—	144
Other liabilities	(180)	—	24	(6)	16	(60)	—	(206)
Total liabilities excluding loan capital	172	826	173	(46)	160	(368)	1	918
Loan capital
Subordinated bonds, notes and debentures	—	1,343	—	(11)	—	(34)	—	1,298
Subordinated perpetual notes	—	—	—	—	—	—	—	—
Total loan capital	—	1,343	—	(11)	—	(34)	—	1,298
Total liabilities	172	2,169	173	(57)	160	(402)	1	2,216
Net assets	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)
Shareholders’ equity
Share capital	—	—	—	—	—	—	—	—
Reserves:
Available-for-sale securities reserve	—	—	—	—	—	—	—	—
Share based payment reserve	—	—	—	—	—	—	—	—
Cash flow hedging reserve	—	—	—	—	—	51	—	51
Foreign currency translation reserve	—	22	—	—	1	1	1	25
Retained profits	(21)	(22)	(132)	(154)	395	(115)	(1)	(50)
Other equity interests	—	—	—	—	—	—	—	—
Total equity attributable to equity holders of WBC	(21)	—	(132)	(154)	396	(63)	—	26
Minority interests	—	(2,173)	—	—	—	—	—	(2,173)
Total shareholders’ equity and minority interests	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)

	6 Months to 30 September 2005
$m	Previous AGAAP 30 September 2005	Presentation 30 September 2005	Recognition and Measurement 30 September 2005	Restated A-IFRS 30 September 2005
Interest income	7,755	—	213	7,968
Interest expense	(5,055)	—	(211)	(5,266)
Net interest income	2,700	—	2	2,702
Non-interest income	1,901	—	(51)	1,850
Net operating income	4,601	—	(49)	4,552
Operating expenses:
Salaries and other staff expenses	(1,066)	—	(25)	(1,091)
Equipment and occupancy expenses	(297)	73	—	(224)
Other expenses	(793)	(73)	93	(773)
Impairment losses on loans	(179)	—	—	(179)
Profit from ordinary activities before income tax expense	2,266	—	19	2,285
Income tax expense	(681)	—	(2)	(683)
Net profit from ordinary activities after tax	1,585	—	17	1,602
Net profit attributable to outside equity interests	(92)	—	(73)	(165)
Total attributable to equity holders of WBC	1,493	—	(56)	1,437

	Recognition and Measurement 6 Months to 30 September 2005
	Goodwill	Share Based Payments	Consolidation SPVs	Treasury Shares	Hybrid Capital Instruments	Other	Total
Interest income	—	—	215	—	—	(2)	213
Interest expense	—	—	(210)	—	—	(1)	(211)
Net interest income	—	—	5	—	—	(3)	2
Non-interest income	(18)	—	(23)	(12)	—	2	(51)
Net operating income	(18)	—	(18)	(12)	—	(1)	(49)
Operating expenses:
Salaries and other staff expenses	—	(30)	—	—	—	5	(25)
Equipment and occupancy expenses	—	—	—	—	—	—	—
Other expenses	85	—	—	—	—	8	93
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax expense	67	(30)	(18)	(12)	—	12	19
Income tax expense	4	3	18	—	(22)	(5)	(2)
Net profit from ordinary activities after tax	71	(27)	—	(12)	(22)	7	17
Net profit attributable to outside equity interests	—	—	—	—	(73)	—	(73)
Total attributable to equity holders of WBC	71	(27)	—	(12)	(95)	7	(56)

	31 March 2005 Effect of Transition to A-IFRS
$ m	Previous AGAAP 31 March 2005	Presentation 31 March 2005	Recognition and Measurement 31 March 2005	Restated A-IFRS 31 March 2005
Assets
Cash and balances with central banks	2,039	—	(1)	2,038
Due from other financial institutions	10,095	—	4,889	14,984
Derivative financial instruments	—	11,058	(199)	10,859
Other trading assets	10,323	2,337	26	12,686
Investment securities	2,898	—	—	2,898
Available-for-sale securities	—	—	—	—
Loans	188,969	—	2,893	191,862
Life insurance assets	12,711	—	(158)	12,553
Acceptances of customers	5,127	—	—	5,127
Regulatory deposits with central banks overseas	562	—	—	562
Goodwill and other intangible assets	2,302	485	62	2,849
Property, plant & equipment	801	(408)	(14)	379
Deferred tax assets	1,027	—	(153)	874
Other assets	16,817	(13,472)	(258)	3,087
Total assets	253,671	—	7,087	260,758
Liabilities
Due to other financial institutions	8,137	—	—	8,137
Deposits at amortised cost	145,814	—	(207)	145,607
Derivative financial instruments	—	11,162	—	11,162
Other trading liabilities and other financial liabilities at fair value	—	3,276	50	3,326
Debt issues	42,096	—	7,888	49,984
Acceptances	5,127	—	—	5,127
Current tax liabilities	79	—	(13)	66
Deferred tax liabilities	291	—	(269)	22
Life insurance policy liabilities	11,252	—	(2)	11,250
Provisions	396	122	10	528
Other liabilities	19,464	(14,560)	28	4,932
Total liabilities excluding loan capital	232,656	—	7,485	240,141
Loan capital
Subordinated bonds, notes and debentures	4,257	—	—	4,257
Subordinated perpetual notes	505	—	—	505
Total loan capital	4,762	—	—	4,762
Total liabilities	237,418	—	7,485	244,903
Net assets	16,253	—	(398)	15,855
Shareholders’ equity	—	—	—	—
Share capital	4,523	—	(75)	4,448
Reserves	(178)	—	205	27
Retained profits	8,261	—	(540)	7,721
Other equity interests	2,923	—	(2,923)	—
Total equity attributable to equity holders of WBC	15,529	—	(3,333)	12,196
Minority interests	724	—	2,935	3,659
Total shareholders’ equity and minority interests	16,253	—	(398)	15,855

	Recognition and Measurement 31 March 2005
	Goodwill	Share Based Payments	Consolidation of SPVs	Treasury Shares	Hybrid Capital Instruments	Other	Total
Assets
Cash and balances with central banks	—	—	(1)	—	—	—	(1)
Due from other financial institutions	—	—	4,889	—	—	—	4,889
Derivative financial instruments	—	—	(199)	—	—	—	(199)
Other trading assets	—	—	29	(3)	—	—	26
Investment securities	—	—	—	—	—	—	—
Loans	—	—	2,893	—	—	—	2,893
Life insurance assets	—	—	(59)	(99)	—	—	(158)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	61	—	—	—	—	1	62
Property, plant & equipment	—	—	—	—	—	(14)	(14)
Deferred tax assets	—	4	—	—	8	(165)	(153)
Other assets	17	—	9	—	—	(284)	(258)
Total assets	78	4	7,561	(102)	8	(462)	7,087
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at amortised cost	—	—	(207)	—	—	—	(207)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	50	—	—	—	50
Debt issues	—	—	7,888	—	—	—	7,888
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	5	—	(8)	—	—	(10)	(13)
Deferred tax liabilities	—	—	—	—	—	(269)	(269)
Life insurance policy liabilities	—	—	—	—	—	(2)	(2)
Provisions	—	9	—	—	—	1	10
Other liabilities	—	—	(162)	—	—	190	28
Total liabilities excluding loan capital	5	9	7,561	—	—	(90)	7,485
Loan capital
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	5	9	7,561	—	—	(90)	7,485
Net assets	73	(5)	—	(102)	8	(372)	(398)
Shareholders’ equity
Share capital	—	—	—	(75)	—	—	(75)
Reserves	—	122	—	—	—	83	205
Retained profits	73	(127)	—	(27)	(4)	(455)	(540)
Other equity interests	—	—	—	—	(2,923)	—	(2,923)
Total equity attributable to equity holders of WBC	73	(5)	—	(102)	(2,927)	(372)	(3,333)
Minority interests	—	—	—	—	2,935	—	2,935
Total shareholders’ equity and minority interests	73	(5)	—	(102)	8	(372)	(398)

	6 Months to 31 March 2005
$ m	Previous AGAAP 31 March 2005	Presentation 31 March 2005	Recognition and Measurement 31 March 2005	Restated A-IFRS 31 March 2005
Interest income	7,358	—	218	7,576
Interest expense	(4,813)	—	(206)	(5,019)
Net interest income	2,545	—	12	2,557
Non-interest income	1,659	—	(55)	1,604
Net operating income	4,204	—	(43)	4,161
Operating expenses:
Salaries and other staff expenses	(1,065)	—	(30)	(1,095)
Equipment and occupancy expenses	(299)	68	—	(231)
Other expenses	(753)	(68)	76	(745)
Impairment losses on loans	(203)	—	—	(203)
Profit from ordinary activities before income tax expense	1,884	—	3	1,887
Income tax expense	(541)	—	1	(540)
Net profit from ordinary activities after tax	1,343	—	4	1,347
Net profit attributable to outside equity interests	(18)	—	(68)	(86)
Total attributable to equity holders of WBC	1,325	—	(64)	1,261

	Recognition and Measurement 6 Months to 31 March 2005
	Goodwill	Share Based Payments	Consolidation of SPVs	Treasury Shares	Hybrid Capital Instruments	Other	Total
Interest income	—	—	216	—	—	2	218
Interest expense	—	—	(201)	—	—	(5)	(206)
Net interest income	—	—	15	—	—	(3)	12
Non-interest income	(9)	—	(28)	(20)	—	2	(55)
Net operating income	(9)	—	(13)	(20)	—	(1)	(43)
Operating expenses:	—	—	—	—	—	—	—
Salaries and other staff expenses	—	(33)	—	—	—	3	(30)
Equipment and occupancy expenses	—	—	—	—	—	—	—
Other expenses	83	—	(1)	—	—	(6)	76
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax expense	74	(33)	(14)	(20)	—	(4)	3
Income tax expense	4	3	14	—	(23)	3	1
Net profit from ordinary activities after tax	78	(30)	—	(20)	(23)	(1)	4
Net profit attributable to outside equity interests	—	—	—	—	(68)	—	(68)
Total attributable to equity holders of WBC	78	(30)	—	(20)	(91)	(1)	(64)

	1 October 2004 Effect of Transition to A-IFRS
$ m	Previous AGAAP 30 September 2004	Presentation 1 October 2004	Recognition and Measurement 1 October 2004	Restated A-IFRS 1 October 2004
Assets
Cash and balances with central banks	1,800	—	1	1,801
Due from other financial institutions	9,538	—	4,761	14,299
Derivative financial instruments	—	8,343	(199)	8,144
Other trading assets	9,698	2,488	29	12,215
Investment securities	3,714	—	—	3,714
Loans	182,471	—	1,056	183,527
Life insurance assets	12,957	—	(117)	12,840
Acceptances of customers	5,534	—	—	5,534
Regulatory deposits with central banks overseas	523	—	—	523
Goodwill and other intangible assets	2,394	454	(21)	2,827
Property, plant & equipment	1,445	(376)	(20)	1,049
Deferred tax assets	838	—	67	905
Other assets	14,167	(10,909)	(273)	2,985
Total assets	245,079	—	5,284	250,363
Liabilities
Due to other financial institutions	7,071	—	—	7,071
Deposits and public borrowings	146,533	—	(256)	146,277
Derivative financial instruments	—	9,556	—	9,556
Other trading liabilities and other financial liabilities at fair value	—	3,829	—	3,829
Debt issues	36,188	—	5,908	42,096
Acceptances	5,534	—	—	5,534
Current tax liabilities	1	—	(1)	—
Deferred tax liabilities	110	—	(54)	56
Life insurance policy liabilities	10,782	—	—	10,782
Provisions	427	212	18	657
Other liabilities	17,685	(13,597)	115	4,203
Total liabilities excluding loan capital	224,331	—	5,730	230,061
Loan capital
Subordinated bonds, notes and debentures	3,885	—	—	3,885
Subordinated perpetual notes	546	—	—	546
Total loan capital	4,431	—	—	4,431
Total liabilities	228,762	—	5,730	234,492
Net assets	16,317	—	(446)	15,871
Shareholders’ equity
Share capital	4,234	—	(50)	4,184
Reserves	(83)	—	162	79
Retained profits	7,812	—	(569)	7,243
Other equity interests	2,925	—	(2,925)	—
Total equity attributable to equity holders of WBC	14,888	—	(3,382)	11,506
Minority interests	1,429	—	2,936	4,365
Total shareholders’ equity and minority interests	16,317	—	(446)	15,871

	Recognition and Measurement 1 October 2004
	Goodwill	Share Based Payments	Consolidation of SPVs	Treasury Shares	Hybrid Capital Instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,761	—	—	—	4,761
Derivative financial instruments	—	—	(199)	—	—	—	(199)
Other trading assets	—	—	40	(11)	—	—	29
Investment securities	—	—	—	—	—	—	—
Loans	—	—	1,056	—	—	—	1,056
Other financial assets at fair value through the income statement	—	—	—	—	—	—	—
Life insurance assets	—	—	(68)	(49)	—	—	(117)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Investments in controlled entities	—	—	—	—	—	—	—
Goodwill and other intangible assets	(21)	—	—	—	—	—	(21)
Property, plant & equipment	—	—	—	—	—	(20)	(20)
Deferred tax assets	—	6	—	—	7	54	67
Other assets	27	—	5	—	—	(305)	(273)
Total assets	6	6	5,596	(60)	7	(271)	5,284
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits and public borrowings	—	—	(256)	—	—	—	(256)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	—	—	—	—	—
Debt issues	—	—	5,908	—	—	—	5,908
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	8	—	(8)	—	—	(1)	(1)
Deferred tax liabilities	—	—	—	—	—	(54)	(54)
Life insurance policy liabilities	—	—	—	—	—	—	—
Provisions	—	18	—	—	—	—	18
Other liabilities	—	—	(48)	—	—	163	115
Total liabilities excluding loan capital	8	18	5,596	—	—	108	5,730
Loan capital
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	8	18	5,596	—	—	108	5,730
Net assets	(2)	(12)	—	(60)	7	(379)	(446)
Shareholders’ equity
Share capital	—	—	—	(50)	—	—	(50)
Reserves	—	79	—	—	—	83	162
Retained profits	(2)	(91)	—	(10)	(4)	(462)	(569)
Other equity interests	—	—	—	—	(2,925)	—	(2,925)
Total equity attributable to equity holders of WBC	(2)	(12)	—	(60)	(2,929)	(379)	(3,382)
Minority interests	—	—	—	—	2,936	—	2,936
Total shareholders’ equity and minority interests	(2)	(12)	—	(60)	7	(379)	(446)

Note 25. Reconciliation to US generally accepted accounting principles

$m	Half Year March 06	Half Year Sept 05	Half Year March 05
Statement of income
Net profit as reported under A-IFRS	1,469	1,437	1,261
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	44	—	38
Goodwill fair value adjustments	—	18	(7)
Related income tax (expense)	—	(5)	2
Superannuation (pension) expense/(credit)	(13)	(73)	30
Related income tax (expense)/credit	4	21	(9)
Wealth management	—	(12)	(13)
Related income tax credit	—	4	4
Employee share option compensation	—	4	—
Employee share plan compensation	—	—	(18)
Related income tax credit	—	—	6
Other debt instruments	35	(15)	40
Deconsolidation of trust preferred structures (under FIN 46R)	(175)	(15)	62
Change in estimate - Allowance for loan losses	569	—	—
Related income tax (expense)	(178)	—	—
Other non-financial assets	—	(1)	(1)
Related income tax credit	—	9	1
Capitalised software	(2)	(4)	(4)
Related income tax credit	1	1	1
Derivative instruments (under SFAS 133)	—	(2)	17
Related income tax credit/(expense)	—	3	(5)
Fair value hedges	(64)	—	—
Related income tax credit	19	—	—
Cash flow hedges	(27)	—	—
Related income tax (expense)	8	—	—
Restructuring costs	—	—	15
Related income tax credit/(expense)	—	—	(5)
New Zealand Class shares	—	26	23
Effective yield adjustments	8	—	—
Related income tax (expense)/credit	(2)	—	—
Other	(109)	(27)	(3)
Related income tax credit	30	8	1
Net income according to US GAAP	1,617	1,377	1,436
Adjustments to determine other comprehensive income under US GAAP (net of tax)
Net income recognised directly in equity under A-IFRS	64	(1)	(95)
Other debt instruments - FCTR adjustment	11	4	45
Unrealised net gain on available-for-sale securities	—	16	38
Cash flow hedges	19	—	—
Total comprehensive income according to US GAAP	1,711	1,396	1,424
Equity attributable to equity holders of WBC as reported under A-IFRS	13,478	13,561	12,196
Adjustments:
Premises and sites	(27)	(71)	(71)
Goodwill	355	355	344
Superannuation (pension) asset	369	377	429
Wealth management assets (net of tax)	—	(86)	(78)
Available-for-sale securities	—	156	140
Other debt instruments	81	35	46
Deconsolidation of trust preferred structures (under FIN 46R)	14	189	204
Other non-financial assets	—	—	(8)
Capitalised Software	(25)	(24)	(21)
Derivative instruments (under SFAS 133)	—	(7)	(8)
Fair value hedges	(79)	—	—
New Zealand Class shares	—	—	451
Effective yield adjustment	227	—	—
Other	(79)	232	173
Equity attributable to equity holders according to US GAAP	14,314	14,717	13,797

Note 26. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis and a provision has been made where appropriate within the credit litigation provision.

We are one of 20 defendants named in proceedings concerning the Bell Group of companies. The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge our entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. The proceedings are complex and the trial is anticipated to continue for a further 6 months. Judgment is not expected for a reasonable time after the trial is concluded. It is not possible to estimate the potential impact, however, we believe that we have good prospects of success.

The New Zealand Commerce Commission has laid 105 charges (plus one duplicate charge) against us, along with several other New Zealand credit card providers, under the Fair Trading Act 1986 in relation to disclosure of international currency conversion fees charged on credit and debit card transactions. Penalties under the Fair Trading Act 1986 could include a fine of up to NZ$200,000 (A$170,838) per charge and refunds to customers of fees collected. A hearing in relation to those charges is scheduled for September 2006. The Commission has also served us with separate proceedings claiming refunds of the currency conversion fees paid by the customers during the relevant periods covered by this claim. In addition, the Commission has served 29 charges on The Warehouse Financial Services Limited, a member of the Westpac Group. The Warehouse Financial Services Limited is a joint venture with The Warehouse Limited, a New Zealand retailer, where 51% is held by Westpac Banking Corporation (and consolidated) and 49% held by The Warehouse Limited. No civil proceedings have been commenced against The Warehouse Financial Services Limited. The Commission has also served us with separate proceedings claiming refunds of the currency conversion fees paid by the customers during the relevant periods covered by the claim. We continue to assess our evidence and to consider options.

New Zealand Inland Revenue Department Investigation

Please refer to section 3.2.6 for further details surrounding the New Zealand Inland Revenue Department Investigation.

Note 27. Events subsequent to balance date

No events have occurred subsequent to balance date requiring disclosure.

5.7 STATEMENT IN RELATION TO THE REVIEW OF THE FINANCIAL STATEMENTS

The preceding financial information contained in section 5 “2006 interim financial information” is based on our Interim Financial Report:

•                  Section 5.1 Consolidated income statement;

•                  Section 5.2 Consolidated balance sheet;

•                  Section 5.3 Consolidated cash flow statement;

•                  Section 5.4 Consolidated statement of recognised income and expense;

•                  Section 5.5 Consolidated statement of changes in shareholders’ equity; and

•                  The following notes included in section 5.6 “Notes to 2006 interim financial information”:

•                  Note 1.   Basis of preparation of interim financial information;

•                  Note 4.   Revenue;

•                  Note 22. Cash flow statement;

•                  Note 24. Explanation of transition to Australian equivalents to IFRS;

•                  Note 25. Reconciliation to US generally accepted accounting principles; and

•                  Note 27. Events subsequent to balance date.

Richard Willcock

Group Secretary and General Counsel

6. OTHER INFORMATION	Interim Profit Announcement 2006

6.1                               CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long term	Short term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa3	P-1
Standard & Poor’s	AA-	A-1+

Six months to/as at	31 March 2006		30 Sept 2005		31 March 2005
Currency	Average	Spot	Average	Spot	Average	Spot
USD	0.7417	0.7153	0.7642	0.7616	0.7670	0.7726
GBP	0.4236	0.4100	0.4198	0.4326	0.4084	0.4115
NZD	1.0917	1.1707	1.0861	1.0998	1.0831	1.0873

(1)       As at March 2006. Unchanged during the reporting period.

6.2                               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Report as anticipated, believed, estimated, expected or intended.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. These factors include:

•                  Inflation, interest rate, exchange rate, market and monetary fluctuations;

•                  The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•                  Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•                  The effects of competition in the geographic and business areas in which we conduct operations;

•                  The ability to increase market share and control expenses;

•                  The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•                  Technological changes;

•                  Demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

•                  Various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us in this report refer to the section on ‘Risk factors’ in our 2005 Annual Financial Report. Our forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise after the date of this Report.

6.3                               SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	1 June 2006
Record date for interim dividend (Sydney)	7 June 2006
Record date for interim dividend (New York)(1)	6 June 2006
Interim dividend payment	3 July 2006

Share Registries

Australia	New Zealand
Ordinary shares on the main register	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 12, 120 Albert Street
Sydney NSW 2000 Australia	Auckland 1030 New Zealand

New York	Tokyo
Depositary in USA for American Depository Shares	Paying and share handling agent in Japan for shares
JP Morgan Service Centre	listed on the Tokyo Stock Exchange
PO Box 3408	Mitsubishi UFJ Trust & Banking Corporation
South Hackensack	1-7-7, Nishi-Ikebukuro
NJ 07606-3408	Toshima-ku
USA	Tokyo 171-8508 Japan

For further information contact:
Media:

David Lording, Head of Media Relations, +61 (0)2 8253 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0) 2 8253 4008

Richard Willcock

Group Secretary and General Counsel

4 May 2006

(1)       Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

7. WEALTH MANAGEMENT BUSINESS	Interim Profit Announcement 2006

Westpac’s total wealth management business comprises our Australian wealth management business, BTFG (Australia) (details included in section 4.4) and our New Zealand wealth management business (details included in section 4.3). This combined view has been provided to help understand the contribution of our wealth management business to the overall Group result and does not reflect the way in which we manage our wealth operations.

The following results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business area reflecting the management of our business, rather than its legal structure. Consequently, these results cannot be compared directly to public disclosure of the performance of individual legal entities.

7.1                               TOTAL FUNDS MANAGEMENT AND INSURANCE BUSINESS

The performance of our wealth management business is summarised below by its three main segments: Funds Management, Insurance and Other, and on a geographical basis where significant.

Net profit after tax $m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Funds Management	94	99	70	(5)	34
Insurance	—	—	—	—	—
Australia	56	60	55	(7)	2
New Zealand	10	9	9	11	11
	66	69	64	(4)	3
Total Funds Management and Life Insurance	160	168	134	(5)	19
Other(1)	16	12	12	33	33
Total net profit after tax	176	180	146	(2)	21

The following table shows the consolidated results for our Australian and New Zealand Funds Management, Insurance and Other businesses.

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06		% Mov’t Mar 05- Mar 06
Net interest income	33	17	12	94		175
Non-interest income	488	501	449	(3)		9
Operating income	521	518	461	1		13
Operating expenses	(273)	(280)	(269)	3		(1)
Core earnings	248	238	192	4		29
Impairment losses on loans and advances	—	—	—	—		—
Operating profit before tax	248	238	192	4		29
Tax and outside equity interests	(72)	(58)	(46)	(24)		(57)
Net profit after tax	176	180	146	(2)		21
Economic profit	112	108	64	4		75
Expense to income ratio	52.4%	54.1%	58.4%	170	bps	600	bps

(1)       Other business includes earnings on capital and other investments.

Operating income can be reconciled to the net insurance and funds management income as disclosed in section 5.5 Note 6, Non-Interest Income, as follows:

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Operating income (from previous page)	521	518	461	1	13
Net interest income	(33)	(17)	(12)	(94)	(175)
Commission expense	37	33	32	12	16
Policy holders tax recoveries	58	59	29	(2)	100
Transfer pricing - cost of distribution	14	17	16	(18)	(13)
Intercompany consolidation elimnations	(100)	(28)	(68)	large	(47)
New Zealand commission expense	(1)	(1)	(1)	0	0
Total non-interest wealth management income	496	581	457	(15)	9

7.2                               FUNDS MANAGEMENT BUSINESS

Funds management includes product management, product administration, product and platform intermediary distribution, investment management, margin lending and discount broking. This section covers the Australian (details included in section 4.4) and New Zealand (details included in section 4.3) businesses.

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06		% Mov’t Mar 05- Mar 06
Net interest income	35	34	24	3		46
Non-interest income	386	392	341	(2)		13
Gross operating income	421	426	365	(1)		15
Commission expense	(45)	(50)	(32)	10		(41)
Operating income	376	376	333	—		13
Operating expenses	(239)	(244)	(237)	2		(1)
Operating profit before tax	137	132	96	4		43
Tax and outside equity interests	(43)	(33)	(26)	(30)		(65)
Net profit after tax	94	99	70	(5)		34
Expense to income ratio	63.6%	64.9%	71.2%	130	bps	760	bps

Movement of funds under management (FUM)

Retail FUM in the table below includes all general investment products, Personal Portfolio Services (now closed to new business), retail superannuation, wholesale funds and retail retirement products. Personal Portfolio Services has been replaced by the platform product Portfolio Wrap which is included in funds under administration (FUA) in the table below.

$bn	FUM Sept 2005	Sales	Redns	Net Flows	Other mov’t (3)	FUM March 2006	FUM March 2005	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Retail	24.6	2.1	(2.9)	(0.8)	2.3	26.1	24.4	6	7
Wholesale	12.6	3.7	(2.9)	0.8	0.8	14.2	11.4	13	25
Australia	37.2	5.8	(5.8)	0.0	3.1	40.3	35.8	8	13
New Zealand(1)	1.7	0.2	(0.4)	(0.2)	0.1	1.6	1.9	(6)	(16)
FUM	38.9	6.0	(6.2)	(0.2)	3.2	41.9	37.7	8	11
FUM and FUA(2)	73.4	10.8	(8.5)	2.3	5.1	80.8	68.3	10	18

(1)       Westpac New Zealand and BT New Zealand.

(2)       Includes Wrap, Corporate Superannuation and Governance Advisory Services.

(3)       Other movement primarily reflects the impact of market movements on underlying FUM and FUA.

7.3                               INSURANCE BUSINESS

The Insurance business result has been determined on a Margin on Service basis. This section covers the Australian business (details included at section 4.4) and New Zealand business (earnings included in the New Zealand segment at section 4.3). Insurance includes Life Insurance, General Insurance and Other Insurance businesses.

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06		% Mov’t Mar 05- Mar 06
Net interest income	8	(2)	—	large		—
Non-interest Income	143	162	150	(12)		(5)
Gross operating income	151	160	150	(6)		1
Commission expense	(26)	(29)	(30)	10		13
Operating Income	125	131	120	(5)		4
Operating expenses	(34)	(36)	(33)	6		(3)
Operating profit before tax	91	95	87	(4)		5
Tax and outside equity interests	(25)	(26)	(23)	4		(9)
Net profit after tax	66	69	64	(4)		3
Expense to income ratio	27.2%	27.5%	27.5%	30	bps	30	bps

Movement in in-force premium for risk business

$m	In-force Sept 2005	Sales	Lapses	Net Inflows	Other mov’t (1)	In-force March 2006	In-force March 2005	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Australia	239.5	18.8	(17.2)	1.6	4.7	245.8	232.0	3	6
New Zealand	44.6	3.5	(3.3)	0.2	2.8	47.6	42.0	7	13
Total in-force premiums	284.1	22.3	(20.5)	1.8	7.5	293.4	274.0	3	7

(1)       Includes movement in in-force premiums due to CPI increases and customer re-rating.

7.4                               OTHER BUSINESS

Other includes earnings on capital and other instruments.

$m	Half Year March 06	Half Year Sept 05	Half Year March 05	% Mov’t Sept 05- Mar 06	% Mov’t Mar 05- Mar 06
Net interest income	(10)	(15)	(12)	33	17
Non-interest Income	30	26	20	15	50
Gross operating income	20	11	8	82	150
Commission expense	—	—	—	—	—
Operating income	20	11	8	82	150
Operating expenses	—	—	—	—	—
Operating profit before tax	20	11	8	82	150
Tax and outside equity interests	(4)	1	4	large	200
Net profit after tax	16	12	12	33	33

8. SEGMENT RESULT	Year End Profit Announcement 2005

8.1          HALF YEAR SEGMENT RESULT

6 months to 31 March 2006

	Business and		BT Financial	Westpac		Group
	Consumer	New	Group	Institutional	Pacific	Business
$ m	Banking	Zealand(1)	(Australia)	Bank	Banking	Unit (2)	Group
Net interest income	2,020	428	34	228	43	107	2,860
Non-interest income	547	191	467	424	44	30	1,703
Net operating income	2,567	619	501	652	87	137	4,563
Operating expenses	(1,233)	(299)	(265)	(282)	(27)	(29)	(2,135)
Impairment losses on loans	(124)	(10)	—	(38)	(4)	(9)	(185)
Profit from ordinary activities before income tax expense	1,210	310	236	332	56	99	2,243
Tax expense	(368)	(98)	(71)	(91)	(17)	(104)	(749)
Net profit	842	212	165	241	39	(5)	1,494
Net profit attributable to outside equity interests	—	(2)	—	—	(3)	(20)	(25)
Net profit attributable to equity holders of WBC	842	210	165	241	36	(25)	1,469
Treasury shares	—	—	—	—	—	12	12
NZ Class shares	—	—	—	—	—	—	—
TPS 2003 revaluation	—	—	—	—	—	30	30
Cash earnings	842	210	165	241	36	17	1,511
Cash earnings (cents) per ordinary share							81.7

(1)   New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the half (1.0959). This rate is not the same as the average rate which prevailed for the period (1.0917).

(2)  “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

i)             Non-interest income $58 million credit

ii)            Tax expense $58 million debit (AASB 1038)

6 months to 31 March 2006

	Business and		BT Financial	Westpac		Group
	Consumer	New	Group	Institutional	Pacific	Business
$m	Banking	Zealand(1)	(Australia)	Bank	Banking	Unit (2)	Group
Net interest income	1,907	396	18	191	39	151	2,702
Non-interest income	605	209	478	439	41	78	1,850
Net operating income	2,512	605	496	630	80	229	4,552
Operating expenses	(1,259)	(286)	(266)	(268)	(27)	18	(2,088)
Impairment losses on loans	(160)	(16)	—	(7)	(2)	6	(179)
Profit from ordinary activities before income tax expense	1,093	303	230	355	51	253	2,285
Tax expense	(328)	(90)	(59)	(104)	(13)	(89)	(683)
Net profit	765	213	171	251	38	164	1,602
Net profit attributable to outside equity interests	—	(2)	—	(11)	(2)	(150)	(165)
Net profit attributable to equity holders of WBC	765	211	171	240	36	14	1,437
Treasury shares	—	—	—	—	—	12	12
NZ Class shares	—	—	—	—	—	26	26
TPS 2003 revaluation	—	—	—	—	—	(15)	(15)
Cash earnings	765	211	171	240	36	37	1,460
Cash earnings (cents) per ordinary share							78.5

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the half (1.1424). This rate is not the same as the average rate which prevailed for the period (1.0861).

(2)  “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by Westpac Life Insurance Services Limited and BT Life Limited:

i)     Non-interest income $137 million credit ($78 million MIS and $59 million AASB 1038)

ii)    Operating expenses $2 million debit (MIS)

iii)  Tax expense $59 million debit (AASB 1038)

v)    Net profit attributable to outside equity interests $76 million debit (MIS)

6 months to 31 March 2006

	Business and		BT Financial	Westpac		Group
	Consumer	New	Group	Institutional	Pacific	Business
$m	Banking	Zealand(1)	(Australia)	Bank	Banking	Unit (2)	Group
Net interest income	1,863	389	13	240	34	18	2,557
Non-interest income	565	203	432	425	36	(57)	1,604
Net operating income	2,428	592	445	665	70	(39)	4,161
Operating expenses	(1,208)	(288)	(261)	(282)	(26)	(6)	(2,071)
Impairment losses on loans	(152)	(17)	—	(30)	(1)	(3)	(203)
Profit from ordinary activities before income tax expense	1,068	287	184	353	43	(48)	1,887
Income tax expense	(316)	(91)	(46)	(108)	(12)	33	(540)
Net profit	752	196	138	245	31	(15)	1,347
Net profit attributable to outside equity interests	—	(2)	—	(1)	(2)	(81)	(86)
Net profit attributable to equity holders of WBC	752	194	138	244	29	(96)	1,261
Treasury shares	—	—	—	—	—	20	20
NZ Class shares	—	—	—	—	—	23	23
TPS 2003 revaluation	—	—	—	—	—	40	40
Cash earnings	752	194	138	244	29	(13)	1,344
Cash earnings (cents) per ordinary share							73.0

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the half (1.1424). This rate is not the same as the average rate which prevailed for the period (1.0831).

(2)  “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by Westpac Life Insurance Services Limited and BT Life Limited:

i)     Non-interest income $45 million credit ($16 million MIS and $29 million AASB 1038)

ii)    Operating expenses $2 million debit (MIS)

iii)  Tax expense $29 million debit (AASB 1038)

iv)   Net profit attributable to outside equity interests $14 million debit (MIS)

8.2          NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO SECTION 4.3)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes; New Zealand Life Company and BTFG New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.0959 for 2006 and 1.1424 for 2005). This rate is not the same as the average rate which is provided for the period (1.0917 for the six months to 31 March 2006, 1.0861 for the six months to 30 September 2005, and 1.0831 for the six months to 31 March 2005).

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 05-		Mar 05-
A$m	March 06	Sept 05	March 05	Mar 06		Mar 06
Net interest income	428	396	389	8		10
Non-interest income	191	209	203	(9)		(6)
Operating income	619	605	592	2		5
Operating expenses	(299)	(286)	(288)	(5)		(4)
Core earnings	320	319	304	0		5
Impairment losses on loans	(10)	(16)	(17)	38		41
Operating profit before tax	310	303	287	2		8
Tax and outside equity interests	(100)	(92)	(93)	(9)		(8)
Net profit after tax	210	211	194	(0)		8

Economic profit	118	125	119	(6)		(1)
Expense to income ratio	48.3%	47.3%	48.6%	(100	)bps	30	bps

	$bn	$bn	$bn
Deposits	17.8	18.1	17.7	(2)	1
Net loans	29.4	29.3	27.9	0	5
Total assets	30.9	30.9	29.5	—	5
Funds under management	1.6	1.7	1.9	(6)	(16)

9. A-IFRS GROUP RECONCILIATIONS	Interim Profit Announcement 2006

9.1          HALF YEAR EARNINGS RECONCILIATION

Six months to 31 March 2006
	A-IFRS Reported	Accounting	AASB 132/139	A-IFRS Adjusted	Other IFRS	Previous AGAAP
$m	Earnings(1)	Reclassifications(2)	Adjustments(3)	Earnings(4)	Adjustments(5)	Adjusted Earnings
Net interest income	2,860	—	(65)	2,795	(6)	2,789
Non-interest income	1,703	(2)	133	1,834	19	1,853
Net operating income	4,563	(2)	68	4,629	13	4,642
Operating expenses	(2,135)	—	3	(2,132)	31	(2,101)
Goodwill amortisation	—	—	—	—	(85)	(85)
Underlying performance	2,428	(2)	71	2,497	(41)	2,456
Impairment losses on loans	(185)	—	(40)	(225)	—	(225)
Operating profit before tax	2,243	(2)	31	2,272	(41)	2,231
Income tax expense	(749)	44	(10)	(715)	7	(708)
Net profit	1,494	42	21	1,557	(34)	1,523
Net profit attributable to outside equity interests	(25)	—	(27)	(52)	48	(4)
Net profit after tax	1,469	42	(6)	1,505	14	1,519
Goodwill amortisation	—	—	—	—	85	85
Treasury shares	12	(12)	—	—	—	—
Distributions on other equity instruments	—	—	—	—	(72)	(72)
TPS revaluations	30	(30)	—	—	—	—
Cash earnings	1,511	—	(6)	1,505	27	1,532

(1)  Reported earnings reflect reported results prepared on an A-IFRS basis, including the impact of standards applying prospectively from 1 October 2005.

(2)  To ensure the results represent a like for like comparison of performance with prior reporting periods, certain reclassifications are made to reflect the impact of accounting standards and adjustments to derive cash earnings. These reclassifications have minimal impact on underlying cash earnings. Details of the adjustments can be found on page 133.

(3)  To ensure the results for the six months ended 31 March 2006 can be compared with prior reporting periods, the impact of accounting standards under A-IFRS that only apply prospectively from 1 October 2005 (AASB 132/139 and Insurance standards) has been separately identified. No adjustment has been made for fair valuation impacts on our Treasury business and an investment securities portfolio within the Institutional bank as these reflect returns available to shareholders and are consistent with how these businesses are run. Details of these adjustments can be found on page 135.

(4)  A-IFRS Adjusted Earnings reflect A-IFRS earnings adjusted for the impact of accounting reclassifications and the impacts of AASB 132/139.

(5)  To provide a guide to determine equivalent underlying earnings on the former A-GAAP accounting basis, we have estimated the impact of equivalent adjustments made on transition to AIFRS for those standards that came into effect retrospectively. Details of these adjustments can be found on page 136.

Accounting Reclassifications (Group)

Note	1	2	3	4	5	6
Six months to 31 March 2006			Managed
		Policyholder Tax	Investment	Hybrid	Treasury	New Zealand
$m	Epic	Recoveries	Schemes	Revaluations	Shares	Class Shares	Total
Net interest income	—	—	—	—	—	—	—
Non-interest income	—	(58)	—	43	13	—	(2)
Net operating income	—	(58)	—	43	13	—	(2)
Operating expenses	—	—	—	—	—	—	—
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	—	(58)	—	43	13	—	(2)
Impairment losses on loans	—	—	—	—	—	—	—
Operating profit before tax	—	(58)	—	43	13	—	(2)
Income tax expense	—	58	—	(13)	(1)	—	44
Net profit	—	—	—	30	12	—	42
Net profit attributable to outside equity interests	—	—	—	—	—	—	—
Net profit after tax	—	—	—	30	12	—	42
Goodwill amortisation	—	—	—	—	—	—	—
Treasury shares	—	—	—	—	(12)	—	(12)
Distributions on other equity instruments	—	—	—	—	—	—	—
TPS revaluations	—	—	—	(30)	—	—	(30)
Cash earnings	—	—	—	—	—	—	—

AASB 132/139 Adjustments (Group)

Note	7	8	9	10	11
Six months to 31 March 2006	Debt v Equity	Effective Yield /	Loan	Fair Value and
$m	(Hybrids)	DACS	Provisioning(1)	Hedging	Other	Total
Total Group:
Net interest income	41	(131)	33	(9)	1	(65)
Non-interest income	—	134	—	1	(2)	133
Net operating income	41	3	33	(8)	(1)	68
Operating expenses	—	3	—	—	—	3
Goodwill amortisation	—	—	—	—	—	—
Underlying performance	41	6	33	(8)	(1)	71
Impairment losses on loans	—	—	(40)	—	—	(40)
Operating profit before tax	41	6	(7)	(8)	(1)	31
Income tax expense	(14)	(2)	2	3	1	(10)
Net profit	27	4	(5)	(5)	—	21
Net profit attributable to outside equity interests	(27)	—	—	—	—	(27)
Net profit after tax	0	4	(5)	(5)	—	(6)
Goodwill amortisation	—	—	—	—	—	—
Treasury shares	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—
Cash earnings	0	4	(5)	(5)	—	(6)

(1)  Represents the difference in the loan provisioning charge arising from the introduction of A-IFRS. The reclassification between interest income and impairment losses on loans has been reflected in business unit reconciliations in section 10. However, the net difference between impairment losses on loans under A-IFRS and that determined under previous methodology has not been allocated to business units in section 10.

Other A-IFRS Adjustments (Group)

Note	12	13	14	15	16
Six months to 31 March 2006		Share Based		Hybrid
$m	Goodwill	Payments	SPVs	Distributions	Other	Total
Net interest income	—	—	(2)	—	(4)	(6)
Non-interest income	—	—	17	—	2	19
Net operating income	—	—	15	—	(2)	13
Operating expenses	—	31	—	—	—	31
Goodwill amortisation	(85)	—	—	—	—	(85)
Underlying performance	(85)	31	15	—	(2)	(41)
Impairment losses on loans	—	—	—	—	—	—
Operating profit before tax	(85)	31	15	—	(2)	(41)
Income tax expense	—	(3)	(16)	25	1	7
Net profit	(85)	28	(1)	25	(1)	(34)
Net profit attributable to outside equity interests	—	—	—	48	—	48
Net profit after tax	(85)	28	(1)	73	(1)	14
Goodwill amortisation	85	—	—	—	—	85
Treasury shares	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	(72)	—	(72)
TPS revaluations	—	—	—	—	—	—
Cash earnings	—	28	(1)	1	(1)	27

Six months to 30 September 2005	Reported	Accounting	AASB 132/139	A-IFRS Adjusted	Other IFRS	Previous AGAAP
$m	Earnings(1)	Reclassifications(2)	Adjustments(3)	Earnings(4)	Adjustments(5)	Adjusted Earnings
Net interest income	2,702	—	—	2,702	(2)	2,700
Non-interest income	1,850	(140)	—	1,710	39	1,749
Net operating income	4,552	(140)	—	4,412	37	4,449
Operating expenses	(2,088)	2	—	(2,086)	17	(2,069)
Goodwill amortisation	—	—	—	—	(85)	(85)
Underlying performance	2,464	(138)	—	2,326	(31)	2,295
Impairment losses on loans	(179)	—	—	(179)	—	(179)
Profit from ordinary activities before income tax	2,285	(138)	—	2,147	(31)	2,116
Income tax expense	(683)	59	—	(624)	2	(622)
Net profit	1,602	(79)	—	1,523	(29)	1,494
Net profit attributable to outside equity interests	(165)	102	—	(63)	47	(16)
Net profit attributable to equity holders of WBC	1,437	23	—	1,460	18	1,478
Goodwill amortisation	—	—	—	—	85	85
Distributions on other equity instruments	26	(26)	—	—	(69)	(69)
Treasury shares	12	(12)	—	—	—	—
TPS revaluation	(15)	15	—	—	—	—
Cash earnings	1,460	—	—	1,460	34	1,494 (6)

(1)  Reported earnings represent statutory reported results restated on an A-IFRS basis, incorporating the impacts of those standards required to be applied retrospectively.

(2)  To ensure the results represent a like for like comparison of performance with prior reporting periods, certain reclassifications are made to reflect the impact of certain accounting standards and adjustments to derive cash earnings. These reclassifications have minimal impact on underlying cash earnings. Details of the adjustments can be found on page 133.

(3)  Prior year comparative reported results have not been re-stated for the impacts of AASB 132/139 as these standards did not apply retrospectively.

(4)  A-IFRS Adjusted Earnings reflect earnings adjusted for the impact of accounting reclassifications and the impacts of AASB 132/139.

(5)  To provide a guide to determine equivalent adjusted earnings on the former A-GAAP accounting basis, we have quantified the impact of those A-IFRS standards that applied retrospectively and required previous A-GAAP results to be restated. Details of these adjustments can be found on page 136.

(6)  Adjusted AGAAP cash earnings includes $14 million associated with the recovery of amounts paid into certain managed funds to support tax values. Adjusting for this amount reduces cash earnings to $1,480 million.

Accounting Reclassifications (Group)

Note	1	2	3	4	5	6
		Policyholder	Managed
Six months to 30 September 2005		Tax	Investment	Hybrid	Treasury	New Zealand
$m	Epic	Recoveries	Schemes	Revaluations	Shares	Class Shares	Total
Net interest income	—	—	—	—	—	—	—
Non-interest income	—	(59)	(78)	(15)	12	—	(140)
Net operating income	—	(59)	(78)	(15)	12	—	(140)
Operating expenses	—	—	2	—	—	—	2
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	—	(59)	(76)	(15)	12	—	(138)
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	—	(59)	(76)	(15)	12	—	(138)
Income tax expense	—	59	—	—	—	—	59
Net profit	—	—	(76)	(15)	12	—	(79)
Net profit attributable to outside equity interests	—	—	76	—	—	26	102
Net profit attributable to equity holders of WBC	—	—	—	(15)	12	26	23
Goodwill amortisation	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	(26)	(26)
Treasury shares	—	—	—	—	(12)	—	(12)
TPS revaluation	—	—	—	15	—	—	15
Cash earnings	—	—	—	—	—	—	—

Other IFRS Adjustments (Group)

Note	12	13	14	15	16
Six months to 30 September 2005		Share Based		Hybrid
$m	Goodwill	Payments	SPVs	Distributions	Other	Total
Net interest income	—	—	(5)	—	3	(2)
Non-interest income	18	—	23	—	(2)	39
Net operating income	18	—	18	—	1	37
Operating expenses	—	30	—	—	(13)	17
Goodwill amortisation	(85)	—	—	—	—	(85)
Underlying performance	(67)	30	18	—	(12)	(31)
Impairment losses on loans	—	—	—	—	—	—
Profit from ordinary activities before income tax	(67)	30	18	—	(12)	(31)
Income tax expense	(4)	(3)	(18)	22	5	2
Net profit	(71)	27	—	22	(7)	(29)
Net profit attributable to outside equity interests	—	—	—	47	—	47
Net profit attributable to equity holders of WBC	(71)	27	—	69	(7)	18
Goodwill amortisation	85	—	—	—	—	85
Distributions on other equity instruments	—	—	—	(69)	—	(69)
Treasury shares	—	—	—	—	—	—
TPS revaluation	—	—	—	—	—	—
Cash earnings	14	27	—	—	(7)	34

Six months to 31 March 2005	Reported	Accounting	AASB 132/139	A-IFRS Adjusted	Other IFRS	Previous AGAAP
$m	Results(1)	Reclassifications(2)	Adjustments(3)	Results(4)	Adjustments(5)	Adjusted Earnings
Net interest income	2,557	—	—	2,557	(12)	2,545
Non-interest income	1,604	4	—	1,608	35	1,643
Net operating income	4,161	4	—	4,165	23	4,188
Operating expenses	(2,071)	10	—	(2,061)	37	(2,024)
Goodwill amortisation	—	—	—	—	(83)	(83)
Underlying performance	2,090	14	—	2,104	(23)	2,081
Impairment losses on loans	(203)	—	—	(203)	—	(203)
Profit from ordinary activities before income tax	1,887	14	—	1,901	(23)	1,878
Income tax expense	(540)	29	—	(511)	(1)	(512)
Net profit	1,347	43	—	1,390	(24)	1,366
Net profit attributable to outside equity interests	(86)	37	—	(49)	45	(4)
Net profit attributable to equity holders of WBC	1,261	80	—	1,341	21	1,362
Goodwill amortisation	—	—	—	—	83	83
Distributions on other equity instruments	23	(23)	—	—	(68)	(68)
Treasury shares	20	(20)	—	—	—	—
TPS revaluation	40	(40)	—	—	—	—
Cash earnings	1,344	(3)	—	1,341	36	1,377 (6)

(1)  Reported earnings represent statutory reported results restated on an A-IFRS basis, incorporating the impacts of those standards required to be applied retrospectively.

(2)  To ensure the results represent a like for like comparison of performance with prior reporting periods, certain reclassifications are made to reflect the impact of certain accounting standards and adjustments to derive cash earnings. These reclassifications have minimal impact on underlying cash earnings. Details of the adjustments can be found on page 133.

(3)  Prior year comparative reported results have not been re-stated for the impacts of AASB 132/139 as these standards did not apply retrospectively.

(4)  A-IFRS Adjusted Earnings reflect earnings adjusted for the impact of accounting reclassifications and the impacts of AASB 132/139.

(5)  To provide a guide to determine equivalent adjusted earnings on the former A-GAAP accounting basis, we have quantified the impact of those A-IFRS standards that applied retrospectively and required previous A-GAAP results to be restated. Details of these adjustments can be found on page 136.

(6)  Adjusted A-GAAP cash earnings includes $5 million associated with the recovery of amounts paid into certain managed funds to support tax values. Adjusting for this amount reduces cash earnings to $1,372 million.

Accounting Reclassifications (Group)

Note	1	2	3	4	5	6
		Policyholder	Managed
Six months to 31 March 2005		Tax	Investment	Hybrid	Treasury	New Zealand
$m	Epic	Recoveries	Schemes	Revaluations	Shares	Class Shares	Total
Net interest income	—	—	—	—	—	—	—
Non-interest income	(11)	(29)	(16)	40	20	—	4
Net operating income	(11)	(29)	(16)	40	20	—	4
Operating expenses	8	—	2	—	—	—	10
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	(3)	(29)	(14)	40	20	—	14
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	(3)	(29)	(14)	40	20	—	14
Income tax expense	—	29	—	—	—	—	29
Net profit	(3)	—	(14)	40	20	—	43
Net profit attributable to outside equity interests	—	—	14	—	—	23	37
Net profit attributable to equity holders of WBC	(3)	—	—	40	20	23	80
Goodwill amortisation	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	(23)	(23)
Treasury shares	—	—	—	—	(20)	—	(20)
TPS revaluation	—	—	—	(40)	—	—	(40)
Cash earnings	(3)	—	—	—	—	—	(3)

Other IFRS Adjustments (Group)

Note	12	13	14	15	16
Six months to 31 March 2005		Share Based
$m	Goodwill	Payments	SPVs	Hybrids	Other	Total
Net interest income	—	—	(15)	—	3	(12)
Non-interest income	9	—	28	—	(2)	35
Net operating income	9	—	13	—	1	23
Operating expenses	—	33	1	—	3	37
Goodwill amortisation	(83)	—	—	—	—	(83)
Underlying performance	(74)	33	14	—	4	(23)
Impairment losses on loans	—	—	—	—	—	—
Profit from ordinary activities before income tax	(74)	33	14	—	4	(23)
Income tax expense	(4)	(3)	(14)	23	(3)	(1)
Net profit	(78)	30	—	23	1	(24)
Net profit attributable to outside equity interests	—	—	—	45	—	45
Net profit attributable to equity holders of WBC	(78)	30	—	68	1	21
Goodwill amortisation	83	—	—	—	—	83
Distributions on other equity instruments	—	—	—	(68)	—	(68)
Treasury shares	—	—	—	—	—	—
TPS revaluation	—	—	—	—	—	—
Cash earnings	5	30	—	—	1	36

Notes

Accounting Reclassifications

(1)          Epic

On 2 June 2004, Westpac through its Hastings Funds Management subsidiary, acquired a 100% interest in a group of companies holding three strategically placed natural gas pipeline assets (Epic) via a trust structure. On 14 December, these companies were deconsolidated following a public offering of stapled securities in the trust structure. Included in the Group results for the six months ended 31 March 2005 were revenue and expenses which we have highlighted as they did not form part of our core banking activities.

(2)          Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policy holder tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(3)          Managed investment schemes

The Life Insurance Standard previously required the consolidation of certain Managed Investment Schemes (MIS) where the statutory funds within Westpac Life Insurance Services Limited demonstrated a capacity to control these schemes. The effect on the reported results for the periods ended 31 March 2005 and 30 September 2005 is to increase non-interest income and operating expenses with an equivalent increase in Outside Equity Interests. This adjustment has been reversed in the prior reporting period results to provide comparability. From 1 October 2005, the accounting standard changed following the introduction of A-IFRS. The consolidation of MIS was reclassified from Outside Equity Interest to Policyholder liabilities on the Balance sheet and the gross up in the income statement no longer occurs.

(4)          Hybrid revaluations

(a)   TPS 2003 hybrid revaluation

For the period ended 31 March 2006, Westpac has adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$750 million 2003 Trust Preferred Securities (TPS 2003) hybrid instrument. We have entered into an Interest rate swap as part of the structure which is measured at fair value, with changes in the fair value reported in non interest income. The underlying hybrid instrument is classified as equity under AASB 132 and measured at historic cost. The after tax amount of this revaluation is added back to derive cash earnings as it does not affect cash flows available to ordinary shareholders. We reverse the impact of the revaluation of the hedging derivative in income and the cash earnings adjustment to provide comparability between reporting periods.

(b)   TPS 2004 hybrid revaluation

For the periods ended 31 March 2005 and 30 September 2005, Westpac adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$525 million 2004 Trust Preferred Securities (TPS 2004) hybrid instrument. We have entered into a NZ$/US$ cross currency swap in respect of the US dollar exposure on the transaction, which arises due to the funds being invested in US dollar convertible debentures that qualify as equity. Under the A-IFRS standards that apply with respect to comparative results, the revaluation of the swap is reported in non-interest income while the equity instruments are re-translated at historic exchange rates. The after tax amount of this revaluation is added back to derive cash earnings as it does not affect cash flows available to ordinary shareholders. We reverse the impact of the revaluation of the hedging derivative in income and cash earnings adjustment to provide comparability between reporting periods. From 1 October 2005, following the introduction of AASB 132/139, the accounting treatment of TPS 2004 was changed from equity to debt classification and the swap revaluation now offsets the revaluation of the debt instrument within income.

(5)          Treasury shares

Under A-IFRS, shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital. Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions. Recognition of income related to treasury shares is prohibited under A-IFRS. We reverse these amounts from income and cash earnings to provide comparability between reporting periods.

(6)          New Zealand Class shares

Under A-IFRS dividends on the previously outstanding New Zealand Class shares are classified as net profit attributable to outside equity interests. These distributions are added back in deriving cash earnings as it is considered that NZ Class shareholders had the same rights as ordinary shareholders. NZ Class shares were exchanged for Westpac ordinary shares in July 2005. For the periods ended 31 March 2005 and 30 September 2005, these amounts have been reversed from net profit attributable to outside equity interests and the cash earnings adjustment to provide comparability between reporting periods.

A-IFRS AASB 132/139 Adjustments

(7)          Debt v equity (hybrids)

Hybrid instruments issued by the Group are classified as other equity interests under A-IFRS comparative information. Distributions on the instruments are reflected net of tax in the income statement in net profit attributable to outside equity interests. From 1 October 2005 the Fixed Interest Resettable Trust Securities (FIRsTS) and TPS 2004 hybrid equity instruments were reclassified as debt on the balance sheet. From this date distributions on these instruments have been classified as interest expense in the income statement with associated tax recorded in tax expense. Trust Preferred Securities 2003 (TPS 2003) continues to be classified as outside equity instruments in the balance sheet with its distributions included in net profit attributable to outside equity interests in the income statement, however the distributions are reflected on a gross basis with the associated tax recorded in tax expense.

(8)          Effective yield/deferred acquisition costs (DACs)

From 1 October 2005, certain lending and borrowing related fees received and costs paid are required to be deferred on the balance sheet as part of loans, deposits or debt issues and subsequently recognised as a yield adjustment to interest income or interest expense. Although there should be no impact on net income over time, the classifications of some income and expense items change and there will be short term impacts, with greater levels of income deferred in the short term in a growing business. Under revised A-IFRS measurement rules, different discount rates and amortisation periods are applied when determining life insurance policyholder liabilities. Additionally, deferred acquisition costs and deferred entry fees are no longer included in the calculation of policyholder liabilities.

(9)          Loan provisioning

Under A-IFRS Westpac has moved from using an “expected loss model” to an “incurred loss model” to estimate bad and doubtful debt charges and related balance sheet provisions. More specifically, the previous approach under AGAAP of calculating specific and general provisions will be replaced by an approach that calculates provisions that are individually assessed (similar to AGAAP specific provisions) and collectively assessed.

Significant differences between the two approaches include:

•      A requirement under A-IFRS that expected cash flows be discounted at the effective yield rate when calculating provisions; and

•      The use under A-IFRS of loss rates reflecting current experience and economic conditions, rather than being based on long run average rates used in the prior AGAAP methodology.

(10)        Fair value and hedging

From 1 October 2005 A-IFRS requires that all derivative contracts and financial assets and liabilities, whether used as hedging instruments or otherwise, be recognised on the balance sheet at fair value, with changes in fair value recognised in the income statement. Excluding the impacts of fair valuation adjustments for Treasury and the investment securities portfolio in the Institutional bank, the adjustment represents the net impact of hedge ineffectiveness and fair value changes in other financial assets and liabilities, previously held at amortised cost.

(11)        Other

The other items line summarises the impact of other adjustments that are not individually significant.

Other A-IFRS Adjustments

Reflect the changes to the previously reported AGAAP results arising from the conversion to A-IFRS where comparative information has been restated. For the six months ended 31 March 2006, the adjustments reflect the estimated impact of those adjustments in deriving comparative AGAAP results.

(12)        Goodwill

From the time of initial adoption of A-IFRS, goodwill acquired in business combinations is no longer required to be amortised, and instead is subject to impairment testing at least annually. If any impairments occur, they will be recognised immediately in the income statement. There is no impact on cash earnings from this adjustment as the amortisation of Goodwill was previously reversed in deriving cash earnings.

(13)        Share based payments

Under AGAAP the Group did not recognise an expense for performance options and performance share rights issued to staff or for new shares issued under the employee share plan. Under A-IFRS the Group recognises an expense for all share-based remuneration. The expense for performance options and performance share rights is the fair value of the instruments at grant date recognised over the relevant vesting period. The expense for shares issued under the employee share plan is the market value of the shares at date of issue. There is no impact on total equity where shares are issued to satisfy awards, as the expense will be matched by an offsetting increase in equity. The Group has elected to include all unvested instruments held by employees in its calculation of expense for share based payments.

(14)        Consolidation of special purpose vehicles (SPVs)

A change to the interpretation of the consolidation rules under A-IFRS versus AGAAP has resulted in the Group consolidating a number of SPVs used for the securitisation of the Group’s own and customers’ assets. The consolidation of these vehicles results in net interest income increasing and non-interest income decreasing. Additionally, these changes result in the deconsolidation of a SPV from Westpac’s Institutional Bank. The deconsolidation results in a grossing up of the tax expense with a corresponding decrease in income due to the nature of the income earned in the SPV.

(15)        Hybrid Distributions

Distributions on hybrid instruments were reclassified under comparative A-IFRS standards from equity distributions to net profit attributable to outside equity interests. Under the previous AGAAP they had been reflected gross of tax as a cash earnings adjustment as they impacted on cash flows available to ordinary shareholders.

(16)        Other

The other items line summarises the impact of other adjustments that are not individually significant.

9.2 AVERAGE BALANCE SHEET EXCLUDING THE IMPACT OF AASB 132/139

	Half Year			Half Year			Half Year
	31 March 06			30 Sept 05			31 March 05
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	13,591	314	4.6%	14,144	368	5.2%	13,372	360	5.4%
Other trading assets	13,544	454	6.7%	8,676	237	5.5%	11,456	293	5.1%
Investment Securities	3,651	94	5.2%	2,794	88	6.3%	3,272	137	8.4%
Regulatory deposits	328	7	4.2%	412	6	3.1%	485	5	2.2%
Loans and other receivables	208,586	7,666	7.4%	199,859	7,331	7.3%	193,091	6,901	7.2%

Total interest earning assets and interest income	239,700	8,535	7.1%	225,885	8,030	7.1%	221,676	7,696	7.0%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	975			1,193			1,604
Life insurance assets	13,766			12,999			13,238
All other assets	17,595			14,919			14,530
Provisions for impairment losses on loans	(1,759)			(1,749)			(1,735)
Total non-interest earning assets	30,577			27,362			27,637
Acceptances of customers	4,791			5,027			5,444
Total assets	275,068			258,274			254,757

	Half Year			Half Year			Half Year
	31 March 06			30 Sept 05			31 March 05
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	148,299	3,631	4.9%	143,251	3,387	4.7%	140,494	3,191	4.6%
Due to other financial institutions	10,605	223	4.2%	7,585	212	5.6%	6,786	121	3.6%
Loan capital	4,794	127	5.3%	4,658	113	4.8%	4,315	102	4.7%
Other interest bearing liabilities	55,924	1,702	6.1%	49,681	1,538	6.2%	49,865	1,589	6.4%

Total interest bearing liabilities and interest expense	219,622	5,683	5.2%	205,175	5,250	5.1%	201,460	5,003	5.0%
Non-interest bearing liabilities
Deposits and due to other financial institutions	6,563			6,401			6,261
Life insurance policy liabilities	11,789			11,431			11,174
All other liabilities	15,587			13,956			14,385
Total non-interest bearing liabilities	33,939			31,788			31,820
Acceptances	4,791			5,027			5,444
Total liabilities	258,352			241,990			238,724
Shareholders’ equity	13,196			13,043			12,258
Outside equity interests	3,520			3,241			3,775
Total equity	16,716			16,284			16,033
Total liabilities and equity	275,068			258,274			254,757

9.3 MARGIN ANALYSIS EXCLUDING THE IMPACT OF AASB 132/139

	Half Year	Half Year	Half Year
	March 06	Sept 05	March 05
Group
External interest earning assets ($m)	239,700	225,885	221,676
Net interest income ($m)	2,852	2,780	2,693
Interest spread (%)	1.95%	1.99%	1.98%
Benefit of net non-interest bearing liabilities and equity (%)	0.44%	0.46%	0.46%
Interest margin (%)	2.39%	2.45%	2.44%

Analysis by business unit

	External Interest Earning Assets ($m)			Net Interest Income ($m)(1)			Interest Margin (%)
	Half Year	Half Year	Half Year	Half Year	Half Year	Half Year	Half Year	Half Year	Half Year
	March 06	Sept 05	March 05	March 06	Sept 05	March 05	March 06	Sept 05	March 05
Business and Consumer Banking	147,263	139,609	134,086	1,801	1,750	1,712	2.45%	2.50%	2.56%
Westpac Institutional Bank:
Credit portfolio management	20,626	19,349	18,696	44	41	55	0.43%	0.42%	0.59%
Financial markets	4,793	5,155	6,893	(7)	(20)	(20)	(0.28)%	(0.78)%	(0.60)%
Other	9,332	8,571	8,401	27	28	27	0.59%	0.64%	0.65%
Structured Finance	5,676	5,367	8,236	52	69	106	1.83%	2.55%	2.57%
New Zealand (AUD)	30,889	29,223	27,194	362	341	340	2.35%	2.33%	2.51%
BT Financial Group	2,989	2,528	2,188	(36)	(41)	(44)	(2.40)%	(3.20)%	(4.04)%
Pacific Banking	820	882	514	38	34	31	9.23%	7.61%	12.02%
Group Business Unit	17,312	15,201	15,468	571	578	486	6.62%	7.59%	6.30%
Group total	239,700	225,885	221,676	2,852	2,780	2,693
Tax equivalent gross up				(57)	(78)	(136)
Reported net interest income				2,795	2,702	2,557
New Zealand (NZ$)	33,227	31,447	29,239	399	392	388	2.41%	2.48%	(2.66)%

(1)        Excludes the impact of capital benefit, representing the notional revenue earned on capital allocated to business units under the Bank’s economic capital framework.

10. BUSINESS UNIT A-IFRS RECONCILIATIONS	Year End Profit Announcement 2005

10.1 BUSINESS UNIT AASB 132/139 RECONCILIATIONS - 31 MARCH 2006

	Reported Earnings	Debt v Equity (Hybrids)	Effective Yield / DACS	Loan Provisioning	Fair Value and Hedging	Other	Adjusted Earnings
Business & Consumer Banking
Net interest income	2,020	—	(88)	20	—	—	1,952
Non-interest income	547	—	84	—	—	—	631
Net operating income	2,567	—	(4)	20	—	—	2,583
Operating expenses	(1,233)	—	2	—	—	—	(1,231)
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	1,334	—	(2)	20	—	—	1,352
Impairment losses on loans	(124)	—	—	(20)	—	—	(144)
Operating profit before tax	1,210	—	(2)	—	—	—	1,208
Tax and outside equity interests	(368)	—	—	—	—	—	(368)
Net profit after tax	842	—	(2)	—	—	—	840
Goodwill amortisation	—	—	—	—	—	—	—
Treasury shares	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—
Cash earnings	842	—	(2)	—	—	—	840

	Reported Earnings	Debt v Equity (Hybrids)	Effective Yield / DACS	Loan Provisioning	Fair Value and Hedging	Other	Adjusted Earnings
Westpac Institutional Bank
Net interest income	228	—	(30)	6	(4)	(3)	197
Non-interest income	424	—	28	—	(3)	1	450
Net operating income	652	—	(2)	6	(7)	(2)	647
Operating expenses	(282)	—	—	—	—	—	(282)
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	370	—	(2)	6	(7)	(2)	365
Impairment losses on loans	(38)	—	—	(6)	—	—	(44)
Operating profit before tax	332	—	(2)	—	(7)	(2)	321
Tax and outside equity interests	(91)	—	1	—	2	(2)	(90)
Net profit after tax	241	—	(1)	—	(5)	(4)	231
Goodwill amortisation	—	—	—	—	—	—	—
Treasury shares	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—
Cash earnings	241	—	(1)	—	(5)	(4)	231

	Reported Earnings	Debt v Equity (Hybrids)	Effective Yield / DACS	Loan Provisioning	Fair Value and Hedging	Other	Adjusted Earnings
New Zealand (NZ$)
Net interest income	469	—	(16)	4	—	(2)	455
Non-interest income	209	—	18	—	—	—	227
Net operating income	678	—	2	4	—	(2)	682
Operating expenses	(327)	—	—	—	—	—	(327)
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	351	—	2	4	—	(2)	355
Impairment losses on loans	(11)	—	—	(4)	—	—	(15)
Operating profit before tax	340	—	2	—	—	(2)	340
Tax and outside equity interests	(110)	—	(1)	—	—	—	(111)
Net profit after tax	230	—	1	—	—	(2)	229
Goodwill amortisation	—	—	—	—	—	—	—
Treasury shares	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—
Cash earnings	230	—	1	—	—	(2)	229

	Reported Earnings	Debt v Equity (Hybrids)	Effective Yield / DACS	Loan Provisioning	Fair Value and Hedging	Other	Adjusted Earnings
BT Financial Group (BTFG)
Net interest income	34	—	—	—	(8)	(3)	23
Non-interest income	467	—	4	—	9	—	480
Net operating income	501	—	4	—	1	(3)	503
Operating expenses	(265)	—	—	—	—	—	(265)
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	236	—	4	—	1	(3)	238
Impairment losses on loans	—	—	—	—	—	—	—
Operating profit before tax	236	—	4	—	1	(3)	238
Tax and outside equity interests	(71)	—	(1)	—	—	2	(70)
Net profit after tax	165	—	3	—	1	(1)	168
Goodwill amortisation	—	—	—	—	—	—	—
Treasury shares	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—
Cash earnings	165	—	3	—	1	(1)	168

	Reported Earnings	Debt v Equity (Hybrids)	Effective Yield / DACS	Loan Provisioning	Fair Value and Hedging	Other	Adjusted Earnings
Pacific Banking
Net interest income	43	—	(2)	1	—	—	42
Non-interest income	44	—	1	—	—	—	45
Net operating income	87	—	(1)	1	—	—	87
Operating expenses	(27)	—	—	—	—	—	(27)
Goodwill amortisation	—	—	—	—	—	—	—
Underlying performance	60	—	(1)	1	—	—	60
Impairment losses on loans	(4)	—	—	(1)	—	—	(5)
Operating profit before tax	56	—	(1)	—	—	—	55
Tax and outside equity interests	(20)	—	—	—	—	2	(18)
Net profit after tax	36	—	(1)	—	—	2	37
Goodwill amortisation	—	—	—	—	—	—	—
Treasury shares	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—
Cash earnings	36	—	(1)	—	—	2	37

10.2 GROUP BUSINESS UNIT – EARNINGS AND AASB 132/139 RECONCILIATION

			AASB 132/139 Adjustments
	Reported Earnings	Accounting Reclassifications	Debt v Equity (Hybrids)	Effective Yield / DACS	Loan Provisioning	Fair Value and Hedging	Other	Total AASB 132/139 Adjustments	Adjusted Earnings
Group Business Unit
Net interest income	107	—	41	4	2	3	9	59	166
Non-interest income	30	(2)	—	1	—	(5)	(3)	(7)	21
Net operating income	137	(2)	41	5	2	(2)	6	52	187
Operating expenses	(29)	—	—	1	—	—	—	1	(28)
Goodwill amortisation	—	—	—	—	—	—	—	—	—
Core earnings	108	(2)	41	6	2	(2)	6	53	159
Impairment losses on loans	(9)	—	—	—	(1)	—	—	(1)	(10)
Operating profit before tax	99	(2)	41	6	1	(2)	6	52	149
Tax and outside equity interests	(124)	44	(41)	(2)	—	1	(1)	(43)	(123)
Net profit after tax	(25)	42	0	4	1	(1)	5	9	26
Goodwill amortisation	—	—	—	—	—	—	—	—	—
Treasury shares	12	(12)	—	—	—	—	—	—	—
Distributions on other equity instruments	—	—	—	—	—	—	—	—	—
TPS revaluations	30	(30)	—	—	—	—	—	—	—
Cash earnings	17	—	0	4	1	(1)	5	9	26

11. ECONOMIC PROFIT	Interim Profit Announcement 2006

Economic profit is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% on allocated capital plus 70% of the value of Australian tax paid. The measure of capital, the cost of capital and the franking benefit calculation differs between the Group and that used by business units. As a result the sum of business units’ economic profit will not equal the Group’s economic profit.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 31 March 2006

		Business and	Westpac		BT Financial
		Consumer	Institutional	New	Group	Pacific
$m	Group	Banking	Bank	Zealand	(Australia)	Banking
Net profit attributable to equity holders	1,469	842	241	210	165	36
Treasury shares	12	—	—	—	—	—
Distribution on other equity instruments	—	—	—	—	—	—
TPS revaluations	30	—	—	—	—	—
Cash earnings	1,511	842	241	210	165	36
Franking benefit	308	258	59	—	49	—
Adjusted cash earnings	1,819	1,100	300	210	214	36
Average ordinary equity	13,186	5,776	2,927	1,750	2,068	107
Equity charge	(690)	(302)	(153)	(92)	(108)	(6)
Economic profit	1,129	798	147	118	106	30

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 30 September 2005

		Business and	Westpac		BT Financial
		Consumer	Institutional	New	Group	Pacific
$m	Group	Banking	Bank	Zealand	(Australia)	Banking
Net profit attributable to equity holders	1,437	765	240	211	171	36
Treasury Shares	12	—	—	—	—	—
Distribution on other equity instruments	26	—	—	—	—	—
TPS revaluations	(15)	—	—	—	—	—
Cash earnings	1,460	765	240	211	171	36
Franking benefit	285	230	87	—	42	—
Adjusted cash earnings	1,745	995	327	211	213	36
Average ordinary equity	13,043	5,497	2,690	1,641	2,069	142
Equity charge	(686)	(289)	(142)	(86)	(109)	(7)
Economic profit	1,059	706	185	125	104	29

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 31 March 2005

		Business and	Westpac		BT Financial
		Consumer	Institutional	New	Group	Pacific
$ m	Group	Banking	Bank	Zealand	(Australia)	Banking
Net profit attributable to equity holders	1,261	752	244	194	138	29
Treasury Shares	20	—	—	—	—	—
Distribution on other equity instruments	23	—	—	—	—	—
TPS revaluations	40	—	—	—	—	—
Cash earnings	1,344	752	244	194	138	29
Franking benefit	272	221	41	9	32	—
Adjusted cash earnings	1,616	973	285	203	170	29
Average ordinary equity	12,258	5,462	2,685	1,604	2,062	132
Equity charge	(642)	(286)	(140)	(84)	(108)	(7)
Economic profit	974	687	145	119	62	22

12. GLOSSARY	Interim Profit Announcement 2006

EARNINGS

Cash earnings

Net profit attributable to equity holders adjusted for the revaluation impact of the hedges related to TPS 2004 (for the six months ended 31 March and 30 September 2005) and TPS 2003 (for the six months ended 31 March 2006), distributions on New Zealand Class shares (2005 only)(1) and the impact of earnings from treasury shares.

SHAREHOLDER VALUE

Earnings per ordinary share

Net profit attributable to equity holders adjusted for dividends paid on New Zealand Class shares (2005 only)(1) divided by the weighted average ordinary shares (statutory basis). Earnings are adjusted in 2005 for New Zealand Class shares dividends as under A-IFRS these are included in net profit attributable to outside equity interests.

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (underlying basis).

Weighted average ordinary shares(1)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

Fully franked dividends per ordinary share (cents)	Dividends paid out of retained profits which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Ordinary dividend per share divided by net profit attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Ordinary dividend per share divided by cash earnings per share.

Return on equity (ROE)	Net profit attributable to equity holders adjusted for dividends paid on New Zealand Class shares (2005 only)(1) divided by average ordinary equity.

Cash ROE	Cash earnings divided by average ordinary equity.

Economic profit	Cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

Average ordinary equity	Average total equity less average outside equity interests and average hybrid equity.

(1)  On 11 July 2005, each NZ Class share was exchanged for one Westpac ordinary share. A total of 52.6 million ordinary shares were issued and the NZ Class shares were subsequently cancelled. There was no change to the total number of ordinary shares on issue.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include impairment losses on loans.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Business and Consumer Banking, Institutional Bank, New Zealand banking operations, Pacific Bank and the Group Business Unit.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

CAPITAL ADEQUACY

Total capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders’ funds less hybrid equity, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions, except for the capitalised expenses deduction. This is divided by risk adjusted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of the Bank are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, with the resulting weighted values added together to arrive at total risk weighted assets(1).

(1)  Australian banks are required to maintain a minimum ratio of capital to risk weighted assets of 8%. In determining risk weighted assets, assets (including off-balance sheet exposures) are weighted according to notional credit risk as specified by the local regulator. Classes of asset are assigned a risk weighting according to the amount of capital required to support that asset. An additional risk weighting is determined for market risk.

ASSET QUALITY

Individually assessed provisions

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively assessed provisions

Loans not found to be individually impaired will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets	Impaired assets, as defined by APRA can be classified into the following two categories:

Non-accrual assets: assets where income may no longer be accrued because reasonable doubt exists as to the collectability of principal and interest.

Restructured assets: assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal and interest amounts due, and an additional six months interest.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) rating employee satisfaction across Westpac. The closer the number is to ten, the greater the number of positive responses from surveyed participants.

AASB 132 and AASB 139

AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments:  Recognition and Measurement. These standards are only applicable to Westpac’s results from 1 October 2005.

References are made in the profit announcement for the impacts for AASB 132/139 on Westpac’s results for the six months ended 31 March 2006. Where such references are made, the impact also includes certain standards relating to insurance contracts, which were also only applicable to Westpac’s results from 1 October 2005. These standards include AASB 4: Insurance Contracts, AASB 1023: General Insurance Contracts and AASB 1038: Life Insurance Contracts.

Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between non-interest income and tax expense/profits attributable to outside equity interest). Key reclassifications include gross ups for policyholder tax recoveries, consolidation of managed investments schemes and the impact of treasury shares. These adjustments have no impact on cash earnings.